Exhibit 10.1
8 December, 2006
AMB EUROPEAN INVESTMENTS LLC
(as Original AMB Party)
THE ENTITIES of AMB as listed in Part A of Schedule 1
(as Original Acquisition Borrowers)
THE ENTITIES of AMB as listed in Part B of Schedule 1
(as Original Term Borrowers)
THE ENTITIES of AMB Property, L.P. as listed in Part C of Schedule 1
(the Original PropCos)
THE ENTITIES of AMB Property, L.P. as listed in Part D of Schedule 1
(the Original ShareCos)
AMB PROPERTY, L.P.
(as Acquisition Loan Guarantor and Carve-out Indemnifier)
THE FINANCIAL INSTITUTIONS as listed in Part E of Schedule 1
(as Original Lenders)
THE ENTITIES of ING REAL ESTATE FINANCE NV as listed in Part F of Schedule 1
(as Security Agent)
ING REAL ESTATE FINANCE NV
(as Facility Agent)

€228,000,000
FACILITY AGREEMENT

THIS AGREEMENT is dated 8 December 2006
Between:
(1)	AMB EUROPEAN INVESTMENTS LLC (the Original AMB Party);

(2)	THE ENTITIES of AMB Property, L.P. as listed in Part A of Schedule 1 (Original Parties and Properties) (the Original Acquisition Borrowers);

(3)	THE ENTITIES of AMB Property, L.P. as listed in Part B of Schedule 1 (Original Parties and Properties) (the Original Term Borrowers);

(4)	THE ENTITIES of AMB Property, L.P. as listed in Part C of Schedule 1 (Original Parties and Properties) (the Original PropCos);

(5)	THE ENTITIES of AMB Property, L.P. as listed in Part D of Schedule 1 (Original Parties and Properties) (the Original ShareCos);

(6)	AMB PROPERTY, L.P. (the Acquisition Loan Guarantor and Carve-out Indemnifier);

(7)	THE FINANCIAL INSTITUTIONS listed in Part E of Schedule 1 (Original Parties and Properties) (the Original Lenders);

(8)	THE ENTITIES of ING Real Estate Finance NV in their capacity as Security Agent and as listed in Part F of Schedule 1 (Original Parties and Properties) (the Security Agent); and

(9)	ING REAL ESTATE FINANCE NV in its capacity as Facility Agent (the Facility Agent).
It is agreed as follows:
1.	INTERPRETATION

1.1	Definitions
In this Agreement:
Accounting Date has the meaning set out in Schedule 7 (Financial Covenants).
Accounting Period has the meaning set out in Schedule 7 (Financial Covenants).
Acquisition means the acquisition by any Borrower, any PropCo or any ShareCo (as the case may be) of:
(a)	Property and/or Buildings; or

(b)	a body corporate that owns (directly or indirectly) Property and/or Buildings or, subject to the Facility Agent’s consent (not to be unreasonably withheld or delayed) a controlling interest in such body corporate, and which such acquisition is or will be financed or refinanced by the Facilities.

Acquisition Availability Period means the later of (i) the first anniversary of the date of this Agreement and (ii) such other date as may be agreed from time to time, by the AMB Agent and the Original Lenders of the Facility Agreement.
Acquisition Borrower means the Original Acquisition Borrowers or any Additional Acquisition Borrower, as the case may be.
Acquisition Document means:
(a)	any and all Agreements entered into by any member of the Group with the relevant sellers in connection with an Acquisition; and

(b)	each related document entered into by any member of the Group with the relevant sellers in connection with an Acquisition.
Acquisition Facility means the acquisition loan facility made available under this Agreement.
Acquisition Facility First Closing Date means the date on which the Acquisition Facility is first utilised.
Acquisition Final Maturity Date means the last day of the Acquisition Availability Period.
Acquisition Loan means each utilisation under the Acquisition Facility.
Acquisition Loan Guarantee means:
(a)	until the Logistics Fund Accession Date, the guarantee granted by AMB Property, L.P. under a separate New York law guarantee agreement in respect of the obligations of the Acquisition Borrowers under the Acquisition Loans; and

(b)	after the Logistics Fund Accession Date, the guarantee and indemnity granted by the Logistics Fund, pursuant to Clause 22 (Acquisition Loan Guarantee and Indemnity)
in respect of the obligations of the Acquisition Borrowers under the Acquisition Loans.
Acquisition Loan Guarantor means the provider of the Acquisition Loan Guarantee which shall be:
(a)	until the Logistics Fund Accession Date, AMB Property, L.P.; and

(b)	with effect from the Logistics Fund Accession Date, the Logistics Fund.
Acquisition Loan Repayment Date means, in relation to each Acquisition Loan, the later of:
(a)	the date six months after the Utilisation Date of that Acquisition Loan; or

(b)	the date as extended in accordance with Clause 5.4(d)(ii), Clause 5.4(e) or 5.4(f); or

(c)	such other date as may be agreed, from time to time, between the parties in accordance with Clause 35 (Amendments and Waivers).
Acquisition Margin means 0.75 per cent. per annum on each Acquisition Loan.

Additional Acquisition Borrower means:
(a)	with effect from the Logistics Fund Accession Date, the Logistics Fund; or

(b)	at any time, any other member of the Group (whether a Term Borrower or otherwise) that becomes an Additional Acquisition Borrower in accordance with this Agreement.
Additional Acquisition Borrowers means any member of the Group (whether a Term Borrower or otherwise) that accedes to this Agreement as an Additional Acquisition Borrower.
Additional Obligor means any member of the Group that accedes to this Agreement as an Additional Obligor.
Additional PropCo means any member of the Group that accedes to this Agreement as an Additional PropCo.
Additional Property means any real property acquired (directly or indirectly) by a Borrower or a PropCo (other than an Original Property) which is financed by a Loan and over which security is granted in accordance with, and subject to, the terms of this Agreement including all Heritable Building Rights, Buildings, fixtures (including trade fixtures) and fixed plant and machinery and other structures now or in the future on it and all easements, access-rights, rights of way, wayleaves, servitudes and rights attaching to it and in each case each and every part of it.
Additional ShareCo means any member of the Group that accedes to this Agreement as an Additional ShareCo.
Additional Term Borrower means a member of the Group (whether an Acquisition Borrower or otherwise) that becomes an Additional Term Borrower in accordance with this Agreement.
Affiliate means a Subsidiary or a Holding Company of a person or any other Subsidiary of that Holding Company.
Agent means the Facility Agent or the Security Agent, as appropriate.
Agreement for Lease means an agreement to grant an Occupational Lease of all or part of a Property.
AMB Agent means:
(a)	until the Logistics Fund Accession Date, the Original AMB Party; and

(b)	with effect from the Logistics Fund Accession Date, the Logistics Fund, and, in either case, any wholly-owned Subsidiary of the Original AMB Party that is a party to this Agreement (or with effect from the Logistics Fund Accession Date, any wholly-owned Subsidiary of the Logistics Fund) which it may designate for this purpose on:
(c)	obtaining the Facility Agent’s prior written consent; and

(d)	effecting a valid transfer of the then existing AMB Agent’s rights and obligations as the AMB Agent in accordance with the Finance Documents.

AMB Capronilaan Loan Agreement means the loan agreement dated 16 September 2005 (and as amended and restated from time to time) between AMB Capronilaan B.V. and ING Real Estate Finance NV
AMB Existing Loans means the facilities made available and outstanding under the AMB Existing Loan Agreements to the extent that these facilities have not been repaid, prepaid, refinanced in full by a utilisation under this Agreement or otherwise cancelled.
AMB Existing Loan Agreements means the AMB France Loan Agreement, AMB Gebäude Loan Agreement, AMB Capronilaan Loan Agreement, AMB Koolhovenlaan Loan Agreement and the AMB Port of Hamburg Loan Agreement.
AMB France Loan Agreement means the loan agreement dated 16 March 2004 (and as amended and restated from time to time) between ING Real Estate Finance NV, AMB European Investments LLC and SCI AMB France Three.
AMB Gebäude Loan Agreement means the loan agreement dated 30 December 2004 (and as amended and restated from time to time) between Gebäude 556 Cargo City Süd B.V. & Co. KG and ING Real Estate Finance NV.
AMB Koolhovenlaan Loan Agreement means the loan agreement dated 2 December 2005 (and as amended and restated from time to time) between AMB Koolhovenlaan 1 B.V., AMB Koolhovenlaan 2 B.V. and ING Real Estate Finance NV.
AMB Port of Hamburg Loan Agreement means the loan agreement dated 20 April 2006 (and as amended and restated from time to time) between AMB Port of Hamburg 4 (Waltershof) B.V., AMB Port of Hamburg 5-8 (Steinwerder) B.V. and ING Real Estate Finance NV.
AMB Property L.P. Loan means the third amended and restated revolving credit agreement, dated as of 1 June, 2006, by and among AMB Property, L.P., as Borrower, the banks listed on the signature pages thereof, JPMorgan Chase Bank, N.A., as Administrative Agent, J.P. Morgan Europe Limited, as Administrative Agent for Alternate Currencies, Bank of America, N.A., as Syndication Agent, J.P. Morgan Securities Inc. and Banc of America Securities LLC, as Joint Lead Arrangers and Joint Bookrunners, Eurohypo AG, New York Branch, Wachovia Bank, N.A. and PNC Bank, National Association, as Documentation Agents, The Bank of Nova Scotia, acting through its San Francisco Agency, Wells Fargo Bank, N.A., ING Real Estate Finance (USA) LLC and LaSalle Bank National Association, as Managing Agents.
Amending AMB Existing Loan Agreement means an amendment agreement to amend an AMB Existing Loan such that, that AMB Existing Loan’s terms and conditions are amended to be identical to the terms and conditions contained in this Agreement.
Availability Period means the Acquisition Availability Period or the Term Availability Period, as the case may be.
Belgian Obligor means an Obligor that is incorporated or established in Belgium.
Belgian Security means security that is secured for the benefit of the Finance Parties in accordance with this Agreement and which is subject to the laws of Belgium.
Borrower means the Acquisition Borrowers, the Term Borrowers or any person that accedes to this Agreement and becomes a Borrower after the date of this Agreement.

Borrower’s Tax Jurisdiction means the jurisdiction in which the Borrower is subject to unlimited tax liability in regard to its world-wide income.
Break Costs means the amount (if any) which a Lender is entitled to receive under Clause 33.3 (Indemnities and Break Costs).
Buildings means logistics warehouses and other ancillary related property.
Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in London and New York, and which is also a TARGET Day.
Carve-out Indemnifier means:
(a)	until the Logistics Fund Accession Date, AMB Property, L.P.;

(b)	with effect from the Logistics Fund Accession Date, the Logistics Fund, in either such case, in its capacity as provider of the carve-out liability indemnity set out in Clause 20.2 (Recourse — Term Facility and Carve-out Indemnity).
Clean-Up Date means the date which falls three months after the date of completion of any Acquisition and the accession to this Agreement of any Additional Obligor pursuant to Clause 36 (Changes to Parties).
Closing Date means the first Utilisation Date of each Loan.
Commitment means each Lender’s obligation to provide funds to the Borrowers in accordance with this Agreement, to the extent not cancelled, transferred or reduced under this Agreement.
Condition Precedent means a condition precedent to this Agreement and which is set out in Schedule 2 (Conditions Precedent).
Confirmation Letter means a completed form of the official English translation (amtliche Übersetzung) of the “Bescheinigung im Sinne der Rn. 5 des BMF-Schreibens vom 22. Juli 2005 (BStBl. I 2005 S. 829)”) that is provided by the Security Agent solely to assist the Borrowers under the German Loans in demonstrating the absence of any back-to-back financing to the German tax authorities.
Converted Loan means a loan advanced in accordance with the Term Facility that has been created by means of Conversion.
Conversion means a conversion from an Acquisition Loan to a Converted Loan in accordance with Clause 8 (Conversion).
Conversion Date means the date that a Conversion takes place and which shall be any Interest Payment Date of an Acquisition Loan or any other date agreed from time to time by the Facility Agent and the AMB Agent.
Conversion Offer means an offer from the Facility Agent to the AMB Agent, in writing, for a Conversion substantially in the form of Part A of Schedule 3 (Form of Conversion Offer).
Counterparty means a counterparty to a Hedging Agreement.

Credit Support means a form of credit support to the Facility Agent’s satisfaction (acting reasonably) that may include a letter of credit, bond or a bank guarantee.
Cross-Guarantee means a cross-guarantee according to which all PropCos whose law of incorporation is France shall undertake to guarantee each PropCo’s obligations (except for its own) with respect to the Finance Documents, such guarantee being limited to the Property owned by each PropCo.
Deed of Subordination means the agreement substantially in the form of Schedule 15 (Form of Deed of Subordination) entered into or to be entered into by, inter alia, certain of the Obligors, Original Lenders, Facility Agent and Security Agent and certain other members of the Group to subordinate any and all Intra-Group Loans made directly to:
(a)	Acquisition Borrowers; and

(b)	Term Borrowers (including without limitation a ShareCo as a Term Borrower where the purchase of Shares by that ShareCo in a PropCo has been financed by a Term Loan advanced to that ShareCo as a Term Borrower under this Agreement).
Default means:
(a)	an Event of Default; or

(b)	an event or circumstance which would be (with the expiry of a grace period, the giving of notice or the making of any determination under the Finance Documents or any combination of them) an Event of Default.
Disposal Proceeds Account means the account with ING Bank NV, Utrecht in the name of the AMB Agent in which a Borrower or the AMB Agent (on behalf of a Borrower or Borrowers) deposits proceeds in accordance with Clause 26.5(c)(ii)(B) or Clause 33.3(d).
Dutch Borrower means a Borrower that is incorporated or established in The Netherlands.
Dutch Civil Code means the Civil Code (Burgerlijk Wetboek) of The Netherlands.
Dutch Exemption Regulation means the Dutch exemption regulation dated 26 June 2002 (Vrijstellingsregeling Wtk 1992) (as amended from time to time) of the minister of finance of The Netherlands as promulgated in connection with the WTK.
Dutch Obligor means an Obligor which is incorporated or established in The Netherlands.
Dutch Security means security that is secured for the benefit of the Finance Parties in accordance with this Agreement and which is subject to the laws of The Netherlands.
Enforcement Event means the occurrence of an Event of Default that has resulted in the Facility Agent serving notice in accordance with Clause 28.21 (Notice of Event of Default) and, because of which, the Security Agent may enforce its rights to any security in accordance with any Security Document or this Agreement.
England and Wales Obligor means an Obligor which is incorporated or established in England and Wales.

England and Wales Security means security that is secured for the benefit of the Finance Parties in accordance with this Agreement and which is subject to the laws of the England and Wales.
Environmental Law has the meaning set out in Clause 27.4 (Environmental matters).
Establishment means any place of operations where a member of the Group carries on non-transitory economic activity with human means and goods.
EURIBOR means for an Interest Period of any Loan or overdue amount:
(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for that Interest Period, the arithmetic mean (rounded upward to four decimal places) of the rates as supplied to the Facility Agent at its request quoted by the Reference Institutions to leading banks in the European interbank market, as of 11.00 a.m. (Central European time) on the Rate Fixing Day for the offering of deposits in euro for a period comparable to that Interest Period.
euro or € means the single currency of the Participating Member States.
Event of Default means:
(a)	an occurrence of an event specified in Clauses 28.2 (Non-Payment), 28.5 (Cross-Default), 28.6 (Insolvency), 28.7 (Insolvency Proceedings), 28.8 (Enforcement of Security Interest) 28.9 (Creditors’ Process) 28.10 (Cessation of business) and 28.11 (Enforceability and repudiation), subject to any grace periods, specified therein expiring and any determination of materiality specified therein having been made;

(b)	a Trigger Event not repaid or prepaid in accordance with Clause 11.3(a) (Mandatory Prepayment following the occurrence of certain Trigger Events); or

(c)	a Trigger Event which has a Fund Material Adverse Effect.
Facilities means the Acquisition Facility and the Term Facility made available under this Agreement.
Facility Agent means ING Real Estate Finance NV.
Facility Office means the office(s) notified by a Lender to the Facility Agent:
(a)	on or before the date it becomes a Lender; or

(b)	by not less than five Business Days’ notice,
as the office(s) through which it will perform its obligations under this Agreement.
Fee Letter means any letter entered into by reference to this Agreement between the Facility Agent and the AMB Agent setting out the amount of certain fees referred to in this Agreement.
Final Maturity Date means:
(a)	in the case of the Acquisition Facility, the Acquisition Final Maturity Date; or

(b)	in the case of the Term Facility, the Term Final Maturity Date.
Finance Document means:
(a)	this Agreement;

(b)	a Security Document;

(c)	a Fee Letter;

(d)	the Deed of Subordination;

(e)	a Transfer Certificate;

(f)	a Short Form Agreement;

(g)	the Acquisition Loan Guarantee;

(h)	a Hedging Arrangement;

(i)	an Obligor Certificate;

(j)	a Signature Certificate;

(k)	an AMB Existing Loan Agreement;

(l)	an Amending AMB Existing Loan Agreement; or

(m)	any other document designated, from time to time, as such by the Facility Agent and the AMB Agent.
Finance Party means a Lender or, where an Agent is acting on behalf of a Lender, that Agent.
Financial Indebtedness has the meaning set out in Schedule 7 (Financial Covenants).
Foreclosure Value means, in relation to each relevant Property, the value on foreclosure of that Property as determined by the provider(s) of the most recent Valuation in relation to it or, if the AMB Agent and the Facility Agent agree otherwise, by such other valuer(s) or surveyor(s) as they may agree. In the event that the provider(s) of the most recent Valuation(s) of the relevant Property is/are not able to provide such a foreclosure valuation and the AMB Agent and the Facility Agent are not able to agree on alternative valuer(s) or surveyor(s), the foreclosure value of each relevant Property shall be determined by a valuer or surveyor selected by Knight Frank.
FRAPORT Consent has the meaning set out in Clause 20.2(b)(iv) (Recourse – Term Facility and Carve Out Indemnity).
French Obligor means an Obligor that is incorporated or established in France.
French Security means security that is secured for the benefit of the Finance Parties in accordance with this Agreement and which is subject to the laws of the France.

Fund Material Adverse Effect means the consequences of any event or circumstances affecting the activities of any Fund Obligor, as the context requires, their assets or their financial position (taken as a whole) which:
(a)	render it (or, in the case of AMB Property, L.P. and the Original AMB Party, them taken as a whole) unable to repay or pay any amount payable by it under this Agreement when due (taking into account the benefit of any equity or other financial support that the Facility Agent reasonably believes will be provided to it by other members of the Logistics Fund Group or the Parent Group); or

(b)	affects the validity or materially reduces the effectiveness of any instrument, agreement or other document executed by it or any third party creating security and/or guarantees in favour of the Lenders to secure the repayment and/or payment of any amount that may be due under this Agreement.
Fund Obligor means:
(a)	until the Logistics Fund Accession Date, AMB Property, L.P. and the Original AMB Party; and

(b)	with effect from the Logistics Fund Accession Date, the Logistics Fund.
Fund Party means:
(a)	until the Logistics Fund Accession Date, the Original AMB Party; and

(b)	with effect from the Logistics Fund Accession Date, the Logistics Fund.
German Guarantor has the meaning given to it in Clause 29.12(c)(ii) (Germany).
German Loan means a Loan in which the Borrower of the Loan has its statutory seat or seat of management in Germany.
German Permitted Encumbrances means use, rights, rights of way and other rights granted to third parties which are registered in Division II of the public land register in Germany at the time of the acquisition of the relevant Property by the Borrower and which have no material impact on the value of the relevant Property and the value and effectiveness of the Security Interest granted or to be granted with respect to the relevant Property, in both cases as determined by the Facility Agent in its reasonable discretion, or which are permitted by the Facility Agent.
German Security means security that is secured for the benefit of the Finance Parties in accordance with this Agreement and which is subject to the laws of Germany.
Global Assignment Agreement means any agreement entered into between a Borrower (and/or any other relevant member of the Group) and the Security Agent in agreed form creating a Security Interest over a Borrower’s (and/or any other relevant member of the Group) rights under and in connection with (or, where local law requirements dictate, those possible of):
(a)	where a Property has been acquired by the relevant member of the Group by a purchase of shares in the relevant PropCo (and not by purchase of that Property by way of an asset acquisition), the Acquisition Documents (to the extent permissible thereunder without the need to obtain any consent or waiver from the seller or any related party thereunder);

(b)	all Lease Documents;

(c)	any undisclosed right of pledge or equitable assignment, as applicable, over receivables or rents arising under a Lease Document; and

(d)	(where the law of an applicable jurisdiction makes it necessary or desirable in addition to the other provisions relating to loss payee protection set out in this Agreement) the insurances required to be entered into under this Agreement.
GmbH means a German company with limited liability (Gesellschaft mit beschränkter Haftung).
Group means:
(a)	until the Logistics Fund Accession Date, Parent Group; and

(b)	with effect from the Logistics Fund Accession Date, the Logistics Fund Group.
Group Structure Chart means the corporate group structure chart delivered to the Facility Agent on or before the first Utilisation Date and any subsequent corporate group structure chart delivered to the Facility Agent, upon request, from time to time, and which reflects the corporate relationship of the Obligors.
Hedging Arrangements means any interest rate hedging arrangement entered into by the Fund Party and/or any Borrower in connection with the interest payable under this Agreement.
Hedging Assignment means a first ranking assignment by way of security over all Hedging Arrangements granted or to be granted in favour of the Security Agent by a Borrower.
Heritable Building Right means a right, in rem, to own a building on a plot of land according to the German Heritable Right Ordinance (Verordnung über das Erbbaurecht) and is held as freehold (Alleineigentum) or that satisfies all the following conditions:
(a)	a remaining term of at least 30 years at the time of acquisition by a Borrower;

(b)	ground rent is less than 10 per cent. of the gross rental income in respect of the asset; and

(c)	all owner and other third party consents in relation to the grant or enforcement of the Land Charge over that asset have been granted in form and substance satisfactory to the Security Agent.
Holding Company of any other person means a company in respect of which that other person is a Subsidiary.
Increased Cost means:
(a)	an additional or increased cost;

(b)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital; or

(c)	a reduction of an amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates but only to the extent attributable to that Finance Party having entered into any Finance Document or funding or performing its obligations under any Finance Document.
Increased Gebäude Loan Amount has the meaning given to it in Clause 20.2(b)(iv).
Initial Valuation means a Valuation of the Original Properties.
Insurances has the meaning given to it in Clause 27.3(a).
Interest Payment Date means either:
(a)	in the case of an Acquisition Loan, the last day of the relevant Interest Period; or

(b)	in the case of a Term Loan, 30 April, 31 July, 31 October and 31 January,
if, however, any such day is not a Business Day, the Interest Payment Date will instead be the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).
Interest Period means each period determined under this Agreement (including Clause 12.4 (Interest on overdue amounts) and Clause 13 (Interest Periods)) by reference to which interest on a Loan or an overdue amount is calculated.
Initial Closing Date means the date on which the first Loan (or more than one Loan on that same date) is utilised under this Agreement.
Intra-Group Loans means loans made by a member of the Group to another member of the Group.
Italian Loan means a Loan for which a short form agreement is signed by the relevant parties in accordance with Clause 16.3 (Italy).
Italian Security means security that is secured for the benefit of the Finance Parties in accordance with this Agreement and which is subject to the laws of the Italy.
Joint Venture means any joint venture with a third party that is not an Affiliate, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.
Land Charge means a first ranking land charge in relation to a Property and, where applicable, immediately enforceable, in form and substance satisfactory to the Security Agent which is newly created (or, if applicable, transferred) in favour of the Security Agent (or its equivalent under the laws of any applicable jurisdiction) on or about the Closing Date of the Term Loan advanced in respect of that Property.
Land Registry means, in respect of a Property, the applicable land registry.
Lease Document means:
(a)	an Agreement for Lease;

(b)	an Occupational Lease;

(c)	any other document or agreement relating to the use or occupancy of a Property; or

(d)	any other document designated as such by the Facility Agent and the AMB Agent (or the relevant Borrower).
Legal Reservations means:
(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under applicable limitation laws, the possibility that an undertaking to assume liability for, or indemnify, a person against certain statutory liabilities may be void and defences of set-off and counterclaim;

(c)	similar principles, rights and defences as outlined in paragraphs (a) and (b) of this definition under the laws of any jurisdiction of incorporation or establishment of an Obligor, any jurisdiction where any asset subject to (or intended to be subject to) Security Interests created by it under the Security Documents is situated, any jurisdiction where it conducts its business and any jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it; and

(d)	any other matters set out as qualifications or reservations in the required legal opinions as listed in Schedule 2 (Conditions Precedent).
Lender means:
(a) an Original Lender; or
(b) any person which becomes a Lender after the date of this Agreement.
Limited Pledge Guarantee means a guarantee which is limited in recourse solely to the assets available on realisation of a pledge given by ShareCo over the Shares it holds in the relevant PropCo.
Loan means, unless otherwise stated in this Agreement, the principal amount of each borrowing under this Agreement or the principal amount outstanding of that borrowing.
Loan to Value means, at any time:
(a)	where being tested in relation to an individual Loan, the amount of that Loan as a percentage of the value of the Property or Properties financed (or to be financed) by that Loan (determined in accordance with the Valuation); or

(b)	where being tested in relation to the Logistics Fund Group (taken as a whole) after the Logistics Fund Accession Date, means Fund Loan to Value as defined in Schedule 7 (Financial Covenants).
Logistics Fund means the pan-European logistics fund to be created and managed by any of AMB Property. L.P, AMB Property Europe B.V. or another member of the Parent Group.
Logistics Fund Accession Date means the date on which the Logistics Fund accedes to this Agreement and AMB Property, L.P. and the Original AMB Party are released from their obligations under the Finance Documents as set out in Clauses 4.2(b) (Further conditions precedent) and 20 (Recourse).

Logistics Fund Group means the Logistics Fund and its Subsidiaries from time to time.
Long Term Interest Bearing Deposits means any long term interest bearing deposits within the meaning of marginal notes (Textziffern) 20 and 37 of the decree of the German Federal Ministry of Finance, dated 25 July 2004 (BStBl. I 2004, P. 593) in conjunction with the administrative guidelines of the German Trade Tax Code (Gewerbesteuerrichtlinien) granted as security by a person other than the relevant German Obligor as collateral for the credit enhancement of such German Obligor and only if such German Obligor is closely related to the provider of the security within the meaning of § 1 (2) CFC-law (Außensteuergesetz).
Majority Lenders means, at any time, Lenders:
(a)	whose share in the outstanding Loans and whose undrawn Commitments then aggregate 66 2/3 per cent. or more of the aggregate of all the outstanding Loans and the undrawn Commitments of all the Lenders;

(b)	if there is no Loan then outstanding, whose undrawn Commitments then aggregate 66 2/3 per cent. or more of the Total Commitments; or

(c)	if there is no Loan then outstanding and the Total Commitments have been reduced to zero, whose Commitments aggregated 66 2/3 per cent. or more of the Total Commitments immediately before the reduction.
Mandatory Cost means the percentage rate per annum calculated by the Facility Agent in accordance with Schedule 5 (Calculation of the Mandatory Cost).
Margin means the Acquisition Margin or the Term Margin, as the context may require.
Material Adverse Effect means the consequences of any event or circumstances which is both a Fund Material Adverse Effect and an Obligor Material Adverse Effect.
Missing Property Confirmation has the meaning given to it in Clause 20.2(b)(iii) (Recourse — Term Facility and Carve-out Indemnity).
Net Disposal Proceeds means the gross proceeds of any disposal permitted in accordance with this Agreement plus the proceeds of any Top-Up Contribution in relation to such disposal less an amount evidenced by the relevant Borrower (or, as the case may be, PropCo) or the AMB Agent, in any such case, to the reasonable satisfaction of the Facility Agent prior to the disposal as being that Borrower’s, that PropCo’s or that AMB Agent’s good faith estimate of the costs and expenses associated with that disposal (including repayments of principal) in each case supported by evidence in form and substance satisfactory to the Facility Agent (acting reasonably).
New Borrower means a Borrower that is not a party to the Term Facility or the Acquisition Facility (as the case may be) as of the date of this Agreement but who subsequently becomes a party pursuant to Clause 36 (Changes to Parties).
New Building means a Building that is secured by a Security Document in accordance with Clause 30 (Substitution) and that is substituted for another Building.
New Lender has the meaning given to it in Clause 36.2 (Assignments and transfers by Lenders).

New Property means a Property that is secured by a Security Document in accordance with Clause 30 (Substitution) and that is substituted for another Property.
New Term Loan means each Loan made under the Term Facility that is not a Converted Loan including, but not limited to, those Loans used to refinance one or more of the AMB Existing Loans.
Obligor means a Borrower, the Acquisition Loan Guarantor, the Carve-out Indemnifier, a PropCo and a ShareCo.
Obligor Certificate means a certificate by an Obligor or Obligors that satisfies paragraph 4 of Part B of Schedule 2 (Conditions Precedent – Upon signing this Agreement), paragraph 4 of Part C of Schedule 2 (Conditions Precedent – Acquisition Loan), paragraph 13 of Part C of Schedule 2 (Conditions Precedent – Acquisition Loan), paragraph 4 of Part D of Schedule 2 (Conditions Precedent –Term Loans), paragraph 13 of Part D of Schedule 2 (Conditions Precedent –Term Loans) and/or paragraph 4 of Part F of Schedule 2 (Conditions Precedent – Additional Obligor).
Obligor Material Adverse Effect means the consequences of any event or circumstances affecting the activities of any Obligor (excluding any Fund Obligor), their assets or their financial position (taken as a whole) which:
(a)	render it unable to repay or pay any amount payable by it under this Agreement when due (taking into account the benefit of any equity or other financial support that the Facility Agent reasonably believes will be provided to the relevant Obligor by other members of the Group); or

(b)	affects the validity or materially reduces the effectiveness of any instrument, agreement or other document executed by it or any third party creating security and/or guarantees in favour of the Lenders to secure the repayment and/or payment of any amount that may be due by that Obligor under this Agreement.
Occupational Lease means any lease or licence or other right of occupation or right to receive rent to which a Property may at any time be subject.
Original AMB Party means AMB European Investments LLC.
Original Acquisition Borrowers means the entities listed in Part A of Schedule 1 (Original Parties and Properties).
Original Borrower means each Original Acquisition Borrower and each Original Term Borrower at the date that this Agreement is signed.
Original Lenders means the financial institutions listed in Part E of Schedule 1 (Original Parties and Properties).
Original Obligors means the Acquisition Loan Guarantor, the Carve-out Indemnifier, the Original Borrowers, the Original PropCos and the Original ShareCos.
Original Property means each property listed in Part G of Schedule 1 (Original Parties and Properties) which is financed by a Loan made on the Initial Closing Date including all Heritable Building Rights, Buildings, fixtures (including trade fixtures) and fixed plant and machinery and other structures now or in the future on it and all easements, access-rights, rights of way, wayleaves, servitudes and rights attaching to it and in each case each and every part of it.

Original PropCo means each of the entities of AMB Property, L.P. as listed in Part C of Schedule 1 (Original Parties and Properties).
Original ShareCo means each of the entities of AMB Property, L.P. as listed in Part D of Schedule 1 (Original Parties and Properties).
Original Term Borrowers means each of the entities of AMB Property, L.P. as listed in Part B of Schedule 1 (Original Parties and Properties).
Parallel Obligations has the meaning given to it in Clause 21 (Parallel Debt).
Parent means AMB Property, L.P., a limited liability partnership established in the State of Delaware in the United States of America.
Parent Group means AMB Property, L.P. and its Subsidiaries from time to time.
Participating Member State means a member state of the European Communities that adopts or has adopted the euro as its lawful currency under the legislation of the European Community for Economic Monetary Union.
Party means a party to this Agreement.
Permitted Disclosure means a disclosure to which the Facility Agent, in its absolute discretion, consents before an Additional Obligor accedes to this Agreement and which following any such consent will qualify any of the representations and warranties and covenants set out in this Agreement.
Permitted Encumbrance means an encumbrance on a Property or over Shares or other assets of any Obligor secured pursuant to a Security Document, as applicable, which is permitted pursuant to Clause 26.4(d)(i) to 26.4(d)(xii) (inclusive).
Permitted Payment means a payment made by a Borrower provided that:
(a)	no Event of Default is outstanding when the payment is made or would result from the payment other than in respect of any payment to cure an Event of Default; and

(b)	the payment is made in compliance with all applicable laws and corporate/regulatory requirements.
Planning/Zoning Laws means all applicable laws and regulations governing or controlling the use or development of land and property, including building permissions.
Policy Guidelines means the 2005 Dutch Central Bank’s policy guidelines (issued in relation to the Exemption Regulation) dated 29 December 2004 (Beleidsregel 2005 kernbegrippen markttoetreding en handhaving Wtk 1992) as amended from time to time.
Principal Obligations has the meaning given to it in Clause 21 (Parallel Debt).
Professional Market Party means a professional market party as defined in the Dutch Exemption Regulation.
Property means an Original Property and/or an Additional Property, as the context may require.

PropCo means an Obligor that directly owns one or more Properties each of which has been financed by a Loan and includes an Original PropCo and any Additional PropCo.
PropCo Guarantee means a guarantee given by a PropCo in accordance with Clause 29.7(b)(ii) (ShareCo as a Term Borrower) with this Agreement and in the form of Schedule 13 (PropCo Guarantee)
Proposed Counterparty has the meaning given to it by Clause 12.3(b)(i) (Hedging).
Qualifying Lender means a Lender:
(a)	who is a Treaty Lender; or

(b)	who is incorporated, or, if different, treated as resident for tax purposes in the same jurisdiction as the Borrower who is borrowing the Loan which it is lending and as a result is able to benefit from full withholding tax exemption as at the date it became a Lender under this Agreement, provided that, if the Borrower is resident for tax purposes in Spain, the Lender is a financial entity (entidad de crédito o establecimiento financiero de crédito) registered in the special registries of the Bank of Spain;

(c)	who carries on a business in the Borrower’s Tax Jurisdiction who is borrowing the Loan which it is lending or, if different, the jurisdiction (or jurisdictions) in which that Borrower is treated as resident for tax purposes, through a permanent establishment, a fixed base or a permanent representative with which the payment is effectively connected for tax purposes and as a result is able to benefit from a full withholding tax exemption as at the date it became a Lender under this Agreement, provided that, if the Borrower is resident for tax purposes in Spain, the Lender is a financial entity (entidad de crédito o establecimiento financiero de crédito) registered in the special registries of the Bank of Spain; or

(d)	who is otherwise able to benefit from full withholding tax exemption under the terms of the domestic law of the jurisdiction in which the Borrower to which it is lending is resident for tax purposes.
Rate Fixing Day means, in respect of an Interest Period, the second TARGET Day before the first day of that Interest Period or such other day as the Facility Agent determines is generally treated as the rate fixing day by market practice in the relevant interbank market.
Reference Institutions means any of the EURIBOR panel banks as disclosed officially by the European Banking Federation.
Reliance Letter means a letter from a third party upon which the Facility Agent (on behalf of the Lenders) may rely, as authorised by that third party.
Reply means a reply to a Request for an Acquisition Loan or a New Term Loan substantially in the form of Schedule 16 (Reply to a Request).
Request means a request for an Acquisition Loan or a New Term Loan substantially in the form of Schedule 4 (Form of Request).
S&P means Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc. or any successor to its rating business.

Screen Rate means the percentage rate per annum determined by the Banking Federation of the European Union, for the relevant currency and Interest Period displayed on the appropriate page of the telerate screen selected by the Facility Agent. If the relevant page is replaced or the service ceases to be available, the Facility Agent (after consultation with the Borrowers and the Lenders) may specify another page or service displaying the appropriate rate.
Secured Obligation means any and all obligations secured by any Obligor pursuant to the Security Documents.
Security Administration Principles means the terms and conditions contained in Schedule 10 (Security Administration Principles) that each party that executes a Security Document agrees to in addition to those terms and conditions contained in such Security Document.
Security Agent means those entities listed as such in Part F of Schedule 1 (Original Parties and Properties).
Security Document means:
(a)	each Land Charge and the respective deed;

(b)	each ShareCo Guarantee;

(c)	each PropCo Guarantee;

(d)	each Global Assignment Agreement;

(e)	each Hedging Assignment;

(f)	each Share Security; and

(g)	any other document evidencing or creating security over any asset to secure any obligation of any Borrower to a Finance Party under the Finance Documents and which is designated as such, from time to time, by the Security Agent and the AMB Agent (or the relevant Borrowers).
Security Interest means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having a similar effect.
Security Principles means the terms and conditions contained in Schedule 9 (Security Principles) that each party that executes a Security Document agrees to in addition to those terms and conditions contained in the Security Document.
ShareCo means an Obligor that owns shares in a PropCo but does not own any Property itself and includes each Original ShareCo and any Additional ShareCo.
ShareCo Guarantee means a guarantee given by a ShareCo in accordance with this Agreement.
Shares means shares acquired by a ShareCo in a PropCo in connection with the acquisition of Property and/or Buildings and which is to be financed or refinanced by the Facilities.
Share Security means a security document creating a Security Interest over the shares in a PropCo, in each case, in favour of the Security Agent.

Short Form Agreement means the forms scheduled to this agreement at Schedule 11 (France — Short Form Agreement: Form of mortgage deed (by PropCo as Guarantor)), Schedule 12 (France — Short Form Agreement: Form of mortgage deed (by an Additional Acquisition or Additional Term Borrower)), a short form agreement signed in relation to an Italian Loan and a short form agreement signed in relation to a Spanish Loan.
Signature Certificate means a certificate by an Obligor or Obligors that satisfies paragraph 2 of Part B of Schedule 2 (Conditions Precedent – Upon signing this Agreement), paragraph 2 of Part C of Schedule 2 (Conditions Precedent – Acquisition Loan), paragraph 2 of Part D of Schedule 2 (Conditions Precedent –Term Loans) and/or paragraph 2 of Part F of Schedule 2 (Conditions Precedent – Additional Obligor).
Sirius Portfolio means the Properties listed as numbered items 1 to 15 Part G of Schedule 1 (Original Parties and Properties).
Spanish Loan means a Loan for which a short form agreement is signed by the relevant parties in accordance with Clause 16.4 (Spain).
Spanish Security means security that is secured for the benefit of the Finance Parties in accordance with this Agreement and which is subject to the laws of the Spain.
Subsidiary means, with respect to a specified person, any other person directly or indirectly controlled by or under direct or indirect control of such person. For purpose of this definition, control when used with respect to any specified person means the power to direct or cause the direction of the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
Substitution Date means the date that a substitution of a Property takes place in accordance with Clause 30 (Substitution).
TARGET Day means a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system is open for the settlement of payments in euro.
Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest).
Tax Credit means a credit against, relief for, remission for, or repayment of any Tax.
Tax Deduction means a deduction or withholding for, or on account of, Tax from a payment under a Finance Document.
Tax Payment means a payment, or increased payment, made by an Obligor to a Finance Party in any way relating to a Tax Deduction, or under any indemnity, given by that Obligor in respect of Tax under any Finance Document.
TEG Letter means the letter in substantially the same form as Schedule 13 (Form of TEG Letter) and in accordance with Clause 16.2(b).
Term Availability Period means the period from the date of this Agreement until 30 April 2014 or such other later date as may be agreed between the parties in accordance with Clause 35 (Amendments and Waivers).

Term Borrower means any Original Term Borrower and any Additional Term Borrower.
Term Facility means the term loan facility made available under this Agreement.
Term Facility First Closing Date means the date on which the Term Facility is first utilised.
Term Final Maturity Date means 30 April 2014 or such other later date as agreed between the parties in accordance with Clause 35 (Amendments and Waivers).
Term Loan means a New Term Loan or a Converted Loan.
Term Margin means 0.65 per cent. per annum on each New Term Loan and each Converted Loan or as otherwise adjusted in accordance with Clause 7 (Term Facility) and Clause 35.3 (Change to the Term Margin).
Top-Up Contribution means a contribution (made directly or indirectly) by the Parent or the Logistics Fund into a Borrower or a PropCo whether by way of a subscription for equity in such Borrower or the advance of a shareholder loan pursuant to an Intra-Group Loan.
Total Commitments means the aggregate maximum principal amount of €228,000,000 for both the Acquisition Facility and the Term Facility.
Transaction Document means:
(a)	any Finance Document;

(b)	any Lease Document;

(c)	any Acquisition Document; or

(d)	any other document designated as such, from time to time, by the Facility Agent and the AMB Agent.
Transfer Certificate means a certificate, substantially in the form of Part A (Form of Transfer Certificate for Transfers by Assignment) or Part B (Form of Transfer Certificate — Transfers by Novation) of Schedule 6 (Forms of Transfer Documents) or any other form agreed between the Facility Agent and the AMB Agent.
Treaty Lender means in respect of a Lender which has advanced a Loan to a Borrower under this Agreement, a Lender, which, on an Interest Payment Date:
(a)	is treated as a resident (as defined in the relevant double taxation agreement) of the Borrower’s Tax Jurisdiction, or, if different, is treated as a resident (as defined in the relevant double taxation agreement) in a jurisdiction (or jurisdictions) with which the Borrower’s Tax Jurisdiction has a double taxation agreement giving residents of that jurisdiction full exemption from taxation imposed by the applicable country of incorporation or residence of the relevant Borrower’s Tax Jurisdiction on interest;

(b)	is not denied the relevant exemption by virtue of a limitation on benefits article or an anticonduit article in the relevant double taxation agreement; and

(c)	does not carry on a business in the relevant Borrower’s Tax Jurisdiction through a permanent establishment, a fixed base or a permanent representative with which that Lender’s participation in the Loan is effectively connected.
Treaty State means the E.U. State of a Lender in accordance with Clause 5.5(a)(i) or 5.5(a)(ii) that has a double taxation agreement with the E.U State to which the relevant Borrower is subject for taxation purposes and, thereby, making the Loan of such Lender and Borrower exempt from taxation on interest.
Trigger Event means, in respect of an Obligor (as the case may be), the occurrence of one or more events in Clause 28 (Trigger Events and Default).
Utilisation Date means each date on which a Facility is utilised.
Valuation means in relation to a Property, a valuation (or, as the case may be, the latest valuation) of that Property by the Valuer prepared on a basis acceptable to the Facility Agent (acting reasonably) on a gross value basis less:
(a)	in the case of Properties other than those to which paragraph (b) is applicable, an amount in respect of transfer tax or equivalent tax (or, if applicable under the laws of the relevant jurisdiction, an amount in respect of net VAT costs if VAT is payable in respect of such acquisition rather than transfer tax) (paid or payable) in respect of the acquisition of that Property (but not any amount in respect of any notarisation, registration, enforcement or analogous fees and taxes); or

(b)	in the case of any Properties (other than those Properties which form part of the Sirius Portfolio) which have been or are to be purchased by way of share purchase, an amount of transfer tax or equivalent tax (paid or payable) on the transfer of the relevant shares (but not any amount in respect of any notarisation, registration, enforcement or analogous fees and taxes).
Valuer means the valuer or surveyor selected by the AMB Agent (or relevant Borrower) with the consent of the Facility Agent (such consent not to be unreasonably withheld or delayed).
VAT means value added tax, or any other tax of a similar nature.
WTK means the Netherlands Credit System Supervision Act 1992 (Wet toezicht kredietwezen 1992), as amended from time to time.
1.2 Construction
(a)	In this Agreement, unless the contrary intention appears, a reference to:
(i)	a document in the agreed form means, in relation to a document, that it is in a form initialled by or on behalf of the AMB Agent and the Facility Agent on or before the signing of this Agreement for the purposes of identification;

(ii)	an amendment includes a supplement, novation, restatement or re-enactment and amended will be construed accordingly;

(iii)	assets includes present and future properties, revenues and rights of every description;

(iv)	an authorisation includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration or notarisation;

(v)	disposal means a sale, transfer, grant, lease or other disposal, whether voluntary or involuntary (other than as a result of entering into a Lease Document), and dispose will be construed accordingly;

(vi)	a financing shall be taken to include a refinancing and the terms financed and finance shall be construed accordingly;

(vii)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money;

(viii)	know your customer requirements are the identification checks that a Finance Party requests in order to meet its obligations under any applicable law or regulation to identify a person who is (or is to become) its customer;

(ix)	a person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality;

(x)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xi)	a currency is a reference to the lawful currency for the time being of the relevant country;

(xii)	a Default, a Trigger Event or an Enforcement Event being outstanding means that it has not been remedied or waived;

(xiii)	a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

(xiv)	a Clause, a Clause or a Schedule is a reference to a Clause or Clause of, or a schedule to, this Agreement;

(xv)	a Party or any other person includes its successors in title, permitted assigns and permitted transferees;

(xvi)	a Finance Document or other document includes (without prejudice to any prohibition on amendments) all amendments however fundamental to that Finance Document or other document, including any amendment providing for any increase in the amount of a facility or any additional facility; and

(xvii)	a time of day is a reference to Central European Time.

(b)	Unless the contrary intention appears, a reference to a month or months is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:
(i)	if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the immediately preceding Business Day (if there is not);

(ii)	if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

(iii)	notwithstanding Clause 1.2(b)(i), a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.
(c)	Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 and notwithstanding any term of any Finance Document, no consent of any third party is required for any amendment (including any release or compromise of any liability) or termination of any Finance Document.

(d)	Unless the contrary intention appears:
(i)	a reference to a Party will not include that Party if it has ceased to be a Party under this Agreement;

(ii)	a word or expression used in any other Finance Document or in any notice given in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement; and

(iii)	any obligation of an Obligor under the Finance Documents which is not a payment obligation remains in force for so long as any payment obligation of an Obligor is or may be outstanding under the Finance Documents.
(e)	The headings in this Agreement do not affect its interpretation.
1.3 Corporate benefit restrictions
(a)	All of the Obligors’ obligations under the Finance Documents shall be limited by any applicable corporate benefit restrictions or financial assistance restrictions of the applicable jurisdiction, and notwithstanding any provision to the contrary in this Agreement, any limitation or restriction set out in the Security Documents shall, in case of inconsistency, prevail over the provisions of this Agreement.

(b)	The Obligors’ or the AMB Agent shall take all steps that are necessary within commercially reasonable limitations to comply with any corporate benefit or financial assistance laws or regulations of the applicable jurisdiction in order to fulfil their respective obligations pursuant to this Agreement.

1.4 Dutch terms
In this Agreement, where it relates to any Dutch Borrower, a reference to a closed circle Lender means a Lender that forms part of a closed circle (besloten kring) with the Dutch Borrowers at the relevant time within the meaning of the Dutch Exemption Regulation and the Policy Guidelines.
2. FACILITY
2.1 Facility
Subject to the terms of this Agreement, the Lenders make available to the Borrowers the Facilities in an aggregate amount equal to the Total Commitments provided that:
(a)	the aggregate amount of the Acquisition Facility outstanding at any time shall not exceed €100,000,000 (euros one hundred million);

(b)	as at the Utilisation Date of any Acquisition Loan to be advanced on such date:
(i)	the Loan to Value of the Property to be financed by that Acquisition Loan is not greater than 75 per cent; and

(ii)	the Acquisition Loan Interest Cover Ratio shall comply with paragraph 3.2 of Schedule 7 (Financial Covenants);
(c)	as at the Utilisation Date of any Converted Loan to be advanced on such date, the Loan to Value of the Property to be financed by that Converted Loan is not greater than 70 per cent; and

(d)	as at Utilisation Date of any New Term Loan to be advanced on such date, the Loan to Value of the Property to be financed by that New Term Loan is not greater than 70 per cent, and subject always to the provisions of Clause 9 (Calculation of the Aggregate Amount of the Facilities).
2.2 Nature of rights and obligations
Unless all the Finance Parties agree otherwise:
(a)	the obligations of the Lenders are joint;

(b)	the obligations of multiple Borrowers of one Loan in accordance with Clause 6 (Acquisition Facility) or Clause 7 (Term Facility) are joint and several;

(c)	except as provided in Clause 2.2(a), failure by a Finance Party to perform its obligations does not affect the obligations of any other Party under the Finance Documents;

(d)	except as provided in Clause 2.2(a), no Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents;

(e)	except as provided in Clause 2.2(a), the rights of a Finance Party under the Finance Documents are separate and independent rights;

(f)	a Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents;

(g)	a debt arising under the Finance Documents to a Finance Party is a separate and independent debt;

(h)	a Term Loan can only be advanced to a Term Borrower.

(i)	an Acquisition Loan can only be advanced to an Acquisition Borrower.
2.3 Appointment of agent for the Obligors
(a)	Each Obligor (other than the AMB Agent) by its execution of this Agreement irrevocably appoints the AMB Agent to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:
(i)	the AMB Agent on its behalf to supply all information concerning itself contemplated by this Agreement and in respect of its Property to the Finance Parties and to give all notices and instructions and to make such agreements capable of being made by any Obligor hereunder notwithstanding that it may affect such Obligor, without further reference to or the consent of such Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to any Obligor pursuant to the Finance Documents to the AMB Agent on behalf of all of the Obligors, and in each case such Obligor shall be bound thereby as though such Obligor itself had given such notices and instructions or executed or made such agreements or received any such notice, demand or other communication.
(b)	Every act, omission, undertaking, settlement, waiver, notice or other communication given or made by the AMB Agent, on behalf of the Obligors, under this Agreement or in connection with the Loans (whether or not known to any other Obligor) shall be binding for all purposes on all other Obligors as if the other Obligors had expressly made, given or concurred with the same. In the event of any conflict between any notices or other communications of the AMB Agent and the other Obligor, those of the former shall prevail.
3. PURPOSE
3.1 Loans
(a)	Each Loan shall be applied by the relevant Borrower(s) to directly or indirectly finance or refinance the acquisition of Property and/or Shares and to pay any related fees, costs and expenses or otherwise for general corporate purposes including, but not limited to, the repayment of any AMB Existing Loans and payment of any development costs.

(b)	The Borrowers undertake to apply the Loans exclusively towards the financing of this purpose.

(c)	The Loans are borrowed by the Borrowers for commercial purposes.
3.2 No obligation to monitor
No Finance Party is bound to monitor or verify the utilisation of the Facilities.

4. CONDITIONS PRECEDENT
4.1 Conditions precedent documents
(a)	The first utilisation of the Facilities may not be made until the Facility Agent has notified the AMB Agent and the Lenders that it has received and/or waived all of the documents and evidence set out in Part B of Schedule 2 (Conditions Precedent – Upon signing this Agreement) in form and substance satisfactory to the Facility Agent.

(b)	The Facility Agent shall give the notification referred to in Clause 4.1(a) to the AMB Agent and the Lenders promptly upon being so satisfied.
4.2 Further conditions precedent
(a)	The obligations of each Lender to participate in any Loan are subject to the further conditions precedent that:
(i)	on both the date of the Request and the Utilisation Date for that Loan and, in the case of a Converted Loan, on the Conversation Date:
(A)	the representations and warranties to be given by each relevant Obligor pursuant to Clause 24.18 are correct in all material respects subject to any Permitted Disclosure;

(B)	no Event of Default is outstanding in relation to any Loan and no Event of Default would result from making that Loan; and

(C)	in respect of any Request for an Acquisition Loan or New Term Loan, no Trigger Event is outstanding, provided always that the Parties agree that an outstanding Trigger Event shall not preclude the occurrence of any Conversion upon the terms of this Agreement;

(ii)	in the case of an Acquisition Loan, the Facility Agent has notified the relevant Acquisition Borrower and the relevant Lenders that it has received and/or waived all of the documents and evidence set out in Part C of Schedule 2 (Conditions Precedent – Acquisition Loan) no later than the Utilisation Date of such Acquisition Loan, in form and substance satisfactory to the Facility Agent; and

(iii)	in the case of a Term Loan, the Facility Agent has notified the relevant Term Borrower and the relevant Lenders that it has received and/or waived all of the documents and evidence set out in Part D of Schedule 2 (Conditions Precedent –Term Loans) no later than the Utilisation Date of such New Term Loan, in form and substance satisfactory to the Facility Agent.
(b)	The obligations of each Lender to consent to a transfer of the rights and obligations of the Original AMB Party to the Logistics Fund are subject to the further conditions precedent that the Facility Agent has notified the AMB Agent and the Facility Agent that it has received and/or waived all of the documents and evidence set out in Part E of Schedule 2 (Conditions Precedent – Logistics Fund).

(c)	The obligations of each Lender to consent to a transfer of rights and obligations to a New Obligor or an existing Obligor in a different capacity is subject to the further conditions precedent that the Facility Agent has notified the AMB Agent that it has received and/or waived all of the documents and evidence set out in Part F of Schedule 2 (Conditions Precedent – Additional Obligor).
4.3 Conditions subsequent
(a)	The AMB Agent undertakes to deliver to the Facility Agent all of the documents and other evidence listed in Part G of Schedule 2 (Conditions subsequent) in form and substance satisfactory to the Facility Agent (acting reasonably unless otherwise specified) by 14 May 2008.

(b)	Non-compliance with Clause 4.3(a) shall amount to a Trigger Event except to the extent that the Facility Agent waives the need for compliance with any requirement set out in Part G of Schedule 2 (Conditions Subsequent).
5. UTILISATION
5.1 Giving of Requests
(a)	A Borrower may borrow an Acquisition Loan or a New Term Loan by delivering to the Facility Agent a duly completed Request in accordance with the provision of this Agreement.

(b)	Unless the Facility Agent otherwise agrees, the latest time for receipt by the Facility Agent of a duly completed Request shall be 5 Business Days prior to the proposed Utilisation Date except in the case of any Requests for New Term Loans to be made on the Initial Closing Date in connection with the refinancing of the Sirius Portfolio, which shall be received by no later than 10 am (Central European Time) 2 Business Days prior to the Initial Closing Date.

(c)	Each Request is irrevocable.
5.2 Completion of Requests
(a)	A Request will not be regarded as having been duly completed unless:
(i)	it identifies the Borrower;

(ii)	the Utilisation Date is a Business Day falling within the relevant Availability Period;

(iii)	it identifies whether the Loan is to be an Acquisition Loan or a New Term Loan;

(iv)	the purpose of the Loan is specified;

(v)	there is provided with the Request such additional information in relation to any Property or Building (including, without limitation, as to the Acquisition Documents, Lease Documents, rent roll and cash flow projections) as the Facility Agent may reasonably require;

(vi)	in the case of an Acquisition Loan, it identifies the proposed Acquisition Loan Final Repayment Date;

(vii)	the amount of the Loan requested is a minimum amount of €1,000,000 and in multiples of €10,000;

(viii)	the payment instructions are specified; and

(ix)	in the case of multiple Borrowers of an Acquisition Loan in accordance with Clause 6 (Acquisition Facility) or a Term Loan in accordance with Clause 7 (Term Facility), the proportion of the Acquisition Loan per Acquisition Borrower or Term Loan per Term Borrower is specified.
(b)	In relation to any Loan, an Obligor may seek to make a Permitted Disclosure in relation to a representation and warranty contained in Clause 24 (Representations and warranties) or a covenant set out in Clause 26 (General Covenants) or in Clause 27 (Property Covenants) to the Facility Agent in the relevant Request. Any such request for a Permitted Disclosure shall not be deemed to be a waiver or consent to the matters set out therein unless and until the Facility Agent has delivered a written consent to such Permitted Disclosure to the relevant Obligor on or prior to the relevant Utilisation Date of that Loan.

(c)	Only one Loan may be requested in a Request unless otherwise agreed with the Facility Agent.

(d)	If the Facility Agent does not consider that any Request has been duly completed to its reasonable satisfaction, it shall promptly notify the relevant Borrower(s) and the AMB Agent.
5.3 Reply to a Request
Following the giving of a Request, the Facility Agent shall deliver to AMB Agent a Reply substantially in the form of Schedule 16 (Reply to a Request).
5.4 Conversion Offer
(a)	The Lenders participating in an Acquisition Loan shall consider in their absolute discretion whether to make a Conversion Offer in relation to that Acquisition Loan. If they decide to make such a Conversion Offer, the Facility Agent shall, upon the instructions and on behalf of those Lenders, offer a Conversion of that Acquisition Loan to the AMB Agent (or to such other Borrower as may be nominated by the AMB Agent and acceptable to the Facility Agent) by sending to the AMB Agent a Conversion Offer in substantially the form set out in Part A of Schedule 3 (Form of Conversion Offer).

(b)	The AMB Agent will be notified of a Conversion Offer (if a Conversion Offer is offered) within 60 Business Days of the Utilisation Date of the relevant Acquisition Loan. A Conversion Offer will stipulate the proposed Conversion Date which shall (unless the AMB Agent and the Facility Agent agree otherwise) be the next Interest Payment Date falling after the date of the Conversion Offer (or where this latter date is less than 15 Business Days after the date of Conversion Offer) and, as an alternative, the next following Interest Payment Date.

(c)	If the terms of a Conversion Offer are acceptable to the AMB Agent (acting on behalf of the relevant Borrower(s)), the AMB Agent will give to the Facility Agent its acceptance on behalf of the relevant Borrower(s) by sending an acceptance to that Conversion Offer in substantially the form set in Part B of Schedule 3 (Form of acceptance of Conversion Offer) within 15 Business Days of receipt of the Conversion Offer.

(d)	If the terms of a Conversion Offer are not accepted by the AMB Agent (acting on behalf of the relevant Borrower(s)):
(i)	a Conversion will not take place; and

(ii)	the Acquisition Loan Final Repayment Date of the Acquisition Loan to which the Conversion Offer relates will, subject to Clause 5.4(f), be extended by an additional 180 days as from the date the Conversion Offer is made (or to the extent that the resulting Acquisition Loan Final Repayment Date is not a Business Day, the Acquisition Loan Final Repayment Date shall be the immediately preceding Business Day).
(e)	If a Conversion Offer is not made by the Facility Agent on behalf of the Lenders in relation to any Acquisition Loan, the Acquisition Loan Final Repayment Date of that Acquisition Loan will, subject to Clause 5.3(f), be extended by an additional 180 days as from the earlier of:
(i)	the date on which the Facility Agent notifies the AMB Agent that no Conversion Offer is to be made; or

(ii)	the date falling 60 days after the Utilisation Date of that Acquisition Loan,
(to the extent that the resulting Acquisition Loan Final Repayment Date is not a Business Day, the Acquisition Loan Final Repayment Date shall be the immediately preceding Business Day).

(f)	If the Acquisition Loan Repayment Date will be extended beyond the Acquisition Final Maturity Date by more than 180 days as a result of the operation of Clauses 5.4(d) or 5.4(e), then the relevant Lender(s) will seek internal credit approval for such extension prior to it taking effect (and shall use reasonable efforts to obtain such approval). If such credit approval is not forthcoming, the Acquisition Loan Final Repayment Date shall be the:
(i)	the date as originally specified in the relevant Request for such Loan; or

(ii)	such later date for which the Lenders otherwise obtain credit approval.
(g)	A Lender is not obliged to make a Conversion Offer.

(h)	The AMB Agent is not obliged to accept a Conversion Offer.

(i)	Each Conversion Offer is irrevocable.
5.5 Advance of Loan
(a)	Where possible, with a view to minimising any withholding tax on any Loan, each Loan will be lent by a Lender who:
(i)	is resident in the same country as the Borrower of the Loan;

(ii)	carries on a business in the same country as the Borrower of the Loan through a permanent establishment with which the payment is effectively connected;

(iii)	is ING Real Estate Finance NV; or

(iv)	is ING Bank NV.
(b)	The Facility Agent shall promptly notify the relevant Lender of the details of the requested Loan and the amount of the Loan.
(c)	If the conditions set out in this Agreement have been met (including, but not limited to Clause 6.1 (Property for an Acquisition Loan) and Clause 7.1 (Property for a New Term Loan), the relevant Lender shall make the Acquisition Loan and/or New Term Loan available to the Facility Agent for the relevant Borrower through its Facility Office on the relevant Utilisation Date.
(d)	Any amounts drawn shall be made available by transfer to the account(s) of the relevant Borrower as specified in the Request or as otherwise agreed between the relevant Lender and Borrower.
6. ACQUISITION FACILITY
6.1 Property for an Acquisition Loan
(a)	Each Acquisition Loan shall be subject to the further condition precedent upon receipt of any Request that the Facility Agent is satisfied, acting reasonably, as to the location, type of construction, tenant quality and lease expiration of the relevant Property to be financed or refinanced by the proposed Acquisition Loan.
(b)	If the Facility Agent is not so satisfied in accordance with Clause 6.1(a), the relevant Lenders shall not be under any obligation to advance an Acquisition Loan to the relevant Acquisition Borrower.
6.2 Request for multiple Acquisition Borrowers
The AMB Agent (acting on the instruction of the relevant Acquisition Borrowers) shall have the right to request that an Acquisition Loan be borrowed by more than one Acquisition Borrower in accordance with this Clause 6 (Acquisition Facility).
6.3 Consent to multiple Acquisition Borrowers
The Facility Agent shall only be obliged to consent to multiple Borrowers for an Acquisition Loan in accordance with Clause 6.2 if the AMB Agent has obtained the Facility Agent’s written consent prior to the date of any Request for the relevant Acquisition Loan. Such consent may not be unreasonably withheld or delayed by the Facility Agent and shall be subject to the condition that any Acquisition Loan advanced to multiple Acquisition Borrowers shall, when advanced, constitute a joint and several liability of each such Acquisition Borrower for the whole Acquisition Loan.
6.4 Failure to consent
If a Request is made by the AMB Agent for multiple Acquisition Borrowers in accordance with Clause 6.2 and the Facility Agent’s written consent has not been obtained prior to the date of such Request in accordance with Clause 6.3, the relevant Request shall be without effect and the Facility Agent shall be under no obligation to make the relevant Acquisition Loan.

7. TERM FACILITY
7.1 Property for a New Term Loan
(a)	Each New Term Loan shall be subject to the further condition precedent upon receipt of any Request that the Facility Agent is satisfied, acting reasonably, as to the location, type of construction, tenant quality and lease expiration of the relevant Property to be financed or refinanced by the proposed New Term Loan.
(b)	If the Facility Agent is not so satisfied in accordance with Clause 7.1(a), the relevant Lenders shall not be under any obligation to advance a New Term Loan to the relevant Term Borrower.
7.2 Review of terms
The terms and conditions of this Agreement pertaining to the Term Facility will be reviewed annually during the period commencing 20 Business Days before each anniversary of the date of this Agreement. Following this review and, with effect from no earlier than that anniversary date, and as agreed between the Facility Agent and the AMB Agent, the terms and conditions of this Agreement pertaining to the rate of the Term Facility may be amended in accordance with Clause 35 (Amendments and Waivers) including, but not limited to, the Term Margin applicable to Term Loans utilised after the date of the amendment. Such amendment shall not amend the Term Margin applicable to Term Loans utilised before such date nor shall it invalidate or waive any obligations of the Borrowers, unless otherwise expressly agreed and stated in the relevant amendment.
7.3 Advancement of Term Loans
Each Party acknowledges that each Term Loan shall be advanced by way of Conversion except for New Term Loans, which shall be a Term Loan from the date of its first utilisation under the Facilities created by this Agreement, subject to the fulfilment of the conditions precedents in accordance with Clause 4.2(a)(iii) (Conditions Precedent).
7.4 Request for multiple Term Borrowers
The AMB Agent (acting on the instruction of the Borrowers) shall have the right to request that a Term Loan be borrowed by more than one Term Borrower in accordance with this Clause 7 (Term Facility).
7.5 Consent to multiple Term Borrowers
The Facility Agent shall only be obliged to consent to multiple Term Borrowers for a Term Loan in accordance with Clause 7.4 if the AMB Agent has obtained the Facility Agent’s written consent prior to the date of any Request for the relevant Term Loan. Such consent may not be unreasonably withheld or delayed by the Facility Agent and shall be subject to the condition that any Term Loan advanced to multiple Term Borrowers shall, when advanced, constitute a joint and several liability of each such Term Borrower for the whole Term Loan.
7.6 Failure to consent
If a Request is made by the AMB Agent for multiple Term Borrowers in accordance with Clause 7.4 and the Facility Agent’s written consent has not been obtained prior to the date of such Request in accordance with Clause 7.5, the relevant Request shall be invalid and the Facility Agent shall be under no obligation to make the Term Loan.
8. CONVERSION
8.1 Converted Loans
(a)	If a Conversion Offer is offered and accepted in accordance with Clause 5.3 (Conversion Offer) and a Conversion takes place, as of the Conversion Date:
(i)	a Loan that was formerly an Acquisition Loan shall be deemed by the Parties to have had the principal amount outstanding repaid as of the Conversion Date; and

(ii)	the offer and acceptance of a Conversion Offer shall be deemed by the Parties as an offer and acceptance to enter into a new Loan in the form of a Converted Loan for the amount of the principal amount outstanding under the Acquisition Loan (from which the Converted Loan is being Converted from) and shall be subject to the terms of this Agreement and deemed to have been advanced as a Converted Loan For the avoidance of doubt, the Borrowers and Lenders of a Converted Loan need not be the same Borrowers and Lenders of the Acquisition Loan (from which the Converted Loan is being Converted from);

(iii)	the Borrower of the Acquisition Loan or the Borrower of the Converted Loan shall make a payment to the Lender on the Conversion Date:
(A)	such that the Converted Loan’s Loan to Value percentage as of the Conversion Date complies with Clause 2.1(c) (Facility); and

(B)	all amounts of interest accrued but unpaid and any other sums (other than in respect of principal) which fall due on the relevant Conversion Date in accordance with the terms of the relevant Acquisition Loan unless the relevant Conversion Date is not an Interest Payment Date in respect of the Term Loans, in which event any accrued but unpaid interest shall not fall due for payment on such Conversion Date but shall continue to accrue at the rate applicable for the Converted Loan and shall be due and payable on the first Interest Payment Date for such Converted Loan;
(iv)	on the relevant Conversion Date subject to Clause 8.1(a)(v), no Break Costs or any prepayment fee in accordance with Clause 11.4 (Voluntary Prepayment) shall be payable by the Borrowers;

(v)	if the relevant Borrower(s) and Lender(s) elect for a Conversion Date to be a day other than an Interest Payment Date of the relevant Acquisition Loan that is to be converted, Break Costs shall be payable by the Borrower of the Acquisition Loan (or by the Borrower of the Converted Loan, as the case may be) in accordance with Clause 11.4 (Voluntary Prepayment). For the avoidance of doubt, Clause 18 (Mitigation) shall apply; and

(vi)	the Borrower of the Converted Loan will grant security to the Lender of the Converted Loan, subject to and in accordance with, Clauses 29.7 (ShareCo as a Term Borrower) or 29.8 (PropCo as a Term Borrower) (as the case may be).

(b)	The first Interest Payment Date of the Converted Loan shall fall on the next Interest Payment Date following its Conversion to a Term Loan.
(c)	The term of a Converted Loan shall commence on (and include) its Conversion Date.
(d)	In respect of each Acquisition Loan for which a Conversion Offer is made, the Facility Agent (acting reasonably), prior to the date of the Conversion Offer for each Acquisition Loan, shall ascertain whether any additional term, document or formality not specifically contemplated in this Agreement is necessary to perfect the Conversion and Security Interests over the relevant Property and/or Shares, as applicable, as contemplated by this Agreement, of each Converted Loan. Such information pertaining to any additional term, document or formality shall be communicated to the relevant Borrower and the AMB Agent as soon as possible and shall be included in the Conversion Offer. The AMB Agent and the relevant Borrower(s) shall accept any such determination if it accepts the Conversion Offer (as such determination may be modified by agreement between the Facility Agent and the AMB Agent) and shall be responsible for the completion (or procuring the completion) of such document or formality. The Lenders shall use their reasonable endeavours to assist the AMB Agent and the relevant Borrower with their respective obligations under this Clause 8.1(d).
(e)	The AMB Agent shall, on demand, reimburse the Facility Agent for all reasonable costs incurred by the Lenders in connection with a Conversion. The Facility Agent will notify the AMB Agent, in writing, of such costs and provide evidence of the relevant amounts (in reasonable detail) with its demand.
9. CALCULATION OF THE AGGREGATE AMOUNT OF THE FACILITIES
(a)	The aggregate principal amount outstanding of all Loans, whether an Acquisition Loan, a New Term Loan or a Converted Loan and after deducting any repayments of any Loan, shall at any time be deemed to be the aggregate principal amount outstanding of the Facilities.
(b)	In calculating the aggregate principal amount outstanding of the Acquisition Facility:
(i)	any repayments in respect of any Acquisition Loans shall reduce the aggregate principal amount outstanding of the Acquisition Facility and shall increase the funds available for a Request of a new Acquisition Loan and available for utilisation as a Term Loan; and

(ii)	any Acquisition Loan that is Converted to a Converted Loan shall reduce the aggregate amount outstanding of the Acquisition Facility and shall increase the funds available for a Request of a new Acquisition Loan but shall not reduce the aggregate total amount outstanding of the Facilities.
(c)	To calculate the aggregate amount available under the Term Facility, the aggregate principal amount outstanding from time to time under the Acquisition Facility and the outstanding AMB Existing Loans shall be deducted from the Total Commitments. It is acknowledged that the intention of the AMB Agent is to procure that the loans advanced under the AMB Capronilaan Loan Agreement and the AMB Koolhovenlaan Loan Agreement will be refinanced by utilisations of New Term Loans, to be made shortly after the date of this Agreement, rather than be amended by Amending AMB Existing Loan Agreements.

10. REPAYMENT
(a)	An Acquisition Borrower shall, subject to Clause 10(b), repay an Acquisition Loan made to it in full on its relevant Acquisition Loan Repayment Date.

(b)	The Facility Agent (acting on behalf of the relevant Lenders) and the relevant Term Borrower shall agree the amortisation schedule in relation to a Term Loan before the Utilisation Date of that Term Loan which shall:
(i)	be based on the principle that quarterly amortisation payments shall be made on each Interest Payment Date of that Term Loan (provided that no amortisation payment shall be required on the first such Interest Payment Date if it falls less than three months after the Utilisation Date of that Term Loan) so as to ensure that, after all such amortisation payments have been made, the balance on the Term Loan due to be repaid on the Term Final Maturity Date shall be 60 per cent. of the Valuation of the Property financed directly or indirectly by such Term Loan (with such Valuation being the original Valuation used for the purpose of determining compliance with, in the case of a Converted Loan, Clause 2.1(c) (Facility) or, in the case of a New Term Loan, Clause 2.1(d) (Facility)) it being agreed that each Term Loan made available to AMB Capronilaan BV, AMB Koolhovenlaan 1 BV, AMB Koolhovenlaan 2 BV, AMB Port of Rotterdam 2-10 BV, AMB BRU Air Cargo Center BVBA, Gebäude 556 Cargo City Süd BV & Co. KG, SCI AMB France One, SCI AMB France Two, SCI AMB France Three (including that part of the Term Loan resulting from the consolidation of the AMB France Loan Agreement) and SCI AMB France Four shall be amortised equally on each Interest Payment Date so that the yearly amortisation shall be at least equal to 2.07 per cent of the initial Term Loan amount;

(ii)	may include a limited or complete grace period on the requirement to make any amortisation payments before the Term Final Maturity Date and such other modifications to the repayment profile, as the Facility Agent and the AMB Agent (on behalf of the relevant Term Borrower) may agree; and

(iii)	each Term Borrower shall repay all remaining amounts outstanding on each New Term Loan or Converted Loan advanced to it on the Term Final Maturity Date.
(c)	No quarterly repayments of principal shall be required of a Term Borrower pursuant to Clause 10(b)(i) if the Loan to Value percentage of the relevant Loan is demonstrated by the AMB Agent (on behalf of the relevant Term Borrower) to be less than 60 per cent. (using for this purpose the Valuation of the Property used for the purpose of determining compliance with, in the case of a Converted Loan, Clause 2.1(c) (Facility) or, in the case of a New Term Loan, Clause 2.1(d) (Facility)).
(d)	Save as otherwise provided in this Clause 10 (Repayment), each New Term Loan and Converted Loan is repayable on the Term Final Maturity Date or as extended by the parties in accordance with Clause 35 (Amendments and Waivers).
11. PREPAYMENT AND CANCELLATION
11.1 Mandatory prepayment — Illegality
(a)	A Lender shall notify the relevant Borrowers and the AMB Agent promptly if it becomes aware that it is unlawful in any jurisdiction for that Lender to perform any of its obligations under a Finance Document or to fund or maintain its share in any Loan. Any such notice shall identify the affected Loans.

(b)	After notification under Clause 11.1(a):
(i)	each affected Borrower shall repay or prepay the share of that Lender in each affected Loan made to it on the date specified in Clause 11.1(c); and

(ii)	the Commitment of that Lender shall be cancelled.
(c)	The date for repayment or prepayment in accordance with Clause 11.1(b) will be the last day of the current Interest Period for that affected Loan falling at least 30 days after notification by the Lender under Clause 11.1(a) (or such longer period as agreed by the Facility Agent and that complies with the laws of the relevant jurisdiction) provided that the relevant Borrower and the AMB Agent shall use all reasonable endeavours to repay or prepay each affected Loan before such date if the relevant Lender so requests in the notification under Clause 11.1(a), which shall not be earlier than the last day of any applicable grace period allowed by law.
11.2 Prepayment — Tax and Increased Costs
(a)	If a Borrower is, or will be, required to pay to a Lender:
(i)	a Tax Payment; or

(ii)	an amount in respect of an Increased Cost,
that Borrower may, while the requirement continues, give notice to the Facility Agent requesting prepayment and cancellation in respect of that Lender.

(b)	The date for repayment or prepayment in accordance with Clause 11.2(a) will be:
(i)	the last day of the current Interest Period for that Loan; or

(ii)	if that Borrower so elects and specifies in the notice to the Facility Agent, any day at least 3 Business Days after the date of such notice.
(c)	After notification under Clause 11.2(a):
(i)	each Borrower shall repay or prepay the relevant Lender on an Interest Payment Date or as otherwise indicated in the notice (together with any Break Costs if the relevant payment is not made on an Interest Payment Date); and

(ii)	the Commitment of that Lender will be immediately cancelled.
11.3 Mandatory Prepayment following the occurrence of certain Trigger Events
(a)	If a Trigger Event (other than pursuant to Clause 28.2(a) (Non-Payment), Clause 28.5 (Cross-default), Clause 28.6 (Insolvency), 28.7 (Insolvency Proceedings), Clause 28.8 (Enforcement of Security), Clause 28.9 (Creditors Process), Clause 28.10 (Cessation of Business) and Clause 28.11 (Enforceability and Repudiation)) in respect of, or otherwise relating to an Obligor occurs in relation to that Obligor and the Facility Agent delivers a notice under

Clause 28.19 (Trigger Events and Mandatory Prepayment) to that Obligor specifying that a mandatory prepayment must be made, such Obligor shall prepay each Loan made to it to which such Trigger Event relates and which is specified in such notice, within 30 Business Days of the date of receipt by it of such notice from the Facility Agent.

(b)	For the avoidance of doubt, the Commitment of any Lender under the Facilities shall not be reduced or cancelled by any repayment or prepayment made pursuant to Clause 11.3(a).
11.4 Voluntary prepayment
(a)	Subject to Clause 11.4(c), a Borrower may, by giving not less than 5 Business Days’ prior notice to the Facility Agent, prepay any Acquisition Loan in whole or in part, at any time.
(b)	Subject to Clause 11.4(c), a Borrower may, by giving not less than 5 Business Days’ prior notice to the Facility Agent, prepay any Term Loan in whole or in part, at any time.
(c)	No prior notice shall be required of a prepayment:
(i)	mandatorily required to be prepaid by the relevant Borrower under any provision of the Finance Documents (including, without limitation, Clause 8.1(a)(iii) (Converted Loans) or Clause 11.1 (Mandatory prepayment – Illegality);

(ii)	made in the circumstances described in Clause 11.2 (Prepayments – Tax and Increased Costs) or Clause 11.4(f)(ii) (Voluntary prepayment) or any prepayment made to cure a breach of the financial covenants set out in Schedule 7 (Financial Covenants); or

(iii)	made to prepay the whole or any part of the loan advanced under the AMB Gebäude Loan Agreement as such loan amount may be increased from time to time in the event that evidence of the FRAPORT Consent is not provided to the Facility Agent on terms satisfactory to it (acting reasonably) on or before 8 June 2007.
(d)	A prepayment of part of a Loan shall be in a minimum amount of €1,000,000 and in integral multiples of €10,000, except where a prepayment is for the remaining outstanding aggregate amount of the Loan or where it is being made in accordance with (or in the circumstances contemplated by) Clause 8.1(a)(iii) (Converted Loans), Clause 11.1 (Mandatory prepayment – Illegality), Clause 11.2 (Prepayment – Tax and Increased Costs), Clause 11.4(c)(iii) (Voluntary Prepayment), Clause 11.4(f)(ii) (Voluntary Prepayment) or to cure a breach of the financial covenants set out in Schedule 7 (Financial Covenants), in which case no such minimum amounts apply. Any prepayment in respect of the Loan advanced under the AMB Gebäude Loan Agreement shall be applied first to repayment of the Increased Gebäude Loan Amount and interest outstanding thereon.
(e)	Any prepayment made pursuant to Clause 11.4(b) shall be subject to the following prepayment fees, payable on the same date as the relevant amount to be prepaid:

Date of prepayment	Prepayment Fee
From the date of this Agreement to the first anniversary thereof.	1 per cent. of the aggregate principal amount to be prepaid

From the first anniversary of this Agreement to the second anniversary thereof.	0.5 per cent. of the aggregate principal amount to be prepaid

From the second anniversary of this Agreement to the third anniversary thereof.	0.5 per cent. of the aggregate principal amount to be prepaid

Any voluntary prepayment under Clause 11.4(b) made after the third anniversary of this Agreement.	0 per cent. of the aggregate principal amount to be prepaid
(f)	Notwithstanding Clause 11.4(d), no prepayment fee shall be payable in respect of:
(i)	any prepayment or repayment made under any provision of this Agreement other than Clause 11.4(b). In particular, no prepayment fee shall be payable in respect of a prepayment required under Clause 8.1(a)(iii) (Converted Loans);

(ii)	any repayment or prepayment of any Loan as a result of any requirement under the constitutional documents of the Logistics Fund at the Logistics Fund Accession Date that the loan to value ratio of the Logistics Fund and its assets may not exceed 60 per cent;

(iii)	any repayment or prepayment made to cure a breach of the financial covenants as set out in Schedule 7 (Financial Covenants); or

(iv)	any repayment or prepayment made in respect of the loan advanced under the AMB Gebäude Loan Agreement in the circumstances set out in Clause 11.4(c)(iii) (Voluntary Prepayment).
(g)	For the avoidance of doubt, no prepayment fees shall be payable in respect of any mandatory prepayment made under the Finance Documents (including, without limitation), under Clause 11.1 (Mandatory prepayment – Illegality), Clause 11.3 (Mandatory Prepayment following the occurrence of certain Trigger Events), and Clause 28.21 (Notice of an Event of Default).
(h)	Any prepayment made pursuant to Clauses 11.4(a) or 11.4(b) shall be subject to Clause 33.3 (Break Costs) and Clause 18 (Mitigation).
11.5 Automatic cancellation
(a)	The Commitment of each Lender under the Acquisition Facility will be automatically cancelled in full at the close of business on the last day of the Acquisition Availability Period.
11.6 Miscellaneous provisions
(a)	Any notice of prepayment and/or cancellation under this Agreement is irrevocable and shall specify the relevant date(s) and the affected Loans and Commitments. The Facility Agent shall notify the Lenders promptly of receipt of any such notice.
(b)	All prepayments under this Agreement shall be made with accrued interest on the amount prepaid. No premium or penalty is payable in respect of any prepayment or cancellation under this Agreement except for any Break Costs, and any prepayment fee payable under Clause 11.4(d).

(c)	The Majority Lenders (or, in the case of a Loan advanced by a sole Lender, that Lender) may agree a shorter notice period for a voluntary prepayment.
(d)	No prepayment or cancellation is allowed except in accordance with the express terms of this Agreement.
(e)	No amount of the Total Commitments cancelled under this Agreement may subsequently be reinstated.
(f)	No amount of a Loan prepaid under this Agreement may subsequently be re-borrowed provided that any such prepayment shall not thereby reduce the Total Commitments.
12. INTEREST
12.1 Calculation of interest
(a)	The rate of interest on an Acquisition Loan for each Interest Period is the percentage rate per annum which is the aggregate of:
(i)	the Acquisition Margin;

(ii)	EURIBOR as calculated at or about 11.00 a.m. (Central European Time) on the Rate Fixing Day; and

(iii)	Mandatory Costs (if any).
(b)	The rate of interest to be applied to each Term Loan for each Interest Period is the percentage rate per annum which is the aggregate of:
(i)	the Term Margin;

(ii)	EURIBOR as calculated at or about 11.00 a.m. (Central European Time) on the Rate Fixing Day; and

(iii)	Mandatory Costs (if any).
12.2 Payment of interest
Except where it is provided to the contrary in this Agreement, each Borrower shall pay accrued interest on each Loan made to it on each of the Interest Payment Dates applicable to that Loan.
12.3 Hedging
(a)	In relation to the Acquisition Facility, upon receipt of written notice from the Facility Agent which may be delivered at any time after the Logistics Fund Accession Date and after (and for so long as) 3 month EURIBOR is more than 100 basis points above the rate of 3 month EURIBOR as at the date of this Agreement (or, in the event that the Acquisition Final Maturity Date is extended, the rate of 3 month EURIBOR as at the date of the most recent extended Acquisition Final Maturity Date), the Fund Party or any other relevant Acquisition Borrower in relation to any Loan advanced to it, shall enter into, at its own cost, such Hedging Arrangements in relation to the Acquisition Facility as the Facility Agent may reasonably instruct within 30 days of receipt of such written notice (subject to these requirements not being any more onerous to the relevant Acquisition Borrowers than the equivalent hedging requirements applicable to Term Loans).

(b)	In relation to the Term Facility, from and including the Logistics Fund Accession Date (or, if earlier, 30 June 2007) the Fund Party shall, on receipt of written notice from the Facility Agent, maintain the following Hedging Arrangements (at their cost) in relation to the Term Facility (unless alternative arrangements are agreed between the Facility Agent and the AMB Agent):
(i)	subject to Clause 12.3(b)(ii), the arrangements shall be provided by a counterparty (the Counterparty) acceptable to the Facility Agent (acting reasonably) which could be ING Bank Financial Markets or its affiliates;

(ii)	if it is the intention of the Fund Party to have the arrangements provided by a Counterparty other than ING Bank Financial Markets or its Affiliates (the Proposed Counterparty), the Fund Party shall, prior to any binding commitment to the Proposed Counterparty, notify the Facility Agent of this intention in writing and shall give ING Bank Financial Markets the last opportunity to match the pricing, terms and conditions of the Proposed Counterparty in relation to the relevant Hedging Arrangement. If ING Bank Financial Markets or its Affiliates agree to match pricing, terms and conditions of the Proposed Counterparty, the Fund Party shall be obliged to appoint ING Bank Financial Markets or its Affiliates as the Counterparty to the relevant Hedging Arrangements;

(iii)	if ING Bank Financial Markets or its Affiliates are not ultimately appointed as the Counterparty, the Fund Party shall ensure that the terms and conditions of such Hedging Arrangements entered into with the Counterparty are consistent with the terms and conditions of the Finance Documents including, but not limited to, this Clause 12.3 (Hedging) and that the relevant Counterparty enter into appropriate intercreditor arrangements (as a tripartite agreement with the relevant Finance Parties and relevant Obligors) with the Lenders as may be reasonably determined by the Facility Agent. The Finance Parties shall act reasonably in co-operating with the Obligors and the relevant Counterparty (including as to the terms of any intercreditor documentation) so that the Hedging Arrangements can be put in place with such Counterparty that is not ING Bank Financial Markets (or one of its Affiliates);

(iv)	except as otherwise agreed between the Facility Agent and the Fund Party, the arrangements shall have a minimum term of five years or, if earlier, a term which expires on the Term Final Maturity Date;

(v)	the arrangements shall be unsecured;

(vi)	the Fund Party’s obligations under the Hedging Arrangements shall be guaranteed by each Term Borrower but each such guarantee shall be proportionate to the notional amount of the Hedging Arrangements attributable to the aggregate amount outstanding under the Loan of that Term Borrower and otherwise on terms to be agreed;

(vii)	the arrangements shall have a minimum aggregate notional principal amount equal to 50 per cent. of the aggregate amount of the Term Loans; and

(viii)	the arrangements shall have settlement dates that coincide with the Interest Payment Dates.
(c)	As at the Logistics Fund Accession Date, each Hedging Agreement to which the Original AMB Party is a party shall be transferred to the Logistics Fund and on terms that provide for there to be no affected parties thereunder and no termination costs arising as a result of any such transfer.
(d)	The terms of any Hedging Arrangements entered into between the AMB Agent and the Proposed Counterparty shall be discussed in good faith between the AMB Agent and the Facility Agent and entered into on terms satisfactory to them (acting reasonably).
(e)	The liability of any Term Borrower or Acquisition Borrower (as the case may be) to any Counterparty under any Hedging Arrangement shall rank at least pari passu with all its other present and future unsecured payment obligations (except for obligations mandatorily preferred by law applying to companies generally), subject to and in accordance with Clause 26.3 (Pari passu ranking).
(f)	If, at any time, the notional principal amount of any Hedging Arrangement exceeds the aggregate amount of the Loans outstanding at that time, the relevant Obligors who have entered into the Hedging Arrangements shall, at the request of the Facility Agent (acting reasonably), reduce the notional principal amount of the Hedging Arrangements by an amount, and in a manner, satisfactory to the Facility Agent so that it no longer exceeds the amount of the Loans then outstanding provided that the costs of effecting any such reduction are not commercially unreasonable. Any costs incurred in so doing shall be for the account of the relevant Obligors.
(g)	Unless otherwise agreed by the Facility Agent, neither a Counterparty nor the Fund Party nor any Borrower may terminate or close out any Hedging Arrangement (in whole or in part) except:
(i)	a partial termination in accordance with Clause 12.3(f);

(ii)	if it becomes illegal for that party to continue to comply with its obligations under that Hedging Arrangement;

(iii)	if the Loans and other amounts outstanding under the Finance Documents have been unconditionally and irrevocably paid and discharged in full;

(iv)	in the case of termination or closing out by the Counterparty, if the Facility Agent serves notice under Clause 28.19 (Trigger Events and Mandatory Prepayment) or, having served notice under Clause 28.21 (Notice of an Event of Default), makes demand; or

(v)	in the case of termination or closing out by the Fund Party and/or any Borrower, with the consent of the Facility Agent (acting reasonably).
(h)	A Hedging Arrangement relating to a Term Loan may be assigned or novated to a Term Borrower provided always that the Term Loan that it relates to is also held or assigned or novated to that Term Borrower and the assignment or novation, if required, is completed in accordance with Clause 36 (Changes to the Parties). Clause 30 (Substitution) shall apply.

(i)	Other than pursuant to this Clause 12.3 (Hedging), no member of the Group shall enter into, or be party to, any Hedging Arrangement in relation to the Term Loans.
12.4 Interest on overdue amounts
(a)	If an Obligor fails to pay any amount payable by it under the Finance Documents, it shall immediately on receipt of written demand from the Facility Agent pay interest on the overdue amount from its due date up to the date of actual payment, both before, on and after judgment.
(b)	Interest on an overdue amount is payable at a rate determined by the Facility Agent to be two per cent. per annum above the higher of:
(i)	the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably); and
(ii)	the rate which expresses (as a percentage rate per annum) the cost to the Lenders of funding the overdue amount from whatever source it may reasonably select plus the relevant Margin, plus the Mandatory Cost (if any).
(c)	Any interest accruing under this Clause 12.4 shall be immediately payable by the Obligor on demand by the Facility Agent.
(d)	Notwithstanding Clause 12.4(b), if the overdue amount is a principal amount of a Loan and becomes due and payable before the last day of its current Interest Period, then:
(i)	the first Interest Period for that overdue amount will be the unexpired portion of that Interest Period; and
(ii)	the rate of interest on the overdue amount for that first Interest Period will be one per cent. per annum above the rate then payable on that Loan.
(e)	After the expiry of the first Interest Period for that overdue amount, the rate on the overdue amount will be calculated in accordance with Clause 12.4(b).
(f)	Interest (if unpaid) on an overdue amount will be compounded with that overdue amount at the end of each Interest Period but will remain immediately due and payable.
(g)	Notwithstanding this Clause 12 (Interest), the amount of interest payable in respect of any Loans (including, without limitation, Italian Loans) shall be limited to the extent required under the laws of the applicable jurisdiction.

12.5 Notification of rates of interest
The Facility Agent shall promptly notify each relevant Party of the determination of a rate of interest under this Agreement.
13. INTEREST PERIODS
13.1 Interest Periods
(a)	Each Interest Period for a Loan will start on its Utilisation Date or on the expiry of its preceding Interest Period and end on the next Interest Payment Date.
(b)	An Interest Period for a Loan shall not extend beyond the Acquisition Loan Repayment Date (in the case of an Acquisition Loan) and the Term Final Maturity Date (in the case of a Term Loan) except in accordance with Clauses 5.4(d), 5.4(e), 5.4(f) (Conversion Offer) and Clause 8.1(a)(iii) (Converted Loans) or as otherwise provided for in this Agreement.
(c)	Each Acquisition Loan shall have successive Interest Periods of one, two or three months as selected by the Borrower and specified in the related Request (or as otherwise agreed between the Facility Agent and the AMB Agent (or the relevant Borrower including, without limitation, so as to ensure that Interest Periods end not less than 5 Business Days after the end of each financial quarter)).
(d)	Each New Term Loan and each Converted Loan shall have an Interest Period of three months save as provided in Clause 8.1(a)(iii) (Converted Loans).
(e)	If the Utilisation Date of the Term Loan is not an Interest Payment Date, the first Interest Period of such Term Loan shall be a period of less than 3 months from the Utilisation Date to the next following Interest Payment Date.
14. MARKET DISRUPTION
14.1 Failure of a Reference Bank to supply a rate
If EURIBOR is to be calculated by reference to the Reference Institutions but a Reference Bank does not supply a rate by 2.00 p.m. (Central European Time) on a Rate Fixing Day, the applicable EURIBOR will, subject as provided below, be calculated on the basis of the rates of the remaining Reference Institutions.
14.2 Market disruption
(a)	In this Clause, each of the following events is a market disruption event:
(i)	if less than two Reference Institutions supply a rate by 2.00 p.m. (Central European Time) on the Rate Fixing Day; or
(ii)	the Facility Agent receives by close of business on the Rate Fixing Day notification from the Majority Lenders (or the Lender in the case of a Loan advanced by a sole Lender) that the cost to them of obtaining matching deposits in the relevant interbank market is in excess of EURIBOR for the relevant Interest Period.

(b)	The Facility Agent shall promptly notify the relevant Borrowers and the relevant Lenders of a market disruption event.
(c)	After notification under Clause 14.2(b), the rate of interest on each Lender’s share in the relevant Loan for the relevant Interest Period will be aggregate of the applicable:
(i)	Acquisition Margin or, as the case may be, Term Margin;
(ii)	the rate notified to the Facility Agent by that Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its share in the Loan from whatever source it may reasonably select; and
(iii)	any Mandatory Costs, if any, applicable to that Lender’s participation in the Loan.
14.3 Alternative basis of interest or funding
(a)	If a market disruption event occurs and the Facility Agent or the AMB Agent so require, the AMB Agent and the Facility Agent shall enter into negotiations for a period of not more than 30 days with a view to agreeing an alternative basis for determining the rate of interest and/or funding for the Loan.
(b)	Any alternative basis agreed will be, with the prior consent of all the Lenders and the AMB Agent, binding on all the Parties.
15. TAXES
15.1 Tax gross-up
(a)	Each Obligor shall make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.
(b) If:
(i)	a Lender is not, or ceases to be, a Qualifying Lender; or
(ii)	an Obligor or a Lender is aware that an Obligor shall be required to make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction), it shall promptly notify the Facility Agent. The Facility Agent shall then promptly notify the affected Parties.

(c)	Except as provided below, if a Tax Deduction is required by law to be made by an Obligor or the Facility Agent, the amount of the payment due from that Obligor will be increased to an amount which (after making the Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	An Obligor is not required to make an increased payment under Clause 15.1(c) for a Tax Deduction in respect of a payment to a Lender that is not, or has ceased to be, a Qualifying Lender in excess of the amount that such Obligor would have had to pay had the Lender been, or not ceased to be, a Qualifying Lender.

(e)	Clause 15.1(d) will not apply if the Lender has ceased to be a Qualifying Lender by reason of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or double taxation agreement or any published practice or concession of any relevant taxing authority.
(f)	An Obligor is not required to make an increased payment to a Lender under Clause 15.1(c) for a Tax Deduction in respect of tax imposed by relevant tax authorities if, and to the extent that, that Lender is a Treaty Lender and the Obligor is able to demonstrate that the Tax Deduction would not have been required, or would have been reduced, if the Lender had complied with its obligations under Clause 15.1(i).
(g)	If an Obligor is required to make a Tax Deduction, it shall make the minimum Tax Deduction allowed by law and shall make any payment required in connection with that Tax Deduction within the time allowed by law and in the amount required by law.
(h)	Within 30 days of making either a Tax Deduction or a payment required in connection with a Tax Deduction, the Obligor making that Tax Deduction or payment shall deliver to the Facility Agent for the relevant Finance Party evidence satisfactory to that Finance Party (acting reasonably) that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.
(i)	A Treaty Lender and each Borrower which makes a payment to which that Treaty Lender is entitled shall co-operate by using their respective reasonable endeavours to complete any procedural formalities necessary for the Obligors to obtain authorisation to make that payment without a Tax Deduction.
(j)	Clause 15.1 (Tax gross-up) may be disapplied in respect of a Tax Payment by the operation of Clause 36.5 (Costs resulting from a change of Lender or Facility Office).
15.2 Tax indemnity
(a)	Except as provided below, each Obligor shall indemnify a Finance Party against any loss, liability or cost which that Finance Party determines that it has suffered or will suffer (directly or indirectly) by that Finance Party for or on account of Tax in relation to a payment received or receivable from that Obligor under a Finance Document.
(b)	Clause 15.2(a) does not apply to any Tax assessed on a Finance Party under the laws of the jurisdiction in which:
(i)	that Finance Party is treated as subject to unlimited tax liability;

(ii)	that Finance Party’s Facility Office or permanent establishment to which amounts received or receivable are attributable, is located or that Finance Party is otherwise subject to non-resident tax liability in respect of amounts received or receivable in that jurisdiction; or

(iii)	under the laws of the jurisdiction in which the Finance Party, by virtue of a Security Interest granted to it, is subject to non-resident taxation, if that Tax is imposed on or calculated by reference to the net income received or receivable by that Finance Party. However, any payment deemed to be received or receivable, including any amount treated as income but not actually received by the Finance Party, such as a Tax Deduction, will not be treated as net income received or receivable for this purpose.

(c)	Clause 15.2(a) does not apply to the extent a loss, liability or cost:
(i)	is compensated for by an increased payment under Clause 15.1 (Tax gross-up); or

(ii)	would have been compensated for by an increased payment under Clause 15.1 (Tax gross-up) but was not so compensated solely because one of the exclusions in Clause 15.1(d) or Clause 15.1(f) applied.
(d)	Clause 15.2(a) may be disapplied in respect of a Tax Payment by the operation of Clause 36.5 (Costs resulting from a change of Lender or Facility Office).
(e)	A Finance Party making, or intending to make, a claim under Clause 15.2(a) shall promptly notify the Borrowers of the event which will give, or has given, rise to the claim.
15.3 Tax Credit
If an Obligor makes a Tax Payment and the relevant Finance Party reasonably establishes that:
(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part or to that Tax Payment; and
(b)	it has used and retained that Tax Credit,
the Finance Party shall pay an amount to that Obligor which that Finance Party reasonably establishes that such payment will leave it (after that payment) in the same after-tax position as it would have been if the Tax Payment had not been required to be made by the Obligor.
15.4 Miscellaneous taxes
(a)	Each Obligor shall pay and indemnify each Finance Party against any cost, loss or liability that a Finance Party incurs in relation to stamp duty, registration or other similar Tax payable in connection with the entry into, performance or enforcement of any Finance Document, except for:
(i)	any such Tax payable in connection with the entry into a Transfer Certificate; and

(ii)	to the extent that any such Tax is payable as a result of any securitisation or other similar transaction involving any part of the rights of any Lender under this Agreement.
15.5 Value added taxes
(a)	All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply.
(b)	If VAT is chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any Party (the Relevant Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly claim the full amount of any credit or repayment to which it is entitled in respect of such VAT and pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

(c)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of those costs or expenses but only to the extent that the Finance Party (acting reasonably) determines that it is not entitled to repayment from the relevant tax authority in respect of the VAT.
15.6 German thin capitalisation
(a)	As soon as practical but no later than 60 days after a request is received by the relevant Security Agent by either a Borrower or the German tax authorities, the Security Agent shall for the purpose of providing evidence to the German tax authorities of the absence of any detrimental recourse situation deliver to the AMB Agent a Confirmation Letter at the reasonable cost and expense of the respective Borrower. For purposes of enabling the Security Agent to issue the Confirmation Letter and before any issue of a Confirmation Letter by the Security Agent, the AMB Agent will provide the Security Agent with a draft proposal of a Confirmation Letter listing all guarantees and security interests and other restrictions.
(b)	The delivery of a Confirmation Letter shall not prejudice the rights of the Finance Parties under this Agreement or any other Finance Document. Any Confirmation Letter delivered under this Agreement:
(i)	is given for the purpose of delivery to the competent tax authorities of the relevant Borrowers and to assist the Borrowers in the administration of their tax affairs and not for any other purpose (the risk of a detrimental recourse situation fully remains with the relevant Borrowers);

(ii)	does not guarantee the achievement of a specific result or conclusion for German tax purposes;

(iii)	is addressed to and is solely for the benefit of the Borrowers in relation to this Agreement; and

(iv)	does not create third party rights of any kind.
(c)	No Finance Party is responsible or liable for the tax affairs or position of any Obligor or Additional Obligor or for achieving any particular tax treatment of any Obligor or Additional Obligor and no Obligor or Additional Obligor may make any claim against a Finance Party in respect of or in connection with the Confirmation Letters, irrespective of their accuracy.
(d)	The Obligors and Additional Obligors undertake to notify the Security Agent should they become aware that any of the Confirmation Letters is not or no longer true, correct, complete and not misleading.

(e)	The Obligors and Additional Obligors, on a joint and several basis, shall indemnify and hold harmless each Finance Party against claims of other Obligors and Additional Obligors, other Finance Parties and third parties, including without limitation the German tax authorities, in connection with any of the Confirmation Letters.
(f)	The Parties acknowledge that the term back-to-back financing as understood and applied by the German tax authorities in the context of the German thin capitalisation regime (Sec. 8a German Corporate Income Tax Act, CITA, Körperschaftsteuergesetz) is still unclear. To the extent the German tax authorities require a Borrower under the German Loans to provide, in addition to the Confirmation Letters, further evidence or information, the Security Agent shall consider in good faith to what extent it is reasonably practical for it, or for the Lenders, to support the relevant Borrower in this regard. For the avoidance of doubt, no Finance Party shall be under any obligation to release any of its Security Interests or issue further Confirmation Letters or certificates or otherwise provide information to the relevant Borrower or the German tax authorities, including without limitation in relation to the existence or non-existence of any Accounts maintained by any of the Obligors or any Additional Obligors with any Finance Party.
(g)	No error or omission in a Bank Certificate shall constitute a release of any Security Interest.
(h)	The Obligors and Additional Obligors shall indemnify and hold harmless the Finance Parties from any losses, damages, liabilities, costs and expenses (including legal fees) resulting from or in connection with any request for assistance or support under this Clause 15.6 (German thin capitalisation).
(i)	Each Confirmation Letter shall not constitute the provision by a Finance Party of any legal or tax advice to any other party in respect of the application of the German thin capitalisation regime (Sec. 8a CITA and any administrative guidance issued in respect thereof) or otherwise in respect of this Agreement.
(j)	The Obligors hereby irrevocably waive all confidentiality rights pertaining to the delivery of the Confirmation Letters and all parties agree to allow the Agents freely to communicate among themselves and the Lenders and mandate the Agents irrevocably in order to deliver such Confirmation Letter on behalf of the Lenders to the respective Obligor(s).
(k)	Neither the Security Agent nor any Lender shall be obliged to deliver any information pursuant to a request under this Clause 15.6 (German thin capitalisation) if, by doing so, it would contravene the terms of any applicable Law or any notice, direction or requirement or any governmental or regulatory authority (whether or not having the force of law).
(l)	The Obligors may disclose the existence and content of a Confirmation Letter to its professional advisers or its respective Affiliates, as required by applicable law or regulation and to any tax, regulatory or other governmental authority asserting jurisdiction over it.
(m)	Any Security provided with regard to the German Loans under the Finance Documents shall at all times exclude Accounts if, and to the extent, any such Account qualifies as a Long Term Interest Bearing Deposit.
(n)	Any negative pledge or negative disposal covenant provided for in the Finance Documents with regard to the German Loans shall restrict the Obligors’ or Additional Obligors’ rights to transfer, assign, sell or withdraw any Accounts pledged as Long Term Interest Bearing Deposits.
15.7 No legal or tax advice provided by Finance Parties
No Finance Party is providing any legal and/or tax advice to any other Party with respect to this Agreement. It is the responsibility of each Obligor to consult its own legal and tax advisers.
16. ADDITIONAL DOCUMENTATION
16.1 Short Form Agreements
(a)	Each Obligor acknowledges and agrees for the benefit of the Finance Parties to be bound by each Short Form Agreement in respect of a Term Loan that it executes or that is executed on its behalf by the AMB Agent.

(b)	Each Short Form Agreement shall include any additional term or condition reasonably imposed by the Facility Agent, with the agreement of the AMB Agent, in relation to the relevant Term Loan limited to ensuring that the agreement between the relevant Obligor and Lender takes account, of any legal or practical difficulties or characteristics of the relevant jurisdiction which have arisen as a result of the type of Property and/or Shares that is or are to be acquired directly or indirectly by the Obligor. The Facility Agent shall notify the relevant Obligor of such an additional term or condition in the Conversion Offer in accordance with Clause 8.1(d) and shall discuss in good faith any amendments to such additional term or condition requested by the AMB Agent. If no agreement is reached between the Facility Agent and the AMB Agent the relevant Conversion Offer or New Term Loan Request shall be revoked.

(c)	In the case of any inconsistency between the terms and conditions of this Agreement and any additional term or condition imposed in accordance with Clause 16.1(b), the additional term or condition shall apply to the extent of the contradiction.

(d)	The Finance Parties shall not be liable for any inaccuracies or any costs incurred because of the inaccuracies of the Short Form Agreement Agreements as a result of any translations or otherwise.
16.2 France
(a)	Each Obligor whose law of incorporation is the law of France, shall execute by no later than the Utilisation Date of each Loan, the Short Form Agreement (or a document in substantially the same form) of this Agreement provided:
(i)	at Schedule 11 (France — Short Form Agreement: Form of mortgage deed (by PropCo as Guarantor)) (or a document substantially in the form of Schedule 11; and/or

(ii)	at Schedule 12 (France — Short Form Agreement: Form of mortgage deed (by an Additional Acquisition Borrower or Additional Term Borrower)) (or a document substantially in the form of Schedule 12, if it is necessary to lodge with the relevant authorities a form of this Agreement in order to:

(iii)	ensure the valid registration of any Security Document;

(iv)	fulfil its obligations pursuant to this Agreement; or

(v)	for any other reason as agreed between the AMB Agent and the Facility Agent.
(b)	For the purposes of Articles L.313 1 et seq. and R.313 1 and R.313 2 of the French Consumer Code applicable to lending to French Borrowers, the Parties acknowledge that by virtue of certain characteristics of the Facilities (and in particular the variable interest rate applicable to Loans) the taux effectif global cannot be calculated at the date of this Agreement. However, each French Borrower acknowledges having received from the Facility Agent a letter containing an indicative calculation of the taux effectif global, based on figured examples calculated on assumptions as to the taux de période and durée de période set out in such letter, substantially in the form of Schedule 13 (Form of TEG Letter). The Parties acknowledge that that letter forms part of this Agreement.
16.3 Italy
(a)	Each Obligor whose law of incorporation is the law of Italy, shall execute in Italy, by no later than the date of Utilisation of each Loan, a Short Form Agreement if it is necessary to lodge with the relevant authorities a form of this Agreement in order to:
(i)	fulfil its obligations pursuant to this Agreement;

(ii)	benefit from a favourable tax regime including, but not limited to, the Sostitutiva Regime; or

(iii)	for any other reason as agreed between the AMB Agent and the Facility Agent.
(b)	The AMB Agent and the Facility Agent (as the case may be) shall ensure that each Short Form Agreement that is executed in accordance with this Clause 16.3 complies with the following, unless otherwise agreed between the AMB Agent and the Facility Agent:
(i)	the Lender of the Short Form Agreement is:
(A)	a Qualifying Lender of Italy;

(B)	a branch of a non-Italian bank that is authorised by a Qualifying Lender; or

(C)	a Qualifying Lender of a Treaty State;
(ii)	the Short Form Agreement is properly executed in Italy in accordance with the laws of Italy; and

(iii)	the Short Form Agreement complies with all other applicable laws.
(c)	The AMB Agent shall ensure that any and all documents necessary to lodge with the relevant authorities in order to perfect any Italian Security shall be lodged including, but not limited to, a summary in Italian of the terms of any short form agreement subject to Italian law.

16.4 Spain
(a)	Each Obligor whose law of incorporation is the law of Spain, shall execute by no later than the date of Utilisation of each Loan, a Short Form Agreement in the form of:
(i)	a mortgage deed by the PropCo as a guarantor;

(ii)	a mortgage deed by an Additional Acquisition Borrower or Additional Term Borrower,
but, only if, it is necessary to lodge with the relevant authorities a form of this Agreement in order to:
(iii)	fulfil its obligations pursuant to this Agreement;

(iv)	ensure the valid registration of any Security Document; or

(v)	for any other reason as agreed between the AMB Agent and the Facility Agent.
17. INCREASED COSTS
17.1 Increased Costs
Except as provided in Clause 17.2 (Exceptions), each Obligor shall pay to a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates as a result of any change, after the date of this Agreement, to any law, regulation, provision or directive including, but not limited to:
(a)	the introduction of, or any change in, or any change in the interpretation, administration or application of, any law or regulation; and

(b)	compliance with any law or regulation made after the date of this Agreement, that entails an increase in the cost to the Lender of complying with its obligations under this Agreement.
17.2 Exceptions
No Obligor need make any payment for an Increased Cost to the extent that the Increased Cost is:
(a)	compensated for under another Clause or would have been but for an exception to that Clause;

(b)	attributable to a Finance Party or its Affiliate wilfully failing to comply with any law or regulation;

(c)	an amount in respect of Tax or a loss or liability in respect of Tax; or

(d)	attributable to the introduction, implementation or transformation of what is stipulated in the paper “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (Basel II) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).
17.3 Claims
(a)	A Finance Party intending to make a claim for an Increased Cost shall notify the Facility Agent of the circumstances giving rise to and the amount of the claim, following which the Facility Agent will promptly notify the Borrowers.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount and providing calculations in reasonable detail of its Increased Cost.
18. MITIGATION
18.1 Mitigation
(a)	Each Finance Party shall, in consultation with the Borrowers, take all reasonable steps to mitigate any circumstances which arise and which result or would result in:
(i)	any Tax Payment or Increased Cost being payable to that Finance Party;

(ii)	any Breakage Costs (including, without limitation, in relation a Term Loan and to the operation of Clause 5.3 (Conversion Offer) and Clause 8 (Conversion));

(iii)	that Finance Party being able to exercise any right of prepayment and/or cancellation under this Agreement by reason of any illegality, including (but not required to) transferring its rights and obligations under the Finance Documents to an Affiliate or changing its Facility Office.
(b)	Clause 18.1(a) does not in any way limit the obligations of any Obligor under the Finance Documents.

(c)	The relevant Obligors requesting that any such mitigation steps be taken shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of any step taken by it under this Clause.

(d)	A Finance Party is not obliged to take any step under this Clause if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.
18.2 Conduct of business by a Finance Party
No term of this Agreement will:
(a)	interfere with the right of any Finance Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it in respect of Tax or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (Tax or otherwise) or any computation in respect of Tax.
19. PAYMENTS
19.1 Place
Unless a Finance Document specifies that payments under it are to be made in another manner, all payments by a Party (other than the Facility Agent) under the Finance Documents shall be made to the Facility Agent to its account at such office or bank in the principal financial centre of a Participating Member State (as it may notify to that Party and for this purpose by not less than five Business Days’ prior notice).
19.2 Funds
Payments under the Finance Documents to the Facility Agent shall be made for value on the due date at such times and in such funds as the Facility Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.
19.3 Distribution
(a)	Each payment received by the Facility Agent under the Finance Documents for another Party shall, except as provided below, be made available by the Facility Agent to that Party by payment (as soon as practicable after receipt) to its account with such office or bank in the principal financial centre of a Participating Member State (as it may notify to the Facility Agent and for this purpose by not less than five Business Days’ prior notice).
(b)	The Facility Agent may (with the consent of the relevant Obligor or otherwise in accordance with Clause 38 (Set Off) apply any amount received by it for an Obligor in or towards payment, on the date and in the currency and funds of receipt of any amount due from that Obligor under the Finance Documents.
(c)	Where a sum is paid to the Facility Agent under this Agreement for another Party, the Facility Agent is not obliged to pay that sum to that Party until it has established that it has actually received it. The Facility Agent shall establish actual receipt of payment as soon as is reasonably practicable and in the case of a payment owed to a Lender, (unless it is entitled to do otherwise) make the payment to the relevant Lender within two Business Days if receipt is established. However, the Facility Agent may assume that the sum has been paid to it, and, in reliance on that assumption, make available to that Party a corresponding amount. If it transpires that the sum has not been received by the Facility Agent, that Party shall immediately on demand by the Facility Agent refund any corresponding amount made available to it together with interest on that amount from the date of payment to the date of receipt by the Facility Agent at a rate calculated by the Facility Agent to reflect its cost of funds.
19.4 Currency
(a)	Unless a Finance Document specifies that payments under it is to be made in a different manner, the currency of each amount payable under the Finance Documents is determined under this Clause.

(b)	Amounts payable in respect of Taxes, fees, costs and expenses are payable in the currency in which they are incurred.
(c)	Each other amount payable under the Finance Documents is payable in euro.
19.5 No set-off or counterclaim
All payments made by an Obligor under the Finance Documents shall be calculated and made without (and free and clear of any deduction for) set-off or counterclaim.
19.6 Business Days
(a)	If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day in that calendar month (if there is not) or whatever day the Facility Agent determines is market practice.

(b)	During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.
19.7 Partial payments
(a)	If the Facility Agent receives a payment insufficient to discharge all the amounts then due and payable by the Obligors under the Finance Documents, the Facility Agent shall apply that payment towards the obligations of the Obligors under the Finance Documents in the following order:
(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agents under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal amount due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)	The Facility Agent shall, if so directed by all the Lenders participating in a particular Loan, vary the order set out in Clauses 19.7(a)(ii) to (iv).

(c)	This Clause will override any appropriation made by an Obligor.
19.8 Timing of payments
If a Finance Document does not provide for when a particular payment is due, that payment will be due within five Business Days of demand by the relevant Finance Party.

20. RECOURSE
20.1 Recourse — Acquisition Facility
(a)	Each Acquisition Loan shall be a full recourse obligation of the relevant Acquisition Borrower and shall have the benefit of the Acquisition Loan Guarantee.

(b)	On the Logistics Fund Accession Date, the Original AMB Party shall execute a Transfer Certificate to novate to the Logistics Fund all its rights and obligations under the Finance Documents (except under the Acquisition Loan Guarantee which will be replaced by Clause 22 (Acquisition Loan Guarantee and Indemnity)) in the form provided in Part B of Schedule 6 (Form of Transfer Certificate – Transfers by Novation).
20.2 Recourse — Term Facility and Carve-out Indemnity
(a)	Each Finance Party acknowledges and agrees that each Term Loan shall constitute a limited recourse obligation of the relevant Borrower. Save as provided in Clauses 20.2(b), recourse of the Finance Parties in such circumstances shall be limited only to the assets of the relevant Term Borrower and where the relevant Term Borrower is not a PropCo to the relevant PropCo subject to the relevant Security Interests pursuant to Clauses 29.7 (ShareCo as a Term Borrower) and/or 29.8 (PropCo as a Term Borrower) and any guarantees granted to the Finance Parties by the relevant Term Borrower’s Affiliates in accordance with the terms of this Agreement.

(b)	Notwithstanding Clause 20.2(a) but subject to Clause 20.6, the Carve-out Indemnifier acknowledges and agrees for the benefit of the Finance Parties (providing any Term Loan or acting as Facility Agent or Security Agent in respect thereof) that:
(i)	from the Term Facility First Closing Date and following the occurrence of any Enforcement Event in respect of any Term Loan, it shall indemnify and keep indemnified the Finance Parties on a full recourse after-tax full basis for:
(A)	all amounts then due and payable in respect of any Term Loan;

(B)	all enforcement costs (including any additional mortgage registration costs so as to ensure that all of the amounts outstanding under the relevant Term Loan are fully secured against the relevant Property acquired by that Term Loan) incurred by any Finance Party;

(C)	any other costs and expenses (howsoever incurred) which are due and payable to any Finance Party pursuant to the Finance Documents which are incurred or have arisen in respect of any Term Loan; less

(D)	all net proceeds of realisation received in respect of any Security Interests or guarantees granted by the relevant Term Borrower and which are received within 180 days following the occurrence of the relevant Enforcement Event, provided that no liability or obligation on the Carve-out Indemnifier shall arise or be incurred under this Clause 20.2(b)(i) unless and to the extent that the relevant Term Borrower (including its officers, directors and employees) has committed an act of fraud, deliberate misconduct knowingly materially prejudicial to the Security Documents, any other Security Interests created under the Finance Documents, the

Security Principles or their enforcement and the enforcement rights of the Finance Parties thereunder or has otherwise misappropriated funds in bad faith contrary to the terms of the Finance Documents.
(ii)	from the date of this Agreement and with respect to any Term Loan secured in whole or in part over any Property situated in France and in the event that the Finance Parties are unable to recover fully the amounts due to them in relation to the Term Loans in circumstances where Clause 20.3(b) (France – Cross-collateralisation by a Cross-Guarantee) applies, it shall indemnify and keep indemnified the Finance Parties on a full-recourse after-tax basis in an amount up to:
(A)	the Foreclosure Value of all Properties situated in France at that time financed by Term Loans that are outstanding; less

(B)	all net proceeds of realisation received within 180 days following the occurrence of an Enforcement Event as specified in Clause 20.3(b) (France – Cross-collateralisation by a Cross-Guarantee) in respect of the Security Interests and/or guarantees granted in respect of any Term Loan pursuant to Clause 29.11 (France) and Clause 29.11(b)(v) in particular; and
(iii)	from the date of this Agreement and with respect to the Property listed in Part G of Schedule 1 (Original Parties and Properties), it shall indemnify and keep indemnified the Finance Parties on a full-recourse after-tax basis for and to the extent of any losses that are incurred by the Finance Parties in respect of that Property as a direct result of the absence of the certificate of conformity or insurance cover identified opposite the name of the relevant Property in Part G of Schedule 1 (Original Parties and Properties) (any such absent certificate of conformity or insurance or cover being the Missing Property Confirmation) in an amount up to:
(A)	the Foreclosure Value of the relevant Property; less

(B)	all net proceeds of realisation received within 180 days following the occurrence of the relevant Enforcement Event in respect of the Security Interests and/or guarantees granted in respect of any Term Loan advanced to finance such Property.
provided that if the AMB Agent or any relevant Obligor provides the Facility Agent with evidence (in a form satisfactory to the Facility Agent (acting reasonably)):
(I)	of any certificate of conformity or insurance cover that is listed as a Missing Property Confirmation in relation to a Property in Part G of Schedule 1 (Original Parties and Properties); or

(II)	that the relevant certificate of conformity or insurance cover would have expired if it had been originally obtained in accordance with good property management principles, the indemnity set out in this Clause 20.2(b)(iii) shall, with effect from the date of which such evidence is provided, no longer cover any losses that arise in respect of that Property and the relevant certification or cover that was formerly listed as a Missing Property Confirmation and in respect of which such evidence has subsequently been provided.

(iv)	If:
(A)	by 8 June 2007, the consent of FRAPORT (the FRAPORT Consent) has not been obtained (on terms satisfactory to the Facility Agent acting reasonably) to the assignment of the lease receivables under the lease agreement between Gebäude 556 Cargo City Süd B.V. & Co KG and Rhenus Air Handling GmbH and the increase of the amount of the mortgage registered in respect of the Heritable Building Right listed as item 2 in Part G of Schedule 1 (Original Parties and Properties) by the amount by which the loan outstanding under the AMB Gebäude Loan Agreement is increased upon the execution of the Amending AMB Existing Loan Agreement related thereto (the “Increased Gebäude Loan Amount”); or

(B)	an Event of Default occurs prior to an increase of the amount of the mortgage registered in respect of the Property listed as item 2 in Part G of Schedule 1 (Original Parties and Properties) (or in respect of any related Heritable Building Right) by the Increased Gebäude Loan Amount,
the Carve-out Indemnifier shall indemnify and keep indemnified the Finance Parties on a full recourse basis for the losses resulting from such late consent in an amount up to:
(C)	the Increased Gebäude Loan Amount (including any interest accrued and unpaid on such amount); less

(D)	all net proceeds of realisation received within 180 days following the occurrence of the relevant Enforcement Event in respect of the Security Interests and/or guarantees granted in respect of such Increased Gebäude Loan Amount or any surplus net proceeds of realisation that can be applied to the Increased Gebäude Loan Amount after application to the remainder of the Loan outstanding under the AMB Gebäude Loan Agreement, provided that such indemnity shall cease to apply with effect from the earlier of the date on which:
(I)	the Facility Agent has been provided with evidence satisfactory to it (acting reasonably) of the FRAPORT Consent and of compliance with Clauses 29.9(a)(i), 29.9(a)(ii) and 29.9(a)(iv); or

(II)	the Increased Gebäude Loan Amount (including any interest accrued and unpaid on such amount) has been prepaid or repaid in full; and
provided further that if the FRAPORT Consent and/or such any prepayment or repayment is not obtained or made in respect of the full amount of the Increased Gebäude Loan Amount, such indemnity shall cease to apply to the extent of the amount of (x) any such FRAPORT Consent actually obtained and in respect of which Clauses 29.9(a)(i), 29.9(a)(ii)and 29.9(a)(iv) have been complied with to the extent of the relevant amount in respect of which the FRAPORT Consent has been given and in relation to the amount so consented to and/or (y) any prepayment or repayment actually made.
(c)	With effect from the Logistics Fund Accession Date, AMB Property, L.P. shall:

(i)	cease to be liable under the indemnities set out in Clause 20.2(b) and these indemnities shall instead be given by the Logistics Fund to the Finance Parties on identical terms to the terms set out therein and the Finance Parties agree and acknowledge that the obligations and liabilities of AMB Property, L.P. under Clause 20.2(b) shall terminate on the Logistics Fund Accession Date and the Logistics Fund shall assume all rights and obligations thereunder (including, but not limited to, pre-existing liabilities); and

(ii)	be automatically released from all its obligations under the Finance Documents (including the Acquisition Loan Guarantee, the Carve-out Indemnity and under any representations and covenants hereunder).
(d)	If the Facility Agent has not been provided with evidence of the FRAPORT Consent on or before 8 June 2007, the AMB Agent and the Facility Agent shall discuss in good faith what steps need to be taken in relation to the AMB Gebäude Loan Agreement and the Increased Gebäude Loan Amount as a result.
20.3 France — Cross-collateralisation by a Cross-Guarantee
(a)	AMB Le Grand Roissy Holding 2 S.à.r.l and the AMB Agent hereby agree and acknowledge for the benefit of ING Real Estate Finance (France) that by no later than 1 May 2007 they shall provide (or procure that there is provided) a Cross-Guarantee structure in the manner described in Clause 29.11(b)(v) in form and substance satisfactory to the Facility Agent (acting reasonably) in respect of the Sirius Portfolio, SCI AMB France One, SCI AMB France Two, SCI AMB France Three and SCI AMB France Four. In the event that the Cross-Guarantee structure is not so provided by 1 May 2007, in form and substance reasonably satisfactory to the Facility Agent, each of the Parties to this Agreement agree that a Trigger Event in relation to the Term Loans provided to each of SCI AMB France One, SCI AMB France Two, SCI AMB France Three and SCI AMB France Four shall be deemed to have occurred.
(b)	In the event that a cross-collateralisation of assets in France is effected by a Cross-Guarantee in the manner described in Clause 29.11(b)(v) and that following the occurrence of any Enforcement Event in respect of any Term Loan advanced to a ShareCo or PropCo situated in France such Cross-Guarantee is not fully effective as a matter of French law because of corporate benefit limitations or is validly contested on this basis with, in either such case, the result that the Finance Parties do not fully recover all amounts due to them in respect of such Term Loans (including any related costs of enforcement) within 180 days following the occurrence of such Enforcement Event, the provisions of Clause 20.2(b)(ii) shall apply.
20.4 Registration Charges
The Carve-out Indemnifier acknowledges and agrees for the benefit of the Finance Parties (providing any Term Loan or acting as Facility Agent or Security Agent in respect thereof) that, from the Term Facility First Closing Date and following the occurrence of any Enforcement Event in respect of any Term Loan, it shall indemnify and keep indemnified the Finance Parties on a full recourse after-tax full basis for additional registration charges payable in respect of each Land Charge which creates a Security Interest over the Property financed by the relevant Term Loan to the relevant Land Registries if such costs are incurred as a result of an Event of Default.

20.5 Recourse — Generally
(a)	A Lender which is a lender of the Acquisition Facility and the Term Loan Facility will:
(i)	in the case of an enforcement of its rights under the Acquisition Facility, have recourse pursuant to Clause 20.1 (Recourse – Acquisition Facility) only; and

(ii)	in the case of an enforcement of its rights under the Term Facility, have recourse pursuant to Clause 20.2 (Recourse – Term Facility) only.
20.6 Limitation on Recourse to the Fund Obligors
(a)	The Finance Parties hereby acknowledge and agree that they shall not have any recourse to the constituent partners, shareholders, members or trustees of any Fund Obligor (nor to their respective officers, directors, partners, shareholders, members or trustees) except that:
(i)	AMB Property, L.P. (but not its constituent partners, shareholders, members or trustees nor their respective officers, directors, partners, shareholders, members or trustees) shall be liable in respect of the Acquisition Loan Guarantee and the Carve-out Indemnity until the Logistics Fund Accession Date; and

(ii)	in accordance with any ShareCo Guarantee in respect of the provider thereof (but not its constituent partners, shareholders, members or trustees nor their respective officers, directors, partners, shareholders, members or trustees).
21. PARALLEL DEBT
(a)	For the purposes of taking and ensuring the continuing validity of security under those Security Documents subject to the laws of (or to the extent affecting assets situated in) the relevant jurisdictions as the Facility Agent and the AMB Agent (each acting reasonably) agree, notwithstanding any contrary provision in this Agreement:
(i)	each Obligor hereby irrevocably and unconditionally undertakes, as far as necessary in advance, to pay to the Security Agent an amount equal to the aggregate of all its principal obligations whether as Borrower or Guarantor (the Principal Obligations) to all the Finance Parties from time to time due in accordance with the terms and conditions of such Principal Obligations (such payment undertaking and the obligations and liabilities which are the result thereof, the Parallel Obligations);

(ii)	each Obligor hereby acknowledges that:
(A)	for this purpose the Parallel Obligations constitute undertakings, obligations and liabilities of each Obligor to the Security Agent which are separate and independent from, and without prejudice to, the Principal Obligations which each Borrower has to any Finance Party; and

(B)	the Parallel Obligations represent the Security Agent’s own claim to receive payment of such Parallel Obligations, provided that the total amount which may become due under the Parallel Obligations of the relevant Obligor under this clause shall never exceed the total amount which may become due under all the Principal Obligations of the Obligor to all the Finance Parties.

(iii)	the total amount due by any Obligor as the Parallel Obligations under this Clause 21 shall be decreased to the extent that the relevant Obligor shall have paid any amounts to the Finance Parties or any of them to reduce that Obligor’s outstanding Principal Obligations or any Finance Party otherwise receives any amount in payment of such Principal Obligations (other than by virtue of this Clause 21 (Parallel Debt)); and

(iv)	to the extent that the relevant Obligor shall have paid any amounts to the Security Agent under the Parallel Obligations or the Security Agent shall have otherwise received monies in payment of such Parallel Obligations, the total amount due under the Principal Obligations shall be decreased accordingly.
(b)	The Security Agent undertakes to pay to the Finance Parties an amount equal to any amount collected or received by the Security Agent in connection with the Secured Obligations pursuant to this Clause 21 (Parallel Debt) for distribution to the Finance Parties in accordance with the terms of this Agreement as if the corresponding Principal Obligations had not been discharged.
22. ACQUISITION LOAN GUARANTEE AND INDEMNITY
22.1 Acquisition Loan Guarantee and indemnity
(a)	The Parties agree that the provisions of this Clause 22 (Acquisition Loan Guarantee and Indemnity) only apply in respect of the Acquisition Loans after the Logistics Fund Accession Date and all references to the Acquisition Loan Guarantor in this Clause 22 shall be to the Logistics Fund. This Clause 22 (Acquisition Loan Guarantee and Indemnity) shall apply with immediate effect from the date that the Logistics Fund accedes to this Agreement.

(b)	The Acquisition Loan Guarantor shall irrevocably and unconditionally:
(i)	guarantee within 2 Business Days of demand to each Finance Party punctual performance by any Acquisition Borrower of all its payment obligations in its capacity as an Acquisition Borrower under the Finance Documents;

(ii)	undertake with each Finance Party that whenever the relevant Acquisition Borrower does not pay any amount when due from it in its capacity as an Acquisition Borrower under or in connection with any Finance Document, it shall immediately within 2 Business Days of demand by the Facility Agent pay that amount as if it were the principal obligor in respect of that amount; and

(iii)	indemnifies each Finance Party immediately within 2 Business Days of demand against any loss or liability suffered by that Finance Party if any payment obligation guaranteed by it under this Clause 22 (Acquisition Loan Guarantee and Indemnity) is or becomes unenforceable, invalid or illegal; the amount of the loss or liability under this indemnity will be equal to the amount the Finance Party would otherwise have been entitled to recover.
(c)	The Parties agree and acknowledge that the Guarantor’s obligations in accordance with this Guarantee do not extend to the Guarantor’s directors, shareholders, members or employees.

22.2 Continuing guarantee
Subject to Clause 20.1 (Recourse — Acquisition Facility), the Acquisition Loan Guarantee shall be a continuing guarantee and will extend to the ultimate balance of all sums payable by the relevant Acquisition Borrower under the Finance Documents in its capacity as an Acquisition Borrower, regardless of any intermediate payment or discharge in whole or in part. For the avoidance of doubt, the Acquisition Loan Guarantee shall not extend to sums payable by the Logistics Fund as an Additional Acquisition Borrower.
22.3 Reinstatement
(a)	If any discharge (whether in respect of the obligations of any Acquisition Borrower or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or shall be restored on insolvency, liquidation, administration or otherwise without limitation, the liability of the Acquisition Loan Guarantor under the Acquisition Loan Guarantee shall continue or be reinstated as if the discharge or arrangement had not occurred.

(b)	Each Finance Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.
22.4 Waiver of defences
The obligations of the Acquisition Loan Guarantor under the Acquisition Loan Guarantee shall not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under the Acquisition Loan Guarantee (whether or not known to it or any Finance Party). This includes:
(a)	any time or waiver granted to, or composition with, any person;

(b)	except as otherwise provided in this Agreement; any release of any person under the terms of any composition or arrangement;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(f)	any amendment (however fundamental) of a Finance Document or any other document or security;

(g)	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Finance Document or any other document or security; or

(h)	any insolvency or similar proceedings.

22.5 Immediate recourse
The Acquisition Loan Guarantor shall waive any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim or payment from any person before claiming from the Acquisition Loan Guarantor under the Acquisition Loan Guarantee.
22.6 Appropriations
Until all amounts which may be or become payable by the relevant Acquisition Borrower under or in connection with the Finance Documents in its capacity as an Acquisition Borrower have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may without affecting the liability of the Acquisition Loan Guarantor under the Acquisition Loan Guarantee:
(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) against those amounts; or
(b)	apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise); and
(c)	hold in an interest-bearing suspense account any moneys received from the Acquisition Loan Guarantor or on account of the Acquisition Loan Guarantor’s liability under this Clause.
22.7 Non-competition
Unless:
(a)	all amounts which may be or become payable by the relevant Acquisition Borrower under or in connection with the Finance Documents in its capacity as an Acquisition Borrower have been irrevocably paid in full; or
(b)	the Facility Agent otherwise directs,
the Acquisition Loan Guarantor shall not, after a claim has been made or by virtue of any payment or performance by it under this Clause:
(i)	be subrogated to any rights, security or moneys held, received or receivable by any Finance Party (or any trustee or agent on its behalf);

(ii)	be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of the Acquisition Loan Guarantor’s liability under this Clause;

(iii)	claim, rank, prove or vote as a creditor of the relevant Acquisition Borrower or its estate in competition with any Finance Party (or any trustee or agent on its behalf); or

(iv)	receive, claim or have the benefit of any payment, distribution or security from or on account of the relevant Acquisition Borrower, or exercise any right of set-off as against the relevant Acquisition Borrower.
The Acquisition Loan Guarantor shall hold in trust for and immediately pay or transfer to the Facility Agent for the Finance Parties any payment or distribution or benefit of security received by it contrary to the Acquisition Loan Guarantee or in accordance with any directions given by the Facility Agent under the Acquisition Loan Guarantee.
22.8 Additional security
The Acquisition Loan Guarantee shall be in addition to and is not in any way prejudiced by any other security now or subsequently held by any Finance Party.
22.9 Limitation
(a)	The Acquisition Loan Guarantor shall not be obliged to make any payment pursuant to this Clause 22.9 (Limitation) and the Finance Parties shall not be entitled to enforce the Acquisition Loan Guarantee granted by the Acquisition Loan Guarantor under this Clause 22.9 (Limitation) if and to the extent that the Security Interests secure the liabilities of an Affiliate of the Acquisition Loan Guarantor within the meaning of the applicable laws of the Acquisition Loan Guarantor’s incorporation; and
(i)	such payment would deprive the Acquisition Loan Guarantor of the liquidity necessary to fulfil its financial obligations towards third parties that:
(A)	exist as of the date on which the payment would otherwise be due;

(B)	are not obligations payable to the Acquisition Loan Guarantor’s Affiliates or to third party creditors of the Acquisition Loan Guarantor’s Affiliates;

(C)	are permitted by the Finance Documents;
(ii)	such payment would have the consequence that the Acquisition Loan Guarantor’s net assets would be less than the Acquisition Loan Guarantor’s (or, as the case may be, it’s general partner’s) registered capital or if, at such time, the Acquisition Loan Guarantor’s (or, as the case may be, it’s general partner’s) net assets are already less than the Acquisition Loan Guarantor’s (or, as the case may be, it’s general partner’s) registered capital.
(b)	The provisions of Clauses 29.12(b) to 29.12(g) (inclusive) (Germany), 29.13(b) (Spain), 29.14 (The Netherlands), 29.15 (Belgium) 29.16 (France) 29.17 (Italy) and 29.18 (England and Wales) shall apply, as applicable.
(c)	The calculation of:
(i)	net assets and registered capital shall be based on the book values of the Acquisition Loan Guarantor’s assets and liabilities that would have to be disclosed in the Acquisition Loan Guarantor’s commercial balance sheet drawn up in accordance with IFRS as of the day after such payment had been made;

(ii)	net assets shall take into account all items to be shown in accordance with an IFRS balance sheet permitted pursuant to the jurisprudence from time to time of the applicable laws of the Acquisition Loan Guarantor’s incorporation relating to protection of liability; and

(iii)	registered capital shall take into account all items to be shown in such – IFRS balance sheet.

(d)	It is expressly agreed that the above tests under (a), (b) and (c) are to be applied concurrently and payment out of the proceeds is to be made to the extent that such payment can be made after application of the above tests.
23. REPRESENTATIONS AND WARRANTIES OF THE LENDERS
23.1 Professional Market Party
(a)	Each Lender that makes a Loan (or a portion thereof) to a Dutch Borrower represents and warrants to such Dutch Borrower, on each Utilisation Date of the relevant Loan, that:
(i)	it is a Professional Market Party; and

(ii)	it is aware that it does not benefit from the (creditor) protection offered by the Dutch Banking Act when lending monies to persons or entities that are subject to the prohibition of Article 82 of the Dutch Banking Act, provided that on each Utilisation Date of the relevant Loan, it is a requirement of Dutch law that such Lender be a Professional Market Party.
(b)	Each New Lender that makes a Loan (or any portion thereof) to a Dutch Borrower represents and warrants as of the Transfer Date, the representation and warranty set out in 23.1(a) provided that on such date it is a requirement of Dutch law that such New Lender is a Professional Market Party.
(c)	Each Lender acknowledges that each Dutch Borrower has relied upon the representation and warranty of this Clause 23 (Representations and warranties of the Lenders) and undertakes, to the extent necessary, to provide its reasonable assistance to each Dutch Borrower in verifying such Lender’s status as a Professional Market Party.
24. REPRESENTATIONS AND WARRANTIES OF THE OBLIGORS
24.1 Representations and warranties
The representations and warranties set out in this Clause 24 (Representations and warranties of the Obligors) are made by each Obligor (unless otherwise specified) in respect of itself only to each Finance Party except that:
(a)	the Acquisition Loan Guarantor and the Carve-out Indemnifier shall only make the representations and warranties in respect of itself set out in Clause 24.2 (Status) to Clause 24.11 (Information) inclusive to the extent applicable to it;
(b)	each Acquisition Borrower shall only make the representations and warranties in respect of itself set out in Clause 24.2 (Status) to Clause 24.11 (Information) inclusive and 24.17 (Dutch Borrower regulatory compliance) to the extent applicable to it;
(c)	each Term Borrower (whether a PropCo or a ShareCo), shall make the representations and warranties in respect of itself set out in Clauses 24.2 (Status) to 24.17 (Dutch Borrower regulatory compliance) to the extent applicable to it;
(d)	any representation and warranty made by an Additional Obligor will be made subject to any Permitted Disclosure; and

(e)	Clause 24.18 (Times for making representations and warranties) shall apply.
24.2 Status
(a)	It is duly incorporated or established and validly existing under the laws of its country of incorporation or establishment.

(b)	It is authorised to carry on its business as it is currently being conducted.
24.3 Powers and authority
It has the power to enter into and perform, and has taken all necessary action to authorise the entry into and performance by it of the Finance Documents to which it is or will be a party and the transactions undertaken by it contemplated by those Finance Documents.
24.4 Legal validity
Subject to the Legal Reservations, the obligations expressed to be assumed by it in each Finance Document to which it is a party are legal, binding, valid and enforceable obligations.
24.5 Non-conflict
The entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is a party do not conflict with:
(a)	its constitutional documents; or
(b)	any applicable law or regulation or any document which is binding upon it or any of its assets to an extent or in a manner which would constitute a breach of its contractual or legal obligations in a manner which, in any case, is reasonably likely to have a Material Adverse Effect.
24.6 No default
(a)	No Event of Default is outstanding in relation to it, or is reasonably likely to result from the entry into by it, or the performance by it, of any transaction undertaken by it or contemplated by it pursuant to, any Finance Document to which it is a party that has not been remedied or waived.
(b)	No other event is outstanding which constitutes an Event of Default under any law that is binding on it or any of its assets to an extent or in a manner which is reasonably likely to have a Material Adverse Effect.
24.7 Authorisations
All material authorisations required by it in connection with the entry into, validity and enforceability of, and the transactions contemplated by, the Transaction Documents to which it is a party, and without which there is reasonably likely to be a Material Adverse Effect, have been obtained or effected (as appropriate) and are in full force and effect or, in each case, will be when required.

24.8 Financial statements
Its financial statements most recently delivered to the Finance Parties (or, if not yet available, any other sufficient current financial information provided to the Finance Parties) have, to the best of its knowledge:
(a)	been prepared in accordance with accounting principles and practices generally accepted in its jurisdiction of incorporation or establishment, consistently applied; and
(b)	(read together with any notes to those financial statements) fairly represent its financial and earnings position (consolidated if applicable) as at the date to which they were drawn up.
24.9 Litigation
No litigation, arbitration or administrative proceedings are current or pending in relation to it which, in either case, have or, if adversely determined, is reasonably likely to have a Material Adverse Effect.
24.10	Insolvency Proceedings
No insolvency or similar proceedings of the type specified in Clause 28.7 (Insolvency proceedings) have been instituted against it, and to the best of its knowledge no such proceedings are threatened or pending against it (other than proceedings which are frivolous and are dismissed, stayed or discharged within twenty-one (21) days of commencement).
24.11 Information
(a)	(x) All written information prepared by it and delivered to any Finance Party in connection with the Transaction Documents and (y) other than where any third party has provided a Reliance Letter, to the best of its knowledge and belief all written information supplied by it or on its behalf in:
(i)	a Request;

(ii)	an acceptance of a Conversion Offer;

(iii)	any report provided by a Valuer which forms the basis of a Valuation;

(iv)	any environmental assessment report in respect of a Property;

(v)	any structural or physical report in respect of a Property;

(vi)	any Lease Document in respect of a Property;

(vii)	any rent roll spreadsheet in respect of a Property;

(viii)	any Acquisition Document;

(ix)	any Property description; and/or

(x)	any communication or document listing the parties to the Deed of Subordination,

is true and accurate as at its date or (if appropriate) as at the date (if any) at which it is stated to be given provided that any untruthfulness, inaccuracy or incompleteness of such information shall not result in a breach of this representation and warranty if it is not reasonably likely to have a Material Adverse Effect.
(b)	All written information supplied by it (or on its behalf) in relation to any cash flow projections is based on reasonable assumptions as at its date or (if appropriate) as at the date (if any) at which it is stated to be given provided that any unreasonable assumptions upon which such information is based shall not result in a breach of this representation and warranty if it is not reasonably likely to have a Material Adverse Effect.

(c)	It is not aware of any material information in relation to the Transaction Documents entered into by it which, if disclosed to the Finance Parties, would be reasonably likely to have a Material Adverse Effect.
24.12 Property
(a)	In relation to each PropCo, each Property owned by it which is financed by a Term Loan and except as stated in the rent roll provided to the Facility Agent under Clause 4 (Conditions Precedent):
(i)	save as permitted under Clause 27.2 (Lease Agreements and Management Agreements), the Lease Documents are in full force and effect, free from any Security Interest and have not been the subject of any assignment or delegation except as provided in the Transaction Documents or the AMB Existing Loan Agreements;

(ii)	shall, from no later than the first Closing Date under the Facilities (in the case of each Original Property that it owns) or from no later than the date of the relevant Security Document (in the case of each Additional Property that it owns):
(A)	be the legal, beneficial or (as applicable) economic owner of that Property; and

(B)	have good and marketable title to that Property,
in each case free from Security Interests (other than those set out in the Transaction Documents or arising from operation of law);

(iii)	each Property that is German Security is subject to German Permitted Encumbrances only;

(iv)	the Buildings fixed on its Property are in compliance with the building permits and applicable rules relating to town planning, environment and health and safety unless where such non-compliance is not reasonably likely to have a Material Adverse Effect. For the purposes of this Clause 24.12(a)(iv), any circumstances that would entitle any competent authority to prohibit the complete or significant part of the use of Buildings or request the removal of such Buildings or a significant part thereof constitutes a Material Adverse Effect;

(v)	the use of the Buildings fixed on its Property does not constitute a breach of any public-law regulations which has a Material Adverse Effect;

(vi)	to the best of its knowledge and belief and unless otherwise stated in the environmental report provided to the Facility Agent under Clause 4 (Conditions Precedent), its Properties and the relevant Buildings are free from any contamination or other substances which could affect safety or order in circumstances (A) where remediation will be required under Environmental Law; (B) that results in a material risk of liability to the Finance Parties; or (C) that materially diminish the value of its Properties;

(vii)	it is not aware of any damage or destruction (partial or total) relating to its Properties fixed on its Properties that materially diminishes the value of its Properties; and

(viii)	to the best of its knowledge and belief and except as otherwise agreed with the Facility Agent, no development costs are outstanding or otherwise payable by any of the Borrowers regarding the Properties, and in each case, or in aggregate, in any manner which is reasonably likely to have a Material Adverse Effect or to materially adversely affect the value of any such Property.

(b)	In relation to each ShareCo, that:
(i)	it is the sole legal and beneficial or economic owner (as applicable) of all the Shares which it owns in a PropCo, free of any Security Interests (save under the Share Security related to the relevant Shares);

(ii)	it is or will be at such later time at which the Shares become subject to the Share Security the sole legal and beneficial or economic owner (as applicable) of all the Shares which it owns in that PropCo free from all Security Interests (save under the Share Security related to the relevant Shares) and that all the relevant Shares are or will at such date be fully paid up; and

(iii)	the Shares which it owns in that PropCo are all currently registered (or otherwise held) in the name of the relevant ShareCo.
24.13 Acquisition Document claims
No material warranty claims are outstanding or have been made under an Acquisition Document to which it is a party which are reasonably likely to have a Material Adverse Effect.
24.14 Security
Subject to any rights of any ground lessors under any headlease under which title to any Property is held by the relevant member of the Group, the security conferred by each Security Document constitutes or will, when registered, constitute a first priority Security Interest of the type described, and over the assets referred to, in that Security Document and those assets are not subject to any prior Security Interest except Permitted Encumbrances or German Permitted Encumbrances.
24.15 Group Structure Chart
The Group Structure Chart provided to the Facility Agent as at the date of this Agreement shows the correct corporate relationship of the Original Obligors.

24.16 Taxes
The Taxes payable by the Obligors in relation to the Properties have been paid at their due date (unless they are being contested in good faith) including, but not limited to, Taxes payable pursuant to the Lease Documents, and no claim that is reasonably likely to have a Material Adverse Effect has been made by the tax authorities against any of the Obligors in relation to the Properties.
24.17 Dutch Borrower regulatory compliance
Each Dutch Borrower that is a credit institution (kredietinstelling) under the WTK is in compliance with the applicable provisions of the WTK and any implementing regulation, including the Dutch Exemption Regulation.
24.18 Times for making representations and warranties
(a)	The representations and warranties set out in this Clause 24 are made by each Original Obligor on the date of this Agreement and by each Additional Obligor on the date that it accedes to this Agreement pursuant to Clause 36 (Changes to the Parties).
(b)	The representations and warranties set out in Clause 24.11(a)(iv), Clause 24.11(a)(v) and Clause 24.12(a)(iv) shall not apply on the Term Facility First Closing Date in relation to the Properties listed in Part G of Schedule 1 (Original Parties and Properties) but only to the extent that the Missing Property Confirmation would cause a breach of Clause 24.11(a)(iv), Clause 24.11(a)(v) and Clause 24.12(a)(iv) and, in place thereof, the Carve-out Indemnifier shall indemnify the Finance Parties in accordance with Clause 20.2(b)(iii).
(c)	The following representations and warranties are each deemed to be given, subject to any Permitted Disclosures, by each relevant Obligor in respect of itself on the date of each Request for a Loan, on each Utilisation Date and/ or on each Conversion Date (as the case may be) of each Loan in respect of which it is an Obligor in accordance with the terms of this Agreement, Clause 24.2 (Status) to Clause 24.9 (Litigation) (inclusive), Clause 24.11 (Information), Clause 24.12 (Property), Clause 24.13 (Acquisition Document claims) and Clause 24.14 (Security). For this purpose, “relevant Obligor” means:
(i)	in the case of an Acquisition Loan, the Acquisition Loan Guarantor and the Acquisition Borrower which has requested that Loan; or

(ii)	in the case of a Term Loan, the Carve-out Indemnifier and the Term Borrower which has requested that Loan and, if different from the Term Borrower, any PropCo which owns the Property financed by that Loan.
(d)	When a representation and warranty is repeated, it is applied to the circumstances existing at the time of repetition.
25. INFORMATION COVENANTS
25.1 General
Each Obligor agrees to be bound by the covenants set out in this Clause 25 (Information Covenants) that are stated to be applicable to it relating to itself only and shall not be responsible for the covenants hereunder made by any other number of the Group.

25.2 Financial statements
(a)	The AMB Agent shall supply to the Facility Agent in sufficient copies for all the Lenders:
(i)	semi-annual unaudited financial statements of the Logistics Fund for each financial half year within 65 days of the end of each such financial half year prepared in accordance with generally accepted and consistently applied accounting principles;

(ii)	annual audited financial statements of the Logistics Fund for each of its financial years, within 120 days of the end of each such financial year prepared in accordance with generally accepted and consistently applied accounting principles;

(iii)	within 90 days after the end of each financial half year and subject to the receipt of a written request from the Facility Agent received by it no later than 10 days after the end of that financial half year, the annual operating budget of the Logistics Fund in relation to the Properties and Buildings; and

(iv)	as soon as possible after execution and to the extent not already supplied under the terms of this Agreement (including without, limitation under Clause 4 (Conditions Precedent)), on request from the Facility Agent, all Lease Documents to which each PropCo is a party including, but not limited to, rent rolls, budgets, title maintenance certificates and any other information reasonably requested by the Facility Agent to the reasonable satisfaction of the Facility Agent.
25.3 Form of financial statements
(a)	Each Obligor shall ensure that each set of financial statements supplied by it under this Agreement gives (if audited) a true and fair view of (or, where relevant accounting standards require, presents fairly), or (if unaudited) fairly represents, its financial condition (consolidated or otherwise) as at the date to which those financial statements were drawn up.
(b)	Each Obligor shall not without prior consent of the Facility Agent make any material changes to the accounting rules used for the preparation of its financial statements which is likely to affect the understanding of the Lender of such financial statements and its appreciation of the change in the financial position of that Obligor and any entities which may be concerned by such documents, unless it is required by the applicable generally accepted accounting principles.

(c)	Each Obligor shall supply to the Facility Agent:
(i)	a full description of any prospective change which requires consent under Clause 25.3(b); and

(ii)	sufficient information to enable the Finance Parties to make a proper comparison between the financial position shown by the set of financial statements prepared on the changed basis and its most recent audited consolidated (if appropriate) financial statements supplied to the Facility Agent under this Agreement.

25.4 Notification of Default
(a)	Unless the Facility Agent has already been so notified by another Obligor, each Obligor shall notify the Facility Agent without delay if any Event of Default has occurred in relation to it and of any facts and circumstances which have a Material Adverse Effect in relation to it.
(b)	Prior to the Logistics Fund Accession Date, the AMB Agent shall notify the Facility Agent without delay if the AMB Property, L.P. Loan is declared to be due and paid in full to its stated final repayment date as a result of an event of default (howsoever arising).
25.5 Know your customer requirements
(a)	Each Obligor shall promptly on the request of any Finance Party supply to that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Lender) to enable a Finance Party or prospective new Lender to carry out and be satisfied with the results of all applicable know your customer requirements.
(b)	Unless otherwise requested in accordance with Clause 25.5(a), each Obligor shall have compiled with this Clause 25.5 (Know your customer requirements) if it has provided to the Facility Agent sufficient evidence of the identification and capacity of:
(i)	AMB European Investments LLC; and

(ii)	the Logistics Fund.
(c)	Each Lender shall promptly on the request of the Facility Agent supply to the Facility Agent any documentation or other evidence which is reasonably required by the Facility Agent to carry out and be satisfied with the results of all applicable know your customer requirements.
25.6 Group Structure Chart
(a)	Within 15 days of any written request from the Facility Agent, the AMB Agent shall deliver to the Facility Agent an up-to-date Group Structure Chart.
(b)	If the Group Structure Chart provided to the Facility Agent is not correct, the AMB Agent shall be obliged to amend the Group Structure Chart within such time period as is agreed with the Facility Agent so that it correctly shows the corporate relationship of the Obligors. Delivery of an incorrect or incomplete Group Structure Chart shall not constitute or be deemed to constitute a breach of this Clause 25.6 (Group Structure Chart).
25.7 Compliance Certificate
(a)	Except as provided in Clause 25.7(b), the AMB Agent shall supply to the Facility Agent:
(i)	within 120 days after the end of each of its financial years with respect to those financial covenants set out in Schedule 7 (Financial Covenants) that are tested with respect to Accounting Periods of 12 months or Accounting Periods of six months ending on 31 December;

(ii)	within 90 days of the end of each financial half year ending on 30 June with respect to those financial covenants set out in Schedule 7 (Financial Covenants) that are tested with respect to Accounting Periods of six months, ending on such date; and

(iii)	on the Logistics Fund Accession Date with respect to those financial covenants set out in Schedule 7 (Financial Covenants) that are tested as of such date, a certificate in the form of the relevant part of Schedule 8 (Form of Compliance Certificates) confirming compliance with the relevant financial covenants set out in Schedule 7 (Financial Covenants) that are tested as at the end of the applicable financial year or, as the case may be, financial half year or Logistics Fund Accession Date.

(b)	If a Compliance Certificate is not provided within the relevant periods specified in Clause 25.7(a), the Facility Agent shall request, in writing, that the AMB Agent supply such Compliance Certificate and the AMB Agent shall be obliged to supply the Facility Agent with such Compliance Certificate. Failure to supply such a Compliance Certificate shall not constitute a Trigger Event unless the Facility Agent has sent the AMB Agent a request under this Clause and the AMB Agent has not complied with this request within 10 Business Days following its receipt.
25.8 Valuations
(a)	The Facility Agent may request, at the cost of the relevant Borrower, a Valuation of the Properties at any time when an Event of Default is outstanding provided that the costs will be reasonable and the Facility Agent will use all reasonable efforts to pre-agree these with the AMB Agent.
(b)	The Borrowers shall supply to the Facility Agent a copy of any Valuation of any Property they obtain, promptly upon obtaining it.
(c)	Any Valuation other than of a type referred to in Clause 25.8(a) will be at the cost of the Lenders.
26. GENERAL COVENANTS
26.1 General
Each Obligor agrees to be bound by the covenants set out in this Clause 26 (General Covenants) that are stated to be applicable to it relating to itself only and shall not be responsible for the covenants hereunder made by any other member of the Group but as otherwise qualified by any Permitted Disclosure.
26.2 Authorisations
It shall comply with the terms of any authorisation required under any law or regulation to:
(a)	enable it to perform its obligations under, or for the validity or enforceability or admissibility in evidence of, any Finance Document to which it is party;
(b)	enable it to perform its material obligations under, or for the validity or enforceability or admissibility in evidence of, any Transaction Document (other than the Finance Documents) to which it is a party; or

(c)	own its assets and carry on its business as it is being conducted where the failure to so obtain, maintain or comply has or would be reasonably likely to have a Material Adverse Effect.
26.3 Pari passu ranking
Each Obligor shall ensure that its payment obligations under the Finance Documents (including, but not limited to, any Hedging Arrangement) at all times rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law applying to companies generally.
26.4 Negative pledge
(a)	No Acquisition Borrower may create or allow to subsist any Security Interest on any Property financed by an Acquisition Loan for so long as such Acquisition Loan is outstanding, other than as permitted under Clause 26.4 (d).
(b)	No Term Borrower may create or allow to subsist any Security Interest on any Property financed by a Term Loan for so long as such Term Loan is outstanding, other than as permitted under Clause 26.4 (d).
(c)	No PropCo in relation to the Shares of which the relevant Finance Parties have Share Security, may create or allow to exist any Security Interest on any of its assets, other than as permitted under Clause 26.4 (d).
(d)	Clauses 26.4(a), (b) and (c) shall not apply to:
(i)	any Security Interest securing loans subordinated to this loan on terms satisfactory to the Facility Agent (acting reasonably);

(ii)	any Security Interest constituted by the Finance Documents or created or subsisting pursuant to the AMB Existing Loans;

(iii)	any lien arising by operation of law;

(iv)	any Security Interest comprising a netting or set-off arrangement entered into by the relevant Obligor in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of that Obligor (and not any other person);

(v)	any Security Interest created under the general business conditions of a bank where an account is held;

(vi)	in relation to the German Security, any German Permitted Encumbrance or any real covenant (Reallast) in respect of a Heritable Building Right which has been notified to the Facility Agent on or before the Closing Date;

(vii)	any Security Interest arising in relation to the supply of goods by way of retention of title, hire purchase or conditional sale arrangements by the supplier of those goods in the ordinary course of business;

(viii)	any Security Interest over any plant and machinery purchased pursuant to a finance lease agreement where the entire costs of such purchase is recoverable from the relevant tenants by way of service charge under a Lease Document;

(ix)	any Security Interest held by any ground lessors under the headlease under which title to any Property is held or as referred to in Clause 24.12 (Property);

(x)	any Security Interest arising from the issuing or depositing of a 403-statement by a Dutch Obligor;

(xi)	any mortgage taken over Intra-Group Loans for which is not registered as a Security Interest against any Property, or, such a mortgage registered as security, where such registration only occurs after the approval of the Facility Agent has been given (such approval not to be unreasonably withheld); or

(xii)	any other Security Interest to which the Facility Agent has given its prior written consent.
26.5 Disposals
(a)	Except as provided in this Agreement including, but not limited to, Clause 30 (Substitution), no PropCo or ShareCo which has an outstanding Acquisition Loan or Term Loan, as the case may be, may, either in a single transaction or in a series of transactions and whether related or not, dispose of all or any part of (x) in the case of a PropCo, the Property financed by that Acquisition Loan or Term Loan, as the case may be, or (y) in the case of a ShareCo, Shares in the PropCo financed by that Acquisition Loan or Term Loan, as the case may be.
(b)	Clause 26.5(a) does not apply to any disposal:
(i)	of a Property or Shares in accordance with Clauses 26.5(c) or (d);

(ii)	of Shares in a PropCo if made to another Obligor as part of any solvent reorganisation of the Group (including a statutory merger of members of the Group) and where following such solvent reorganisation (or statutory merger) in the reasonable opinion of the Facility Agent, the security position of the Finance Parties is not materially prejudiced thereby and there is otherwise no Material Adverse Effect;

(iii)	involving the replacement of moveable plant and machinery and fixtures and fittings in accordance with good property management practices;

(iv)	relating to a substitution of property in accordance with Clause 30.1 (Substitution of Property);

(v)	involving a substitution of the relevant Obligor’s obligations (which may include, without limitation, the transfer of a related Property from one member of the Group to another member of the Group) in accordance with Clause 30.2 (Substitution of an Obligor); or

(vi)	otherwise made with the prior written consent of the Facility Agent.
(c)	A PropCo may dispose of its Property (or the relevant ShareCo may dispose of its Shares in a PropCo) to a third party if ten Business Days prior written notice is provided to the Facility Agent by such PropCo (or by such ShareCo) and:

(i)	no Default is outstanding or would result from that disposal;

(ii)	the Net Disposal Proceeds are immediately:
(A)	used to repay the related Acquisition Loan or Term Loan (including all interest and incidental costs) in full; or

(B)	deposited in the Disposal Proceeds Account to be used to pay the purchase price of a new Property within 90 days of the disposal and provided that the provisions of Clause 30.1(b) (Substitution) shall apply in respect of any new Property. If such payment or repayment is not made within 90 days, the proceeds of the disposal shall be immediately used to repay the related Acquisition Loan or Term Loan in accordance with Clause 25.5(c)(i), provided that if the disposal is required as a Cure Act (as defined in Schedule 7 (Financial Covenants)) to cure a potential breach of a financial covenant contained in Schedule 7 (Financial Covenants) and otherwise complies with Schedule 9 (Security Principles) and does not have a Material Adverse Effect, Clause 26.5(c)(ii)(B) shall not be available to the relevant Borrower.
(d)	In addition to the ability of a Borrower to substitute a Property and/or Shares in accordance with Clause 30 (Substitution), a PropCo may make a Permitted Partial Disposal of a Property owned by it only if:
(i)	ten Business Days prior written notice is provided to the Facility Agent by the Borrower; and

(ii)	the prior written consent of the Facility Agent is received (acting reasonably) and, for these purposes, the Facility Agent agrees that it shall enter into good faith discussion with the AMB Agent and any relevant Borrower with a view to reaching agreement as to the terms of any such partial disposal so that the Facility Agent’s consent can be granted.
(e)	As a consequence of a disposal permitted under this Clause 26.5, the Lender shall release without undue delay, at the cost of the PropCo, the relevant collateral granted to it under the Security Documents relating to the Building(s) disposed of and the relevant Property.
26.6 Financial Indebtedness
(a)	Except as provided below, no PropCo may incur or permit to be outstanding any Financial Indebtedness secured in respect of the Property owned by it.

(b)	Clause 26.6(a) does not apply to:
(i)	any Financial Indebtedness incurred under the Finance Documents, or in order to refinance the relevant Loan in full;

(ii)	the AMB Existing Loans, but not exceeding in each case at any time the aggregate amount outstanding at the date of this Agreement;

(iii)	any Intra-Group Loans; and

(iv)	any Financial Indebtedness under any headlease or Lease Document.

26.7 Logistics Fund
(a)	From the Logistics Fund Accession Date, the Logistics Fund undertakes to procure that the Parent will (directly or indirectly) own at least 15 per cent. of the issued share capital or (as applicable) units of the Logistics Fund until such time as the Parent is permitted to reduce its holding in the Logistics Fund to 10 per cent. under the Logistics Fund operating agreement.
(b)	From the date that the Parent is permitted to reduce its holding in the Logistics Fund to 10 per cent. under the Logistics Fund operating agreement, the Logistics Fund undertakes to procure that the Parent will (directly or indirectly) own, either directly or indirectly, at least 10 per cent. or more of the issued share capital or (as applicable) units of the Logistics Fund.
26.8 Change of business and structure
Unless otherwise agreed by the Facility Agent, no PropCo in relation to the Shares of which the Finance Parties have a Security Interest may carry on any other business other than related to the acquisition, holding, leasing and where applicable, extension of the Properties and the Buildings or owning subsidiaries that carry on such business or, in any such case, matters ancillary to any of them.
26.9 Control and Change of Control
(a)	An Obligor may effect any transfer of beneficial interest in an Obligor (other than AMB Property, L.P.) as part of any solvent reorganisation of the Group provided that:
(i)	such Obligor remains a member of the Group;

(ii)	such change will not trigger or result in the security position of the Finance Parties being materially prejudiced;

(iii)	such change will not trigger or result in a Material Adverse Effect; and

(iv)	such change does not result in AMB Property, L.P. ceasing:
(A)	to own (directly or indirectly through one or more Affiliates) at least 15 per cent. (or, if the circumstances in clause 26.7(b) (Logistics Fund) apply, at least 10 per cent.) of the voting capital or similar right of ownership; and

(B)	to have, either directly or indirectly, the power to direct the management and the policies of that Obligor or the Obligors underlying assets.
(b)	The restrictions in this Clause 26.9 do not apply to:
(i)	the Logistics Fund, in which respect, Clause 26.7 (Logistics Fund) shall apply; or

(ii)	transfers of any limited partnership interest in AMB Property, L.P. which may take place without restriction.
(c)	For the avoidance of doubt, this Clause 26.9 does not preclude:
(i)	the Logistics Fund acceding to this Agreement as an Obligor; or

(ii)	a merger of a PropCo or ShareCo with one or more PropCo or ShareCo subject to the same Borrower’s Tax Jurisdiction in order to comply with Clause 1.3 (Corporate benefit restrictions).
26.10 Business Activity
Each Obligor will:
(a)	promptly enforce all rights remedies and guarantees of which it has the benefit under any applicable law, agreement or otherwise where the failure to do so is reasonably likely to have a Material Adverse Effect; and
(b)	in the case of each Term Borrower, not enter into any agreement that may have the effect of materially reducing the value of the Properties or Shares, as applicable, financed by such Term Loan in any manner that is reasonably likely to have a Material Adverse Effect.
26.11 Taxes
(a)	Each Obligor shall pay all Taxes due and payable by it in relation to each Property which it owns on or prior to their due date (unless they are being contested in good faith).
(b)	Each Obligor shall comply with all Tax filings and notices issued in relation to each Property which it owns within the statutory period and in compliance with applicable regulations where failure to do so is reasonably likely to have a Material Adverse Effect.
(c)	Each Obligor shall inform the Lender of any pending claim made by the tax authorities against it in relation to each Property which it owns that is reasonably likely to have a Material Adverse Effect.
26.12 Financial covenants
Each Obligor shall, where relevant to it, comply with the requirements of Schedule 7 (Financial Covenants).
26.13 Syndication
(a)	Each Obligor shall use its reasonable endeavours to:
(i)	assist the Facility Agent with any steps a Finance Party may reasonably wish to take to achieve a successful syndication or similar transaction involving any part of the rights of any Lender under this Agreement; and

(ii)	supply the Facility Agent with all information which a Finance Party may reasonably require for the purpose of preparing any necessary documentation (including, without limitation a syndication information memorandum) in respect of, or which are otherwise reasonably required by, any Finance Party in connection with, that syndication or similar transaction involving any part of the rights of any Lender under this Agreement.
(b)	An Obligor will not be obliged to take any steps under Clause 26.13(a) in respect of a syndication or similar transaction if it would incur third party costs or expenses, unless the

Facility Agent confirms that it will pay to that Obligor the amount of those costs and expenses.
26.14 Joint ventures
(a)	Subject to the Facility Agent’s consent (such consent not to be unreasonably withheld or delayed) no PropCo or ShareCo which is a Term Borrower shall:
(i)	enter into, invest in or acquire any shares, stocks, securities or other interest in any Joint Venture; or

(ii)	transfer any assets or lend to or guarantee or give an indemnity for or security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture.
26.15 Notification of a Fund Material Adverse Effect or an Obligor Material Adverse Effect
The AMB Agent shall notify the Facility Agent of either:
(a)	a Fund Material Adverse Effect; or

(b)	an Obligor Material Adverse Effect,
within 2 Business Days of it becoming aware of the occurrence of any Fund Material Adverse Effect or the Obligor Material Adverse Effect (as the case may be).
26.16 BRU Cargo Loan
AMB BRU Air Cargo Center BVBA, the AMB Agent and AMB European Investments LLC shall comply with Schedule 17 (BRU Cargo Loan).
26.17 Deed of Subordination
(a)	The Parties acknowledge and agree that the following Affiliates of AMB Property, L.P. shall not be obliged to accede to the Deed of Subordination as subordinated lenders if the relevant Intra-Group Loan is paid in full before or immediately out of the proceeds of the Utilisation made on the first Utilisation Date under this Agreement:

Relevant lender of the Intra-
Group Loan that need not be a
party to the Deed of Subordination
Relevant Property	Relevant borrower of the	in accordance with this
description	Intra-Group Loan	Clause 26.17
Sirius Portfolio	SCI AMB France Three	AMB CDG Cargo Center SAS

Registration Number: RCS Nanterre N° 441 255 254

SCI AMB France Four	L’Isle d’Abeau Logis Park, Le	SCI AMB France Holding Four SAS
Parc Actilogis, Building B,
	Isle d’Abeau, Rhone-Alpes, France	Registration Number: RCS Nanterre N° 453 311 482

(b)	If the relevant Intra-Group Loan is not repaid in full, before or immediately out of the proceeds of the Utilisations made on the first Utilisation Date under this Agreement, the AMB Agent shall ensure that AMB CDG Cargo Center SAS and SCI AMB France Holding Four SAS accede to the Deed of Subordination within two Business Days of that date.
27. PROPERTY COVENANTS
27.1 General
Each Obligor agrees to be bound by the covenants set out in this Clause 27 (Property Covenants) that are stated to be applicable to it relating to itself only and shall not be responsible for the covenants hereunder made by any other member of the Group.
27.2 Lease Agreements and Management Agreements
Each Term Borrower and each other PropCo holding a Property financed directly or indirectly by a Term Loan agrees with respect to the relevant Property:
(a)	not to modify or terminate the Lease Documents or grant or agree to grant new occupational leases and the management agreements of the Properties and/or the Buildings belonging to it without the prior written agreement of the Facility Agent unless:
(i)	the proposed termination, modification or grant is consistent with good property management practices and is not reasonably likely to have a Material Adverse Effect;

(ii)	is a result of a disposal in accordance with Clause 26.5 (Disposals) or a substitution in accordance with Clause 30 (Substitution); or

(iii)	is a result of a release of a Security Interest in accordance with this Agreement.
(b)	except as provided in Clause 27.2(a), to maintain and comply with the terms and conditions of the Lease Documents to which it is a party in all material respects, to protect its right to payment of rental incomes and to take all reasonable measures required to protect its rights over the Properties and/or Buildings belonging to it, if in any such case, failure to do so is reasonably likely to have a Material Adverse Effect;
(c)	to inform the Facility Agent as soon as possible of the repudiation, termination, cancellation or material breach by it or any third party of a Lease Document or other material agreement (including any notice given or received by any tenant of the Property) which is reasonably likely to have a Material Adverse Effect; and
(d)	to inform the Lender of all payment defaults of more than one (1) month and of any disputes with any tenant to the extent that, in either such case, these are reasonably likely to have a Material Adverse Effect.
27.3 Insurances
(a)	In this Clause:

Insurances means any contract or policy of insurance taken out by or on behalf of a Borrower or PropCo in relation to a Property and in which it has an interest; and

replacement value means the total cost of entirely rebuilding, reinstating or replacing the relevant asset if it is completely destroyed, together with all related fees and demolition costs in a consistent manner with the cover in place at the date of this Agreement.

(b)	Each PropCo shall ensure that at all times from the first Utilisation Date of the Loan which finances directly or indirectly the relevant Property, it shall in relation to the Property:
(i)	insure at its expense each Property it owns for its full replacement value (subject to any cap in any existing insurance policy) and:
(A)	provide cover against all normally insurable risks of loss or damage such as fire, storm, hail, tap water damage, lightning, explosion, hurricanes, falling aircraft, riots or civil uprising together with a premium covering work damage taken out in relation to the reinstatement of the Property and any Building thereon;

(B)	provide cover for site clearance in connection with an insured risk, professional fees and VAT;

(C)	provide cover for loss of rent insurance in connection with an insured risk (in respect of a period of not less than 12 months or, if longer, the minimum period required under the Lease Documents); and
(ii)	include property owners public liability and other usual third party liability insurance.
(c)	All Insurances required under this Clause shall be:
(i)	in an amount and form acceptable to the Facility Agent (acting reasonably); and

(ii)	with an insurance company or underwriter that is acceptable to the Facility Agent (acting reasonably).
(d)	Each PropCo shall procure that the relevant Security Agent (as agent and/or trustee for the Finance Parties) and/or the Lender (as agreed with the Facility Agent) shall take all necessary steps to give effect to Clause 29.7(b)(i)(F) or Clause 29.8(b)(i)(E) (as the case may be) in accordance with the applicable jurisdiction.

(e)	Each PropCo shall use all reasonable efforts to ensure that (except as agreed otherwise with the Facility Agent) each relevant insurer will promptly issue a certificate of third party interest in the insurance policy in favour of the relevant Security Agent and/or Lender and in a form reasonably acceptable to it. If having used all reasonable efforts, a certificate is not delivered in a form satisfactory to the Facility Agent (acting reasonably), the PropCo will use all reasonable efforts to obtain insurance cover with an insurer which is willing to and does issue the above form of certificate (but without the PropCo having to incur any material increase in premia in relation thereto).

(f)	Each PropCo shall promptly notify the Facility Agent upon request of any material variation, termination, avoidance or cancellation of any insurance policy made or, to its knowledge, threatened or pending.

(g)	Each PropCo shall:
(i)	comply with the terms of all Insurances;

(ii)	not do or permit anything to be done which may make void or voidable any Insurance; and

(iii)	comply with all reasonable risk improvement requirements of its insurers.
(h)	Each PropCo shall ensure that:
(i)	no Insurances relating to the Property owned by it are cancelled for non-payment of premiums; and

(ii)	promptly after receipt of a written request from the Facility Agent (and no more than once per year) provide a certificate from the Group’s insurance brokers evidencing that relevant premiums have been paid in a timely manner.
(i)	If a PropCo fails to pay any premium due in respect of Insurances relating to the Property owned by it, the Facility Agent or the Security Agent may at the expense of that PropCo, having given at least five Business Days notice of its intention to do so (except if the Facility Agent or the Security Agent reasonably considers that immediate action is required to protect the interests of the Finance Parties), pay any premiums on behalf of PropCo.

(j)	Subject to Clause 27.3(k), each PropCo shall apply all moneys received or receivable by it under any insurance (other than loss of rent or third party liability insurance) in respect of the Property towards replacing, restoring or reinstating that Property.

(k)	To the extent that any Insurance below, any headlease or any Lease Document does not restrict the proceeds of insurance under that Insurance being used to prepay the Loan, the proceeds of insurance shall, at the option of the Facility Agent (acting reasonably), be used to prepay the relevant Loan.
27.4 Environmental matters
(a)	In this Clause:

Environmental Approval means any authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any Obligor conducted on or from properties owned or used by any Obligor;

Environmental Claim means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law; and

Environmental Law means any applicable law or regulation which relates to:
(i)	the pollution or protection of the environment;

(ii)	the harm to or the protection of human health; or

(iii)	any emission or substance capable of causing harm to any living organism or the environment.

(b)	Each PropCo shall bear the expenses of any Environmental Claim or breach of Environmental Law related to the Property and any Building belonging to it, any action required to analyse, examine or clear-up any Environmental Claim or breach of Environmental Law and ensure, compliance with all Environmental Law and Environmental Approvals applicable to it or to a Property or any Building, where failure to do so has or would be reasonably likely to have a Material Adverse Effect or result in a material risk of liability under Environmental Law to the Finance Parties.
27.5 Repairs, compliance and developments
(a)	To the fullest extent permitted to do so by the terms of the relevant Lease Document and insofar as such measures are technically and commercially reasonable under the principles of good building management, each PropCo shall keep the Properties owned by it in good and substantial repair and condition and carry out or cause to be carried out all necessary repairs, or shall let those Properties on terms which require the relevant tenant itself to do so (in which case the PropCo shall take appropriate steps to ensure that that tenant complies with its obligations).
(b)	Each PropCo shall:
(i)	not do or allow to be done any act as a result of which any Lease Document would become liable to forfeiture or otherwise be terminated if doing so might reasonably be expected to expose it to any material liability that is reasonably likely to have a Material Adverse Effect; and

(ii)	duly and punctually comply with any material covenant or stipulation (restrictive or otherwise) to which it is subject affecting the Properties where failure to do so affects or would be reasonably likely to have a Material Adverse Effect.
(c)	Each PropCo shall (subject to the terms of the relevant Lease Documents) allow the Agents or their agents and contractors to on giving reasonable advance notice:
(i)	enter and inspect any part of the Properties and Buildings during normal business hours; and

(ii)	take any action consistent with good property management principles as the Agent may reasonably consider necessary or desirable in relation to the Property to prevent or remedy: (A) any violation of Environmental Law where failure to do so has or would be reasonably likely to have a Material Adverse Effect or result in a material risk of liability under Environmental Law to the Finance Parties; or (B) any breach of the Lease Documents which would be reasonably likely to have a Material Adverse Effect, but, in either such case, having given the PropCo notice of the violation or breach and reasonable opportunity to cure this itself.
(d)	The PropCo shall (or shall procure that) on request by the Agent pay the costs and expenses of the Agent or its agents and contractors incurred in connection with any action taken by it under this Clause after the PropCo has failed to cure any such violation or breach within a reasonable period of receipt of request to do so by the Agent.

27.6 Granting and registration of security
Each Obligor that executes a Security Document covenants and agrees for the benefit of the Finance Parties to be bound by the Security Principles contained in Schedule 9 (Security Principles) and the Security Administration Principles contained in Schedule 10 (Security Administration Principles) and on each occasion that a Security Document is executed by an Obligor or an Additional Obligor, as the case may be, each party to that Security Document will acknowledge and agree for the benefit of the Finance Parties to be bound by the Security Principles and the Security Administration Principles.
27.7 Time for making property covenants
The covenants set out in Clause 27.3 (Insurances), Clause 27.4 (Environmental matters) and Clause 27.5 (Repairs, compliance and developments) shall not apply as of the Term Facility First Closing Date in relation to the Property listed in Part G of Schedule 1 (Original Parties and Properties) but only to the extent that the Missing Property Confirmation would cause a breach of Clause 27.3 (Insurances), Clause 27.4 (Environmental matters) and Clause 27.5 (Repairs, compliance and developments) and in place thereof, the Carve-out Indemnifier shall indemnify the Finance Parties in accordance with Clause 20.2(b)(iii).
28. TRIGGER EVENTS AND EVENTS OF DEFAULT
28.1 Trigger Events
The occurrence of any one of the events specified in Clause 4.3(b) (Conditions Subsequent), Clauses 28.2 (Non-Payment) to 28.17 (Material Adverse Effect) shall be a Trigger Event. To the extent that any such Trigger Event upon its occurrence has not been remedied or waived, then the provisions of Clause 11.3(a) (Mandatory Prepayment following the occurrence of certain Trigger Events) or 28.20 (Events of Default), as applicable, shall apply upon the terms specified therein.
28.2 Non-payment
(a)	Any Obligor does not pay on the due date:
(i)	any amount of interest and/or principal payable by it under the Finance Documents in the manner required under the Finance Documents, unless the non-payment is remedied within four Business Days from receipt of a written demand from the Facility Agent; or

(ii)	any amount payable by it under Clause 11.3(a) (Mandatory Prepayment following the occurrence of certain Trigger Events).
(b)	Any Obligor does not pay on the due date any amount payable by it under the Finance Documents in respect of any amounts due, other than those referenced in Clause 28.2(a) in the manner required under the Finance Documents.
(c)	Any of the Obligors does not pay on the due date any amount payable by it under Clause 11.3(a) (Mandatory Prepayment following the occurrence of certain Trigger Events).

28.3 Breach of other obligations
An Obligor does not comply with any term of the Finance Documents applicable to it or any of its other obligations hereunder (other than any payment obligation hereunder), unless the non-compliance:
(a)	does not have a Material Adverse Effect; or
(b)	is remedied to the reasonable satisfaction of the Facility Agent within 10 Business Days from receipt of a written demand from the Facility Agent.
28.4 Misrepresentation
A representation or warranty made or repeated by an Obligor in any Finance Document or in any document delivered by an Obligor under any Finance Document is, subject to any Permitted Disclosure, not true on the date given, unless the circumstances giving rise to the misrepresentation or breach of warranty:
(a)	do not have a Material Adverse Effect; or

(b)	are remedied to the reasonable satisfaction of the Lender within 10 Business Days from receipt of a written demand from the Facility Agent.
28.5 Cross-default
(a)	The occurrence of an Event of Default under any Acquisition Loan that has a Material Adverse Effect.
(b)	Any amount due and payable by (or on behalf of) any Obligor pursuant to Clause 11.3(a) (Mandatory Prepayment following the occurrence of certain Trigger Events) is not paid when due.
(c)	Prior to the Logistics Fund Accession Date and for so long as any Acquisition Loan is outstanding, the AMB Property L.P. Loan is declared to be due to be paid in full prior to its stated final repayment date as a result of an event of default (howsoever arising).
28.6 Insolvency
Any of the following occurs in respect of an Obligor (other than in respect of shareholder loans):
(a)	it is unable to pay its debts as they fall due or other circumstances have arisen which will trigger insolvency or similar proceedings regarding the relevant Obligor;

(b)	it admits its inability to pay its debts as they fall due;

(c)	it suspends making payments on any material Financial Indebtedness utilised to acquire one or more properties or announces an intention to do so, unless payment of those debts is being contested in good faith; or

(d)	by reason of actual or anticipated financial difficulties, it begins negotiations with any creditor for the rescheduling or restructuring of any of its material Financial Indebtedness utilised to acquire one or more properties.

28.7 Insolvency proceedings
(a)	Any of the following occurs in respect of an Obligor:
(i)	any formal step is taken or corporate resolution made with a view to a moratorium with any of its creditors;

(ii)	a voluntary petition for the opening of insolvency or similar proceedings is filed by an Obligor, unless such proceedings are in connection with a merger or consolidation or any other kind of combination with another company which:
(A)	is expressly permitted under this Agreement; or

(B)	the Facility Agent has given prior consent to, and to the extent that the relevant Obligor is affected, such other company assumes the relevant Obligor’s obligations or all liabilities of the company in liquidation are serviced in full in the context of the liquidation;
(iii)	any person presents a petition, or files documents with a court or any registrar, for the opening of insolvency proceedings, its winding-up, administration, dissolution or liquidation unless it is arbitrary and is not expected to succeed;

(iv)	an order for its winding-up, administration or dissolution is made;

(v)	a court order for commencement of insolvency proceedings or for rejection of insolvency proceedings due to lack of funds is made;

(vi)	any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator insolvency administrator, interim insolvency administrator, custodian or similar officer is appointed by the court in respect of it or any of its assets;

(vii)	its shareholders, directors or other officers request the appointment of, or give notice of their intention to appoint, a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator insolvency administrator, interim insolvency administrator, custodian or similar officer; or

(viii)	any other analogous step or procedure is taken in any jurisdiction.
(b)	If a moratorium occurs in respect of an Obligor, the ending of the moratorium will not remedy any Trigger Event caused by the moratorium, notwithstanding any other term of the Finance Documents that a Trigger Event will continue to be outstanding unless and until it is remedied or waived.
28.8 Enforcement of Security Interest
Any Security Interest is enforced over its assets that has an Material Adverse Effect and such enforcement is not set aside within 30 days or compulsory enforcement is stayed within 30 days.

28.9 Creditors’ process
Any of the Obligors enters into or proposes to enter into an out-of–court settlement or similar agreement for the benefit of its creditors in order to avoid insolvency proceedings or similar proceedings.
28.10 Cessation of business
An Obligor ceases, or threatens to cease, to carry on all or a material part of its business except as a result of any disposal allowed under this Agreement.
28.11 Enforceability and repudiation
(a)	It is or becomes unlawful for an Obligor to perform any of their respective obligations under the Finance Documents and such unlawfulness has an Obligor Material Adverse Effect, unless the relevant Obligor has cured the situation within ten (10) Business Days from receipt of a written demand from the Facility Agent.

(b)	The commitments under any Finance Document are:
(i)	not effective or enforceable in accordance with their written terms (other than as a result of a default by a Finance Party); or

(ii)	except as permitted under the Finance Documents, are outranked by other charges or do not have the rank agreed under the relevant Agreement, and, in either case, this has a Material Adverse Effect, unless the Borrowers have cured the situation within a period of ten (10) Business Days from receipt of a written demand from the Facility Agent.

(c)	An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

(d)	Any Finance Document or Transaction Document ceases to be in full force and effect or any Security Interest created pursuant to any Security Document ceases to be legal, valid, binding and, except for the Legal Reservations, enforceable or effective in accordance with its terms or is alleged to be so by a party to it (other than a Finance Party).
28.12 Loan to Value
If the Loan to Value for a Test Period (as defined in Schedule 7 (Financial Covenants)) for the Logistics Fund Group taken as a whole (based upon a calculation of all real estate properties which are owned by members of the Logistics Fund Group) is equal to or greater than 75 per cent. unless any such breach is cured to the reasonable satisfaction of the Facility Agent within ten (10) Business Days from receipt of a written demand from the Facility Agent pursuant to Schedule 7 (Financial Covenants).
28.13 Expropriation/Forfeiture
(a)	Any part of any Property is expropriated or forfeited or the applicable local authority makes an order for the expropriation or forfeiture of all or any part of any Property that has an Obligor Material Adverse Effect.

(b)	In relation to the German Security, forfeiture proceedings with respect to a Heritable Building Right relating to a Property are commenced, a Heritable Building Right relating to a Property is forfeited or the respective land owner is entitled to claim for the reversion (Heimfall) of the Heritable Building Right and the relevant Borrower has not remedied the situation and these circumstances have or will have a Material Adverse Effect.
28.14 Litigation
In respect of any Obligor, there shall occur any litigation, arbitration, administrative, regulatory or other proceedings or enquiry concerning or arising in consequence of any of the Acquisition Documents or the Finance Documents or the implementation of any matter or transaction provided for in the Acquisition Documents or the Finance Documents and the same has or would be reasonably likely to have the effect of preventing or prohibiting the registration and perfection of any Security Interests created pursuant to the Security Documents or otherwise the enforcement of the Security Documents and which has an Material Adverse Effect unless the situation is capable of remedy and the relevant Obligor has remedied the situation so that no Material Adverse Effect exists within ten (10) Business Days from receipt of a written demand from the Facility Agent.
28.15 Properties and Buildings
There occurs a loss affecting the Properties and/or the Buildings which has an Material Adverse Effect unless the relevant Obligor has cured the situation so that no Material Adverse Effect exists within a period of ten (10) Business Days from a formal notice of the loss by such Obligor to the Facility Agent. For the purposes of this Clause only, a loss affecting the Properties and/or the Buildings shall not be considered to have an Material Adverse Effect if Credit Support (in form and content satisfactory to the Facility Agent) is provided.
28.16 Hedging
(a)	From and including the Logistics Fund Accession Date (or, if earlier, 30 June 2007) (unless alternative arrangements are agreed between the Facility Agent and the AMB Agent) there occurs any of the following shall constitute a Trigger Event in respect of all Term Loans outstanding:
(i)	if the Hedging Arrangements, in respect of which ING Bank Financial Markets in the Counterparty, are not maintained in accordance with Clause 12.3 (Hedging); or

(ii)	if the relevant member of the Group which is a party to the Hedging Arrangements defaults on a payment or repayment that is due in accordance with the Hedging Arrangements in respect of which ING Bank Financial Markets is the Counterparty and this default is not cured within four Business Days of receipt of a written demand from ING Bank Financial Markets or the Facility Agent, and the events described in this Clause 28.16(a) are not remedied within ten Business Days from receipt of a written demand from the Facility Agent.
28.17 Material Adverse Effect
In respect of an Obligor, the occurrence of any event not otherwise specified in this Clause 28 (Trigger Events and Events of Default) which has a Material Adverse Effect, unless the relevant Obligor has cured (or procured the curing of) the situation so that no Material Adverse Effect exists within a period of ten (10) Business Days from receipt of a written notice from the Facility Agent.

28.18 Subordination of Intra-Group Loans
The occurrence of a material breach by an Obligor which is party to the Deed of Subordination and which has an Obligor Material Adverse Effect, unless the relevant Obligor has cured (or procured the curing of) the situation so that no Material Adverse Effect exists within a period of ten (10) Business Days from receipt of a written notice from the Facility Agent.
28.19 Trigger Events and Mandatory Prepayment
If, in respect of an Obligor, there occurs any of the Trigger Events specified in:
(a)	Clause 4.3(b) (Conditions Subsequent);

(b)	Clause 28.2(b) (Non-Payment);

(c)	Clause 28.3 (Breach of other obligations);

(d)	Clause 28.4 (Misrepresentation);

(e)	Clause 28.12 (Loan to Value);

(f)	Clause 28.13 (Expropriation/Forfeiture);

(g)	Clause 28.14 (Litigation);

(h)	Clause 28.15 (Properties and Buildings);

(i)	Clause 28.16 (Hedging);

(j)	Clause 28.17 (Material Adverse Effect); or

(k)	Clause 28.18 (Subordination of Intra-Group Loans)
which event is not remedied or waived to the satisfaction of the Facility Agent within any applicable grace period specified in such Clause, the Facility Agent may for so long as that Trigger Event is outstanding (and shall if so instructed by the Majority Lenders) send the relevant Obligor a notice requiring that a mandatory prepayment be made in accordance with Clause 11.3(a) (Mandatory Prepayment following the occurrence of certain Trigger Events).
28.20 Events of Default
(a)	If:
(i)	in respect of any Obligor, a mandatory prepayment required to be made pursuant to Clause 11.3(a) (Mandatory Prepayment following the occurrence of certain Trigger Events) has not been paid in full on its due date for payment (as specified therein); or

(ii)	in respect of any Obligor, there occurs any of the events specified in:
(A)	Clause 28.2(a) (Non-payment);

(B)	Clause 28.5(a) and (b) (Cross-default);

(C)	Clause 28.6 (Insolvency);

(D)	Clause 28.7 (Insolvency Proceeding);

(E)	Clause 28.8 (Enforcement of Security Interests);

(F)	Clause 28.9 (Creditors Process);

(G)	Clause 28.10 (Cessation of Business); and

(H)	Clause 28.11 (Enforceability and repudiation),
an Event of Default shall have occurred and the provisions of Clause 28.21 (Notice of Event of Default) shall apply.

(b)	If the event specified in Clause 28.5(c) occurs (Cross-default), each Acquisition Loan shall become due and payable within four Business Days from the date that the Facility Agent serves notice on each Acquisition Borrower that this Clause 28.20(b) applies. If any Acquisition Borrower fails to make payment in full of any such Acquisition Loan within four Business Days following service of such notice, an Event of Default in respect of all Loans shall have occurred and the provision of Clause 28.21 (Notice of Event of Default) shall apply.
28.21 Notice of Event of Default
(a)	If an Event of Default is outstanding pursuant to Clause 28.20 (Events of Default), the Facility Agent may, and shall if so instructed by the Majority Lenders by notice to the Obligors:
(i)	cancel the Commitments of each Lender at which time they shall immediately be cancelled;

(ii)	declare that all or part of any amounts outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable; and/or

(iii)	exercise or direct the Security Agent to exercise any or all its rights, remedies, powers or discretions under the Finance Documents.
(b)	Any notice given under this Clause will take effect in accordance with its terms and shall be copied by the Facility Agent to each other Finance Party.
28.22 Clean-Up Date
(a)	Following any Acquisition and the accession to this Agreement of any Additional Obligor, for the purpose of, and not withstanding any other provision of, the Finance Documents, until the Clean-Up Date:
(i)	a breach of the representations and warranties under Clause 24.4 (Legal validity), Clause 24.5 (Non-conflict), Clause 24.6 (No default), Clause 24.7 (Authorisations), Clause 24.8 (Financial statements), Clause 24.9 (Litigation), Clause 24.10 (Insolvency Proceedings), Clause 24.12 (Property), Clause 24.14 (Security), and Clause 24.16 (Taxes) if such breach is capable of being remedied and the relevant

Additional Obligor takes reasonable steps to remedy such breach as soon as reasonably practical but in any event on or before the Clean-Up Date; or

(ii)	a breach of the covenants specified in Clause 24.11 (Information), 26.2 (Authorisations), Clause 26.4 (Negative pledge), Clause 26.6 (Financial Indebtedness), Clause 26.8 (Change of business and structure), Clause 26.10 (Business Activity), and Clause 26.11 (Taxes) if such breach is capable of being remedied and the relevant Additional Obligor takes reasonable steps to remedy such breach as soon as reasonably practical but in any event on or before the Clean-Up Date; or

(iii)	a Trigger Event under Clause 28.4 (Misrepresentation) (to the extent that they relate to any breach of any provisions referred to in Clauses 28.22(a)(i) and 28.22(a)(ii)), Clause 28.9 (Creditors’ process), Clause 28.14 (Litigation) and Clause 28.17 (Material Adverse Effect) if such Trigger Event is capable of being remedied and the relevant Additional Obligor takes reasonable steps to remedy such breach as soon as reasonably practical but in any event on or before the Clean-Up Date, will be deemed not to be a breach of representations, warranties or a breach of covenant or Trigger Event (as the case may be) in respect of the relevant Additional Obligor or Additional Property (as applicable) if it would have been (if it were not for this provision) a breach of representation or warranty or a breach of covenant or a Trigger Event only by reason of circumstances existing on the date of accession of the relevant Additional Obligor to this Agreement and relating exclusively to the relevant Additional Property or Additional Obligor if and for so long as the circumstances giving rise to the relevant breach of representation or warranty or breach of covenant or Trigger Event:
(A)	are capable of being cured and reasonable efforts are being used to cure the same; and

(B)	would not have a Material Adverse Effect,
provided that if the relevant circumstances are continuing after the Clean-Up Date there shall be a breach of representation or warranty or breach of covenant or Trigger Event, as the case may be.
29. SECURITY
29.1 Administration of the Security
Each Obligor acknowledges and agrees for the benefit of the Finance Parties to be bound by the Security Administration Principles contained in Schedule 10 (Security Administration Principles). Each Party to this Agreement further agrees to be bound by Schedule 9 (Security Principles) where applicable to it and its assets (in addition to those provisions in this Agreement relating to security) in order to implement the same and to ensure the perfection of any and all security that is secured pursuant to the Finance Documents.
29.2 Contradiction
If any of the Security Principles contained in Schedule 9 (Security Principles) are in contradiction with any provision of any Security Document, the provision of the Security Document shall prevail. Clause 1.3 (Corporate benefit restrictions) shall apply.

29.3 Security Documents and registrations
Each Obligor which has entered into a Security Document shall, at its own expense, take whatever action the Security Agent may (in the case of Clause 29.3(a) and (b) acting reasonably and subject, without limitation, to Clause 1.6 of Schedule 9 (Security Principles) in relation to registration and equivalent costs) require for:
(a)	creating, perfecting or protecting any security intended to be created by any Security Document to which that Obligor is a party;
(b)	preserving the rights of the Finance Parties under the Security Documents to which that Obligor is a party; or
(c)	facilitating the realisation after an Enforcement Event of any asset the subject of any Security Document to which that Obligor is a party, or the exercise of any right, power or discretion exercisable, by the Security Agent or any of its delegates or sub-delegates in respect of any such asset.
29.4 Loans that are assigned or novated
(a)	If a Loan is assigned or novated to a different Borrower in accordance with Clause 36 (Changes to the Parties), the new Borrower shall execute a Security Document to satisfaction of the Security Agent, to secure its obligations in accordance with Clause 29 (Security), as the case may be.
(b)	The parties acknowledge that each Loan that is outstanding, at all times, will either be guaranteed or secured in accordance with the principles set out in this Clause 29 (Security).
29.5 Pledge or assignment of a Lease Document
(a)	Any pledge or assignment of a Lease Document in accordance with this Agreement will be undisclosed to the lessor of that Lease Document except if:
(i)	there is an Enforcement Event under a Term Loan for which that Lease Document is security; or

(ii)	it would be unlawful pursuant to the governing law of the Lease Document, not to disclose it.
29.6 Acquisition Facility
(a)	With effect from the Acquisition Facility First Closing Date, the Acquisition Facility shall have the benefit of:
(i)	the Acquisition Loan Guarantee;

(ii)	the undertakings contained in Clause 20 (Recourse);

(iii)	the undertakings of the Obligors contained in this Agreement including, without limitation, Clause 26.3 (Pari Passu Ranking) and Clause 26.4 (Negative Pledge); and

(iv)	the provisions of the Deed of Subordination.

(b)	From the Logistics Fund Accession Date the obligations and liabilities of:
(i)	the Original AMB Party shall be transferred to the Logistics Fund in accordance with Clause 36 (Changes to the Parties); and

(ii)	the obligations and liabilities of the AMB Property, L.P. under all other provisions of the Finance Documents shall be terminated (including, without limitation in its capacity as the Acquisition Loan Guarantor under the Acquisition Loan Guarantee and as the Carve-out Indemnifier under the Carve-out Indemnity) and as an Obligor. Provided always that any liabilities or obligations of the Original AMB Party or Original Guarantor arising due for payment prior to the date of such accession shall be also transferred to the Logistics Fund in accordance with Clause 36 (Changes to the Parties).
29.7 ShareCo as a Term Borrower
(a)	This Clause 29.7(a) applies where:
(i)	the Acquisition of a Property is to be financed by a New Term Loan, or an Acquisition Loan is to be converted into a Converted Loan; and

(ii)	the relevant Borrower of the New Term Loan or Converted Loan is a ShareCo that will acquire (or, in the case of a Converted Loan, has acquired) Shares in a PropCo that owns the relevant Property.
(b)	If Clause 29.7(a) applies, the AMB Agent shall procure that on or before the Closing Date of the relevant New Term Loan (or Conversion Date of the Converted Loan) the relevant ShareCo and PropCo (unless otherwise agreed with the Facility Agent):
(i)	shall have executed the Security Documents required pursuant to Clause 4.2 (Further conditions precedent) securing for the benefit of the Security Agent or the Lenders (as the case may be) for the payment and discharge of the relevant Obligor’s obligations under the Finance Documents, all right, title and interest in and to each of the following (as applicable):
(A)	the Property and all right, title, claims and interest in respect of that Property;

(B)	any Shares it owns in any PropCo and all right, title, claims and interest in respect of such Shares;

(C)	any Hedging Arrangements entered into in respect of that Term Loan and all right, claims and interest in respect of the Hedging Arrangements;

(D)	the Lease Documents relating to that Property and all rights, title, claims and interest in respect of those Lease Documents provided that such Security Interest shall not be disclosed to the relevant tenants before an Enforcement Event;

(E)	where a Property has been acquired by the relevant member of the Group by a purchase of shares in the relevant PropCo (and not by purchase of that Property by way of an asset acquisition), the Acquisition Documents relating to that Property and all right, title, claims and interest in respect of that Acquisition Documents; and

(F)	with regard to Insurances:
(I)	(x) all Insurances and so that the same are assigned, pledged, endorsed or will be endorsed within a period of time acceptable to the Facility Agent (as the case may be) in favour of the Lenders and/or Security Agent as a “mortgagee/loss payee” (or equivalent acceptable to the Facility Agent acting reasonably) and, if only loss payee status has been granted, with a right to have all proceeds of Insurances in respect of the relevant Property assigned to the Security Agent or the Lender on an Enforcement Event and, (y) in respect of any AMB general liability insurance policy, evidence to the satisfaction of the Facility Agent, that the Lenders and/or Security Agent (as the case may be) is named and endorsed (or will be endorsed within a period of time acceptable to the Facility Agent) as an “additional insured-mortgagee, assignee, receiver” (or equivalent acceptable to the Facility Agent acting reasonably); and/or

(II)	where the Facility Agent acting reasonably, is of the view that loss payee status alone does not adequently protect the interests of the Lenders and/or Security Agent in any jurisdiction, an assignment to the Lender of the Borrower’s claims under all Insurances concerning the relevant Property, as agreed with the Facility Agent.
(ii)	the relevant PropCo shall execute a guarantee in the form of Schedule 13 (PropCo Guarantee) for the benefit of the Finance Parties for that ShareCo’s obligations to the Lenders as a Borrower pursuant to the relevant Term Loan or the Converted Loan (as the case may be); and

(iii)	the PropCo shall accede to this Agreement and each relevant Finance Document as a PropCo Guarantor, save that the relevant ShareCo and/or the AMB Agent on its behalf may enter into good faith discussions with the Facility Agent in relation to the necessity or otherwise of some or all of the requirements in this Clause 29.7 (ShareCo as a Term Borrower) (including, without limitation, the necessity for the security over the Shares owned in PropCo).
29.8 Propco as a Term Borrower
(a)	This Clause 29.8(a) applies where:
(i)	the Acquisition or refinancing of a Property is to be financed by a New Term Loan, or an Acquisition Loan is to be converted into a Converted Loan; and

(ii)	the relevant Borrower of the New Term Loan or Converted Loan is a PropCo that will directly acquire or refinance (or, in the case of a Converted Loan, has acquired) the relevant Property.

(b)	If this Clause 29.8(b) applies, the AMB Agent shall procure that on the Closing Date of the relevant Term Loan (or Conversion Date of the Converted Loan) the relevant PropCo (unless otherwise agreed with the Facility Agent):
(i)	shall have executed the Security Documents required pursuant to Clause 4.2 (Further conditions precedent) securing for the benefit of the Security Agent or the Lenders (as the case may be) for the payment and discharge of the relevant Obligor’s obligations under the Finance Documents, all right, title and interest in and to each of the following (as applicable):
(A)	the Property and all right, title, claims and interest in respect of that Property;

(B)	the Lease Documents relating to that Property and all rights, title, claims and interest in respect of those Lease Documents provided that such Security Interest shall not be disclosed to the relevant tenants before an Enforcement Event;

(C)	where a Property has been acquired by the relevant member of the Group by a purchase of shares in the relevant PropCo (and not by purchase of that Property by way of an asset acquisition), the Acquisition Documents relating to that Property and all right, title, claims and interest in respect of that Acquisition Documents;

(D)	any Hedging Arrangements entered into in respect of that Term Loan and all right, claims and interest in respect of the Hedging Arrangements; and

(E)	with regard to Insurances:
(I)	(x) all Insurances and so that the same are assigned, pledged, endorsed or will be endorsed within a period of time acceptable to the Facility Agent (as the case may be) in favour of the Lenders and/or Security Agent as a “mortgagee/loss payee” (or equivalent acceptable to the Facility Agent acting reasonably) and, if only loss payee status has been granted, with a right to have all proceeds of Insurances in respect of the relevant Property assigned to the Security Agent or the Lender on an Enforcement Event and, (y) in respect of any AMB general liability insurance policy, evidence to the satisfaction of the Facility Agent, that the Lenders and/or Security Agent (as the case may be) is named and endorsed (or will be endorsed within a period of time acceptable to the Facility Agent) as an “additional insured-mortgagee, assignee, receiver” (or equivalent acceptable to the Facility Agent acting reasonably); and/or

(II)	where the Facility Agent acting reasonably, is of the view that loss payee status alone does not adequently protect the interests of the Lenders and/or Security Agent in any jurisdiction, an assignment to the Lender of the Borrower’s claims under all Insurances concerning the relevant Property, as agreed with the Facility Agent.

29.9 Security Interests for the Increased Gebäude Loan Amount
(a)	The Parties acknowledge and agree that as soon as reasonably practicable after the FRAPORT Consent is obtained, the AMB Agent shall ensure:
(i)	that Gebäude 556 City Cargo Süd B.V. & Co KG shall file mortgage/land charge documentation and underlying abstract acknowledgement all signed by it, its general partner and each of its limited partners (on a joint and several basis) with the relevant authority in order to register a mortgage relating to the Increased Gebäude Loan Amount in respect of the Heritable Buidling Right listed at item 2 in Part G of Schedule 1 (Original Parties and Properties);

(ii)	that after obtaining the FRAPORT Consent, Gebäude 556 City Cargo Süd B.V. & Co KG, its general partner and each of its limited partners (on a joint and several basis) shall execute a lease assignment agreement substantially in the same format as the existing lease assignment dated 30 December 2004 between Gebäude 556 City Cargo Süd B.V. & Co KG and ING Real Estate Finance N.V., securing for the benefit of the Security Agent or the Lenders (as the case may be) for the payment and discharge of the relevant Obligor’s obligations under the Finance Documents, all right, title and interest in and to each of the lease receivables of Gebäude 556 City Cargo Süd B.V. & Co KG against Rhenus Air Handling GmbH; and

(iii)	that it takes all reasonable endeavours to procure that the mortgage registered in respect of the Property listed as item 2 in Part H of Schedule 1 (Original Parties and Properties) (or in respect of any related Heritable Building Right) shall be increased by the Increased Gebäude Loan Amount; and

(iv)	the mortgage for the Increased Gebäude Loan Amount shall be in a substantially similar form to the existing mortgage registered in favour on ING Real Estate Finance N.V. in respect of the Heritable Building Right listed at item 2 in Part H of Schedule 1 (Original Parties and Properties) and subject to immediate enforcement over at least 10 per cent. of the Loan and must be accompanied by a notarised power of attorney entitling the relevant Lender to submit the Borrower to immediate enforcement for the remaining balance and this Security Interest shall be an abstract acknowledgment of debt in an amount equal to the Increased Gebäude Loan Amount.
29.10 Cross-collateralisation by Country of Term Loans
(a)	The Parties agree that, subject to the terms of this Agreement and unless otherwise agreed, all Term Loans which are advanced in relation to Properties and/or Shares situated or in respect of companies incorporated in a single jurisdiction will be cross-collateralised as far as legally possible and on terms consistent with this Agreement so that if there is an Enforcement Event in relation to one such Term Loan advanced in respect of a Property and/or a Share in such a jurisdiction, the Finance Parties will, after the occurrence of an Enforcement Event, be entitled to seek repayment of that Term Loan by enforcing their rights under all other Security Documents relating to any other Properties and/or Shares located in that jurisdiction.

(b)	In relation to France, the cross-collateralisation mechanism shall be as described in Clause 29.11 (France).

29.11 France
(a)	In respect of any Property situated in France, the security described in Clauses 29.7(b)(i) and 29.7(b)(i) shall be modified as follows:
(i)	a mortgage of the relevant Property for an amount which is less than the aggregate principal amount outstanding or to be outstanding under any Loan, namely, ten per cent, of the Loan plus an amount in respect of accessories which shall not exceed 10 per cent. of the Loan amount;

(ii)	a mandate granted to the nominated notary of the Lender to register the relevant Property for the full amount of the relevant Loan after (and during the subsistence of) an Event of Default under that Loan;

(iii)	a pledge of Shares in accordance with Clause 29.7(b)(i)(B) in combination with a mortgage of the Charged Property from a third party in the case of an acquisition of Shares; and/or

(iv)	any other form of security in accordance with Clause 29.7 (ShareCo as a Borrower) and Clause 29.8 (PropCo as a Borrower) acceptable to the Facility Agent that secures the obligations of the relevant Obligors in respect of that Loan.
(b)	The cross-collateralisation principles set out in Clause 29.10 (Cross-collateralisation by Country of Term Loans) shall be implemented in France as follows (unless otherwise agreed):
(i)	the cross-collateralisation shall be achieved by:
(A)	the relevant ShareCo granting a Limited Pledge Guarantee; and

(B)	the relevant ShareCo pledging the Shares it holds in the relevant PropCo;
(ii)	the only guarantees granted by a ShareCo to effect any cross-collateralisation shall be such Limited Pledge Guarantees;

(iii)	share pledges shall only be granted by a ShareCo over the Shares owned by it in each relevant PropCo in France and such ShareCo shall not be required to grant any further security over its assets in favour of the Finance Parties unless otherwise agreed between the AMB Agent and the Facility Agent. No security shall be taken by the Finance Parties over the shares in the ShareCo or over the shares of any Holding Company of the ShareCo unless otherwise agreed by the AMB Agent and the Facility Agent;

(iv)	if a ShareCo becomes the owner of new PropCos in France, the benefit of the Limited Pledge Guarantee shall be extended to such new PropCos in order to effect the cross-collateralisation structure over all such PropCos in France;

(v)	whenever cross-collateralisation of assets located in France cannot be achieved through a Limited Pledge Guarantee as described above, the parties agree that all PropCos located in France will enter into a Cross-Guarantee. If for any reason such Cross-Guarantee is not effective because of corporate benefit limitations or is validly contested on this basis, Clause 20.3 (France – Cross-collateralisation by a Cross-Guarantee) shall apply; and

(vi)	if a ShareCo grants a Limited Pledge Guarantee or other guarantee in favour of the Finance Parties in order to effect cross-collateralisation, the Finance Parties shall, at the request of the AMB Agent, act in good faith to negotiate and agree any intercreditor arrangements that may be required to be entered into between them and any other third party financier of ShareCo or of any Affiliate of ShareCo in relation to which such third party finance is to be or has been provided. The relevant ShareCo shall not grant any other third party financier any Security Interest over its assets other than a Security Interest over a property (and its related leases and income therefrom) or shares in a property owning company that is or is to be financed by that third party financier.
29.12 Germany
(a)	In respect of any Property situated in Germany, the security described in Clauses 29.7(b)(i)(A) and 29.8(b)(i)(A) shall be a first ranking certificated land charge (Grundschuld) for the full amount of the relevant Loan, with an acceptance of debt (Übernahme der persönlichen Haftung) which is immediately enforceable (Unterwerfung unter die sofortige Zwangsvollstreckung) in accordance with Section 800 of the German Code of Civil Procedure for the secured amounts.
(b)	For the purposes of this Clause 29.12, “net assets” means the sum of the balance sheet positions shown under section 266 (2) (A), (B) and (C) of the German Commercial Code (HGB) less the sum of the amounts shown under balance sheet positions pursuant to section 266 (3) (B), (C) and (D) German Commercial Code (HGB), each as shown in a balance sheet as of the date on which the enforcement of the guarantee and/or indemnity is sought (Stichtagsbilanz), and whereby the following balance sheet adjustments shall be made:
(i)	loans provided to the relevant German Guarantor shall be disregarded, if and to the extent that such loans have been made by the lender from funds made available to such lender directly or indirectly under the Finance Documents, or if and to the extent they are subordinated contractually or by statute and are ranked in accordance with section 39 para. 2 of the German Insolvency Act (Insolvenzordnung);

(ii)	loans and other liabilities incurred in violation of any of the provisions of the Agreement shall be disregarded; and

(iii)	the amount of any increase in the registered share capital of the relevant German Guarantor (or, as the case may be, its general partner) that has been effected out of capital reserves (Gesellschaftsmitteln) which was carried out after the date of the execution of this Agreement without the prior written consent of the Facility Agent, unless permitted pursuant to this Agreement, shall be deducted from the registered share capital. To the extent claims have not been enforced pursuant to the below-mentioned enforcement limitations the claims under the relevant guarantee and/or indemnity shall not be discharged.
(c)	Each Finance Party undertakes not to enforce any guarantee or indemnity given by an Obligor for the purpose of acquiring any Property or Shares pursuant to this Clause 29 (Security) if it is given:
(i)	by a GmbH that is not a party to a domination agreement (Beherrschungsvertrag) as a dominated company (beherrschte Gesellschaft); or

(ii)	a German limited partnership (Kommanditgesellschaft) with a GmbH as its sole general partner (GmbH & Co. KG) (a German Guarantor), to the extent that enforcement under that Guarantee and/or indemnity would cause:
(A)	the amount of such German Guarantor’s (or, as the case may be, its general partner’s) net assets (Reinvermögen), to be reduced below the amount of its (or, as the case may be, its general partner’s) registered share capital which is protected by sections 30 and 31 of the German Limited Liabilities Companies Act (GmbHG); or
(iii)	if the German Guarantor’s (or, as the case may be, its general partner’s) net assets already fall short of the amount of its (or, as the case may be) its general partner’s registered share capital which is protected by sections 30 and 31 of the German Limited Liabilities Companies Act (GmbHG).
(d) The restriction on enforcement pursuant to this Clause 29.12 (Germany) shall not apply:
(i)	if, following a demand made by a Finance Party under the guarantee or indemnity or following the commencement of the enforcement of the guarantee or indemnity by such Finance Party, the relevant German Guarantor does not provide conclusive evidence, including in particular interim financial statements up to the end of the last completed calendar month, within fifteen (15) days after the date of such demand to the Facility Agent, or if after receipt of unaudited financial statements notification is given to the relevant German Guarantor by the Facility Agent to provide financial statements up to the end of that same calendar month audited by a firm of internationally recognised auditors and such audited financial statements are not provided within forty-five (45) days after the date of such demand; or

(ii)	for the avoidance of doubt, to the extent this Agreement secures the own obligations of the German Guarantor.

(iii)	The German Guarantor shall realise any and all of its assets that are shown in the balance sheet or are not recorded at all with a book value (Buchwert) that is significantly lower than the market value of the assets if the asset is not necessary for the German Guarantor ‘s business (betriebsnotwendig) in a situation where the German Guarantor does not have sufficient:
(A)	net assets to maintain its (or, as the case may be, its general partner’s) registered share capital; or

(B)	liquidity to fulfil its financial liabilities to its creditors and a Finance Party would (but for Clause 29.12(b)) be entitled to enforce its claims.
If, however, the relevant assets are essential for its business of the German Guarantor, a sale-and-lease back shall be carried out. Furthermore, it shall take any other measures (including, without limitation, set-off claims) to avoid a payment under the guarantee and/or indemnity causing the net assets of the relevant German Guarantor (or, as the case may be, its general partner) to be reduced below the amount of its (or, as the case may be, its general partner’s) registered share capital which is protected by sections 30 and 31 of the German Limited Liability Companies Act (GmbHG).

(e)	If, after having been provided with the financial statements according to Clause 29.12(c) which prevented it from enforcing the guarantee or indemnity, the Facility Agent ascertains that the financial condition of the relevant German Guarantor as set out in such financial statements has substantially improved, the Facility Agent may, at the relevant German Guarantor’s cost and expense, arrange for the preparation of updated audited financial statements of the relevant German Guarantor in order to determine whether and, if so, to what extent the enforcement limitations under this Clause 29.12 (Germany) are no longer applicable as a result of the improvement of the financial condition of the relevant German Guarantor.

(f)	Clause 29.10 (Cross-collateralisation by Country of Term Loans) shall apply.

(g)	This Clause 29.12 (Germany) shall apply analogously to a German limited partnership (Kommanditgesellschaft) with a Dutch B.V. as its sole general partner (BV & Co. KG) if, and to the extent at the time of, the envisaged enforcement of the Guarantee a German court has held (undisputed by a higher court) that sections 30 and 31 of the German Limited Liabilities Companies Act apply to such BV & Co. KG.
29.13 Spain
(a)	In respect of any Property or Buildings situated in Spain, the security described in Clauses 29.7(b)(i)(A) and 29.8(b)(i)(A) shall be, depending on the nature of the Property or Buildings, a real estate mortgage (hipoteca inmobiliaria), a chattel mortgage (hipoteca mobiliaria) or a non-possessory pledge (prenda sin desplazamiento) duly registered with the Land Registry (Registro de la Propiedad) or the moveable property registry (Registro de Bienes Muebles).

(b)	The guarantee, obligation, liability, undertaking and other obligations of any Spanish Obligor expressed to be assumed in this Agreement, and/or in any other Finance Document shall be deemed not to be assumed by such Spanish Obligor to the extent that the same would constitute unlawful financial assistance within the meaning of articles 81 of the Spanish Stock Companies Act (Ley de Sociedades Anónimas) and/or article 40 of the Spanish Limited Liability Companies Act (Ley de Sociedades de Responsabilidad Limitada) and the provisions of this Agreement and the other Finance Documents shall be construed accordingly.
29.14 The Netherlands
Notwithstanding any other provision of this Clause 29.14 the guarantee, obligation, liability, undertaking and other obligations of any Dutch Obligor expressed to be assumed in this Agreement, and/or in any other Finance Document shall be deemed not to be assumed by such Dutch Obligor to the extent that the same would constitute unlawful financial assistance within the meaning of section 2:98(c) or 2:207(c) of the Dutch Civil Code and the provisions of this Agreement and the other Finance Documents shall be construed accordingly.
29.15 Belgium
(a)	The guarantee, obligation, liability, security interest, undertaking and other obligations of any Belgian Obligor expressed to be assumed in this Agreement, and/or in any other Finance Document shall be deemed not to be assumed by such Belgian Obligor to the extent that the same would constitute unlawful financial assistance within the meaning of articles 329 and/or

629 of the Belgian Company Code and the provisions of this Agreement and the other Finance Documents shall be construed accordingly.
(b)	Any guarantee granted by a Belgian Obligor under or in connection with the Finance Documents as security for the obligations of another Obligor under or in connection with the Finance Documents shall be limited to a guarantee of:
(i)	the obligations as a Borrower under this Agreement of any of the Belgian Obligor’s Subsidiaries; and

(ii)	the obligations of any other Obligors under the Finance Documents, but limited to a maximum amount equal to 70 per cent. of such Belgian Obligor’s net assets (as determined in accordance with the second paragraph of article 617 of the Belgian Companies Code, or, as the case may be, article 320 of the Belgian Companies Code, and accounting principles generally accepted in Belgium) as shown by its most recent audited annual financial statements at the date of enforcement under the guarantee, or, in case such annual financial statements are older than three months from the day of enforcement under the guarantee, as calculated with reference to audited interim accounts which are a maximum of three months old.
29.16 France
Notwithstanding any other provision in this Clause 29 (Security), the guarantee, obligation, liability, undertaking and other obligations of any French Obligor expressed to be assumed in this Agreement, and/or in any other Finance Document shall be deemed not to be assumed by such French Obligor to the extent that the same would constitute unlawful financial assistance within the meaning of section L.225-216 of the French Commercial Code and the provisions of this Agreement and the other Finance Documents shall be construed accordingly.
29.17 Italy
Notwithstanding any other provision in this Clause 29 (Security), the guarantee, obligation, liability, undertaking and other obligations of any Italian Obligor expressed to be assumed in this Agreement, and/or in any other Finance Document shall be deemed not to be assumed by such Italian Obligor to the extent that the same would constitute unlawful financial assistance within the meaning of section 2358 of the Italian Civil Code and the provisions of this Agreement and the other Finance Documents shall be construed accordingly.
29.18 England and Wales
Notwithstanding any other provision in this Clause 29 (Security), the guarantee, obligation, liability, undertaking and other obligations of any England and Wales Obligor expressed to be assumed in this Agreement, and/or in any other Finance Document shall be deemed not to be assumed by such England and Wales Obligor to the extent that the same would constitute unlawful financial assistance within the meaning of sections 151 to 158 (inclusive) of the Companies Act 1986 and the provisions of this Agreement and the other Finance Documents shall be construed accordingly.

30. SUBSTITUTION
30.1 Substitution of Property
(a)	In addition to the rights and obligations in accordance with Clause 26.5 (Disposals), at any time, a Borrower may substitute a form of Credit Support and/or Property and/or Building that is secured by a Security Document with a New Property and/or New Building and/or Credit Support if:
(i)	the disposing PropCo disposes of the relevant Property and/or Building, as the case may be;

(ii)	the acquiring PropCo acquires the relevant New Property and/or New Building, as the case may be;

(iii)	the relevant PropCo obtains the relevant Credit Support, as the case may be;

(iv)	such acquisition or Credit Support is in accordance with this Agreement including, but not limited to Schedule 9 (Security Principles); and

(v)	the prior written consent of the Facility Agent is received (not to be unreasonably withheld or delayed) and is otherwise in accordance with this Clause 30.1 (Substitution).
(b)	Fifteen (15) Business Days prior to the proposed Substitution Date, the AMB Agent shall notify the Facility Agent in writing of the proposed substitution of a Property and/or a Building. Such notification will include:
(i)	the identity of the Credit Support, Property and/or Building that is being substituted by a New Property and/or New Building and/or Credit Support;

(ii)	the identity of the New Property and/or New Building and/or Credit Support;

(iii)	the proposed Substitution Date;

(iv)	the type of Loan that is secured or supported by the Credit Support, Property and/or Building and will be secured by the New Property and/or New Building and/or Credit Support;

(v)	the amount of the principal outstanding of the Loan that is secured or supported by the Credit Support, Property and/or Building and will be secured by the New Property and/or New Building and/or Credit Support;

(vi)	the names of the relevant Obligors and Lender of the Loan that is secured or supported by the Credit Support, Property and/or Building and will be secured by the New Property and/or New Building and/or Credit Support;

(vii)	a confirmation that the New Property and/or New Building conforms to the terms and conditions of this Agreement pertaining to Property and/or Buildings including but not limited to:

(A)	Clause 27 (Property Covenants); Clause 28 (Trigger Events and Events of Default) and Schedule 7 (Financial Covenants);

(B)	that the Loan to Value after such substitution is equal to or less than the Loan to Value Ratio before the disposal;

(C)	the location, type of construction, tenant quality, lease expiration and rent roll of the New Property and/or New Building, and

(D)	a Valuation of the New Property and/or New Building.
(c)	Within 15 Business Days of receiving notice of a proposed substitution in accordance with Clause 30.1(b), the Facility Agent shall notify the AMB Agent in writing whether it consents to the proposed substitution. Such consent shall be at the Facility Agent’s discretion (acting on behalf of the Finance Parties) and shall not be unreasonably withheld or delayed.

(d)	Subject to this Clause 30 (Substitution), the Facility Agent shall release, at the cost of the PropCo, the relevant collateral granted to it under the Security Documents relating to the Credit Support, Properties and/or Building(s) disposed of.
30.2 Substitution of Obligor
(a)	At any time, an Obligor (the Existing Obligor) may, subject to the provisions of this Agreement, assign or transfer (including by way of novation) any Loan to any other Obligor or a new obligor may accede to this Agreement (each a New Obligor) (including, without limitation, where the Existing Obligor is proposing to transfer a Property financed by that Loan to a New Obligor).

(b)	An assignment of rights, transfer or accession (as the case may be) will only be effective if:
(i)	the Facility Agent has notified the AMB Agent and the Facility Agent that it has received all of the documents and evidence set out in Part F of Schedule 2 (Conditions Precedent – Additional Obligor);

(ii)	the Facility Agent’s consent (not to be unreasonably withheld or delayed) is obtained prior to the transfer, assignment or accession (unless it is specified not to be required in the relevant circumstances by the terms of this Agreement); and

(iii)	the New Obligor performs all necessary acts, and confirms to the Facility Agent in form and substance satisfactory to the Facility Agent (acting reasonably) that:
(A)	in the case of an assignment or transfer of an Existing Obligor’s rights and obligations, it is bound by obligations to the Finance Parties under this Agreement and the Finance Documents equivalent to those it would have been under if it were the Existing Obligor by executing a Transfer Certificate; or

(B)	in the case of a New Obligor acceding to this Agreement, it is bound by obligations to the Finance Parties under this Agreement and the Finance Documents (including but not limited to the Deed of Subordination) equivalent to those it would have been under if it were an Original Obligor.

(c)	If the Facility Agent’s consent is granted in accordance with, or not required pursuant to Clause 30.2(b)(ii), the Finance Parties shall use all reasonable efforts to assist the Existing Obligor or the New Obligor to effect a transfer, assignment or accession (as the case may be).

(d)	For the purposes of a Converted Loan, the giving of a Conversion Offer is deemed to be evidence of the Facility Agent’s consent.
30.3 Registration costs
Upon substitution of any Property in accordance with this Clause 30 (Substitution), the release documents to release the mortgage on the relevant Property to be substituted and the Security Documents to mortgage the substituted Property shall, to the extent legally possible, be drafted in such a away to:
(a)	avoid the need to pay new registration duties upon substitution of any Property; or

(b)	if Clause 30.3(a) is not legally possible, to reduce, to the extent legally possible, the amount of any new registration duties upon substitution of any Property.
31. EVIDENCE AND CALCULATIONS
31.1 Accounts
Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings.
31.2 Certificates and determinations
Any certification or determination by a Finance Party of a rate or amount under the Finance Documents shall set out the basis of the calculation in reasonable detail and will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.
31.3 Calculations
Any interest or fee accruing under this Agreement accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or otherwise, depending on what the Facility Agent determines is market practice.
32. FEES
32.1 Utilisation Fee
(a)	Each Borrower shall pay to the Facility Agent a utilisation fee computed at the rate and in the manner specified in the Fee Letter.

(b)	No Utilisation Fee shall be payable by the Borrower for the Conversion of a Converted Loan.
32.2 Commitment fee
Each Borrower shall pay to the Facility Agent for each Lender a commitment fee computed at the rate and in the manner specified in the Fee Letter.

33. INDEMNITIES AND BREAK COSTS
33.1 Currency indemnity
(a)	Each Obligor shall, as an independent obligation, indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:
(i)	that Finance Party receiving an amount in respect of an Obligor’s liability under the Finance Documents; or

(ii)	that liability being converted into a claim, proof, judgment or order, in a currency other than the currency in which the amount is expressed to be payable under the relevant Finance Document.

(b)	Unless otherwise required by law, each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.
33.2 Other indemnities
(a)	Each Obligor shall indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:
(i)	the occurrence of any Event of Default;

(ii)	any failure by an Obligor to pay any amount due under a Finance Document on its due date, including any resulting from any distribution or redistribution of any amount among the Lenders under this Agreement;

(iii)	the failure of the Borrowers to complete any transaction that this Agreement contemplates;

(iv)	(other than by reason of negligence or default by that Finance Party) a Loan not being made after a Request has been delivered for that Loan; or

(v)	a Loan (or part of a Loan) not being prepaid in accordance with this Agreement.
Each Obligor’s liability in each case includes any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document or any Loan.

(b)	Each Obligor shall indemnify the Facility Agent against any loss or liability incurred by the Facility Agent as a result of:
(i)	investigating any event which the Facility Agent reasonably believes to be a Default (and, in respect of any costs paid by an Obligor where it cannot be established that a Default has occurred, the Facility Agent shall refund such costs to the Obligor); or

(ii)	acting or relying on any notice which the Facility Agent reasonably believes to be genuine, correct and appropriately authorised.

33.3 Break Costs
(a)	Each Borrower shall pay to each Lender its Break Costs if an amount is repaid or prepaid otherwise than on the last day of any Interest Period applicable to it.

(b)	If a Borrower prepays, in whole or in part a Loan in accordance with Clause 11 (Prepayment and Cancellation) or otherwise, the Borrower shall pay Break Costs in an amount equal to any difference between:
(i)	the interest (excluding the relevant Margin) which that Lender should have received for the period from the date of receipt of the amount (or part thereof) to the last day of the Interest Period in respect of that amount, had the prepayment received been paid on the last day of that Interest Period; and

(ii)	the amount which that Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in the appropriate interbank market for a period starting on the Business Day following receipt and ending on the last day of the applicable Interest Period.
(c)	Each Lender shall supply to the Facility Agent for the relevant Borrower details of the amount of any Break Costs claimed by it under this Clause.

(d)	For the avoidance of doubt, a Borrower may deposit any funds to be used to prepay any Loan into the Disposal Proceeds Account at any time and for such prepayment to be made on the relevant Interest Payment Date in order to avoid Break Costs.
34. EXPENSES
34.1 Initial costs
The Borrowers shall pay to each Agent the amount of all costs and expenses (including legal fees up to any agreed cap) reasonably incurred by it in connection with the negotiation, preparation, printing and entry into of the Finance Documents.
34.2 Subsequent costs
The Borrower shall pay to each Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with:
(a)	the negotiation, preparation, printing and entry into of any Finance Document (other than a Transfer Certificate) executed after the date of this Agreement;

(b)	the review and analysis by the Facility Agent and its advisers of the documents delivered to the Facility Agent under Clause 27.6 (Granting and registration of Security) following the Closing Date; and

(c)	any amendment, waiver or consent requested by or on behalf of a Borrower or specifically allowed by this Agreement.

34.3 Enforcement costs
The Borrower shall pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by it in connection with:
(a)	the enforcement of, or the preservation of any rights under, any Finance Document; or

(b)	any proceedings instituted by or against an Agent as a consequence of it entering into a Security Document.
35. AMENDMENTS AND WAIVERS
35.1 Procedure
(a)	Except as provided in this Clause, any term of the Finance Documents may be amended or waived with the agreement of AMB Agent and the Facility Agent. The Facility Agent may effect, on behalf of any Finance Party, an amendment or waiver allowed under this Clause. The AMB Agent may effect, on behalf of the Obligors, an amendment or waiver allowed under this Clause.

(b)	The Facility Agent shall promptly notify the other Parties of any amendment or waiver effected by it and the AMB Agent under Clause 35.1(a). Any such amendment or waiver is binding on all the Parties.

(c)	If a Lender requests amendments to this Agreement to split any Loans or tranche the Facility in order to facilitate syndication, the Facility Agent shall, if it approves such amendments and the AMB Agent consents, notify the Obligors of the same whereupon this Agreement shall be so amended, provided that such amendments do not cause additional costs for or obligations of any Borrower.

(d)	In addition to the provisions of this Clause, any amendment to the Acquisition Final Maturity Date in accordance with Clause 5.3 (Conversion Offer) will be effected pursuant to Clauses 5.4(d), 5.4(e) and 5.4(f) (Conversion Offer).
35.2 Exceptions
(a)	An amendment or waiver which relates to:
(i)	the definition of Majority Lenders in Clause 1.1 (Definitions);

(ii)	an extension of the date of payment of any amount to a Lender under the Finance Documents;

(iii)	an increase in, or an extension of, a Commitment or Total Commitments;

(iv)	a release of an Obligor other than in accordance with the terms of this Agreement;

(v)	a release of any Security Document other than in accordance with the terms of the Finance Documents;

(vi)	a term of a Finance Document which expressly requires the consent of each Lender;

(vii)	the right of a Lender to assign or transfer its rights or obligations under the Finance Documents; or

(viii)	this Clause,
may only be made with the consent of all the Lenders.

(b)	A Fee Letter may be amended or waived with the agreement of the Agent that is party to that Fee Letter and the Borrower.

(c)	An amendment or waiver which relates to the rights or obligations of an Agent may only be made with the consent of that Agent.
35.3 Change to the Term Margin
The Parties acknowledge that the Term Margin is fixed for a period of twelve months ending on the anniversary of the date of this Agreement and may be amended pursuant to Clause 7 (Term Facility) after the expiry of each twelve month period in respect of utilisations of the Term Facility made after (but not before) such amendment.
35.4 Change of currency
If a change in any currency of a country occurs (including where there is more than one currency or currency unit recognised at the same time as the lawful currency of a country), the Finance Documents will be amended to the extent the Facility Agent (acting reasonably and after consultation with the Borrower) determines is necessary to reflect the change.
35.5 Waivers and remedies cumulative
The rights of each Finance Party under the Finance Documents:
(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.
Delay in the exercise or non-exercise of any right is not a waiver of that right.
36. CHANGES TO THE PARTIES
36.1 Accession of an Obligor
Any accession of an Obligor shall comply with Clause 30.2 (Substitution of Obligor).
36.2 Assignments and transfers by Lenders
(a)	A Lender (the Existing Lender) may, subject to the following provisions of this Clause and to the consent of the AMB Agent in accordance with Clause 36.2(b), and following consultation with the Obligors at any time assign or transfer (including by way of novation) any of its rights and obligations under this Agreement to any other person that is a Qualifying Lender (the New Lender).

(b)	The prior written consent of the AMB Agent is required for any such assignment or transfer, unless an Event of Default under any of Clause 28.2 (Non-payment) or Clause 28.6 (Insolvency) to Clause 28.9 (Creditors’ process) (inclusive) is outstanding (each a Free Transfer Event).

(c)	The Facility Agent is not obliged to execute a Transfer Certificate or otherwise give effect to an assignment or transfer until it has completed all know your customer requirements to its satisfaction. The Facility Agent shall promptly notify the Existing Lender and the New Lender if there are any such requirements.

(d)	An assignment of rights will only be effective if the New Lender confirms to the Facility Agent and the Obligors in form and substance satisfactory to the Facility Agent that it is bound by obligations to the other Finance Parties under this Agreement equivalent to those it would have been under if it were an Original Lender.

(e)	A transfer of obligations will be effective only if either:
(i)	rights are assigned, corresponding obligations are released and equivalent obligations are assumed in accordance with the following provisions of this Clause; or

(ii)	the obligations are novated in accordance with the following provisions of this Clause.
(f)	Unless the Facility Agent otherwise agrees, the New Lender shall pay to the Facility Agent for its own account, on or before the date any assignment or transfer occurs, a fee of €1,000. In no event shall any Obligor pay any fees or costs in relation to such transfer to a New Lender.

(g)	Any reference in this Agreement to a Lender includes a New Lender but excludes a Lender if no amount is or may be owed to or by it under this Agreement.

(h)	A Lender may sub-participate its obligations under this Agreement, provided that no such arrangement can be made with a Competitor unless a Free Transfer Event (as defined in Clause 36.2 (Assignments and transfers by Lenders)) has occurred. For the purpose of this Clause, a Competitor means an entity, person, trust, fund or partnership engaged in the business of owning, managing, operating or possessing industrial logistics real estate.
36.3 Transfer certificates
(a)	In this Clause:

Transfer Date means, for a Transfer Certificate, the later of:
(i)	the proposed Transfer Date specified in that Transfer Certificate; and

(ii)	the date on which the Transfer Certificate is executed.
For these purposes, a reference to an assignment includes any related release and assumption.

(b)	An assignment or a novation is effected if:

(i)	the Existing Lender and the New Lender deliver to the Facility Agent a duly completed Transfer Certificate together with, unless a Free Transfer Event is outstanding, evidence of the prior written consent of the AMB Agent;

(ii)	the Existing Obligor and the New Obligor deliver to the Facility Agent a duly completed Transfer Certificate; and

(iii)	the Facility Agent executes it.
The Facility Agent shall execute as soon as reasonably practicable a Transfer Certificate delivered to it and which appears on its face to be in order.

(c)	Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Facility Agent to execute any duly completed Transfer Certificate on its behalf.

(d)	For a transfer by assignment under a Transfer Certificate in the form of Part A of Schedule 6 (Form of Transfer Certificate for Transfers by Assignment) of Schedule 6 (Forms of Transfer Documents), on the Transfer Date:
(i)	the Existing Lender will assign absolutely to the New Lender the Existing Lender’s rights expressed to be the subject of the assignment in the Transfer Certificate;

(ii)	the Existing Lender will be released from the obligations expressed to be the subject of the release in the Transfer Certificate;

(iii)	the New Lender will become a Lender under this Agreement and will be bound by obligations equivalent to those from which the Existing Lender is released under Clause 36.3(d)(ii);

(iv)	the Existing Obligor will assign absolutely to the New Obligor the Existing Obligor’s rights expressed to be the subject of the assignment in the Transfer Certificate;

(v)	the Existing Obligor will be released from the obligations expressed to be the subject of the release in the Transfer Certificate; and

(vi)	the New Obligor will become the Obligor for the purposes of the transferred Loan and will be bound by obligations equivalent to those from which the Existing Obligor is released under Clause 36.3(d)(v) and will provide security and/or guarantees to the Finance Parties in accordance with this Agreement in form and content satisfactory to the Facility Agent.
(e)	For a transfer by novation under a Transfer Certificate in the form of Part B of Schedule 6 (Form of Transfer Certificate — Transfers by Novation), on the Transfer Date:
(i)	the New Lender will assume the rights and obligations of the Existing Lender expressed to be the subject of the novation in the Transfer Certificate in substitution for the Existing Lender;

(ii)	the Existing Lender will be released from those obligations and cease to have those rights;

(iii)	the New Lender will become a Lender under this Agreement and be bound by the terms of this Agreement as a Lender;

(iv)	the New Obligor will assume the rights and obligations of the Existing Obligor expressed to be the subject of the novation in the Transfer Certificate in substitution for the Existing Obligor;

(v)	the Existing Obligor will be released from those obligations and cease to have those rights; and

(vi)	the New Obligor will become the Obligor for the purposes of the transferred Loan be bound by the terms of this Agreement as a Lender and will provide security and/or guarantees to the Finance Parties in accordance with this Agreement in form and content satisfactory to the Facility Agent.
(f)	The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.

(g)	The Facility Agent shall promptly upon request of the Borrower provide the Borrower with an up-to-date list of the Lenders and their respective Commitments.
36.4 Limitation of responsibility of Existing Lender and Existing Obligor
(a)	Unless expressly agreed to the contrary, an Existing Lender and Existing Obligor (as the case may be) makes no representation or warranty and assumes no responsibility to a New Lender or New Obligor (as the case may be) for the legality, validity, adequacy, accuracy, completeness or performance of:
(i)	the financial condition of any Obligor; or

(ii)	the legality, validity, effectiveness, enforceability, adequacy, accuracy, completeness or performance of:
(A)	any Finance Document or any other document;

(B)	any statement or information (whether written or oral) made in or supplied in connection with any Finance Document; or

(C)	any observance by any Obligor of its obligations under any Finance Document or any other documents, and any representations or warranties implied by law are excluded.

(b)	Each New Lender and New Obligor confirms to the Existing Lender or the Existing Borrower (as the case may be) and the other Finance Parties that it:
(i)	has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of each Obligor and its related entities and the nature and extent of any recourse against any Party or its assets) in connection with its participation in this Agreement; and

(ii)	has not relied exclusively on any information supplied to it by the Existing Lender in connection with any Finance Document.
(c)	Nothing in any Finance Document requires an Existing Lender or an Existing Obligor to:
(i)	accept a re-transfer from a New Lender or a New Obligor (as the case may be) of any of the rights and obligations assigned or transferred under this Clause; or

(ii)	support any losses incurred by the New Lender or the New Obligor (as the case may be) by reason of the non-performance by an Obligor of its obligations under any Finance Document or otherwise.
36.5 Costs resulting from a change of Lender or Facility Office
If:
(a)	a Lender assigns or transfers any of its rights and obligations under the Finance Documents or changes its Facility Office; and

(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to pay a Tax Payment or an Increased Cost, then the Obligor need only pay that Tax Payment or Increased Cost to the same extent that it would have been obliged to if no assignment, transfer or change had occurred.
37. DISCLOSURE OF INFORMATION
(a)	Each Finance Party shall keep confidential any information supplied to it by or on behalf of any Obligor in connection with the Finance Documents. However, a Finance Party is entitled to disclose information (which may include copies of Finance Documents):
(i)	to an Affiliate or any person with whom it may enter, or has entered into, any kind of transfer, participation or other agreement in relation to this Agreement;

(ii)	which is publicly available, other than as a result of a breach by that Finance Party of this Clause;

(iii)	in connection with any legal or arbitration proceedings;

(iv)	if required to do so under any law or regulation;

(v)	to a governmental, banking or other regulatory authority;

(vi)	to its professional advisers;

(vii)	to any Rating Agency;

(viii)	to a stock exchange, listing authority or similar body;

(ix)	to any member of the Group or a related entity of a member of the Group; or

(x)	with the agreement of the relevant Obligor.

(b)	This Clause supersedes any previous confidentiality undertaking given by a Finance Party in connection with this Agreement prior to it becoming a Party.

(c)	Any press announcement or other media communication in relation to the facility shall be agreed with the Facility Agent prior to its release.
38. SET-OFF
At any time after an Event of Default is continuing in relation to an Obligor, a Finance Party may set off any matured obligation owed to it by that Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor under the Finance Documents, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. That Finance Party shall promptly notify the relevant Obligor of the effecting of any such set-off.
39. SEVERABILITY
If a term of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any jurisdiction, that will not affect:
(a)	the legality, validity or enforceability in that jurisdiction of any other term of the Finance Documents; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of the Finance Documents.
40. COUNTERPARTS
Each Finance Document may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.
41. NOTICES
41.1 In writing
(a)	Any communication in connection with a Finance Document shall be in writing and, unless otherwise stated, may be given:
(i)	in person, by post or fax; or

(ii)	another form of communication as agreed between the Parties.
(b)	Unless it is agreed to the contrary, any consent or agreement required under a Finance Document shall be given in writing.
41.2 Contact details
(a)	Except as provided below, the contact details of each Party for all communications in connection with the Finance Documents are those notified by that Party for this purpose to the Facility Agent on or before the date it becomes a Party.

(b)	The contact details of the AMB Agent for this purpose are:

Address:	AMB European Investments LLC
WTC Amsterdam H-13
Zuidplein 108
1077 XV Amsterdam
The Netherlands

Fax:	+31 (0)20 797 1901

Phone:	1+31 (0)20 797 1900

Attention:	Cash Management

With a cc to the attention of: General Counsel

With a copy to:	AMB Property, L.P.

Address:	Pier 1, Bay 1
San Francisco, California 94111
United States

Fax:	1-415-394-9001

Phone:	1-415-394-9000

Attention:	SVP, Capital Markets

With a cc to the attention of: General Counsel
(c)	The contact details of the Security Agent for this purpose are as listed in Part F of Schedule 1 (Original Parties and Properties).

(d)	The contact details of the Facility Agent for this purpose are:

Address: ING Real Estate Finance NV, Schenkkade 652595AS, ‘s-Gravenhage, The Netherlands

Fax number: +31 70 341 8870

Attention: Rinus Vincentie

(e)	Any Party may change its contact details by giving five Business Days’ notice to the Facility Agent or (in the case of the Facility Agent) to the other Parties.

(f)	Where a Finance Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

41.3 Effectiveness
(a)	Except as provided below, any communication in connection with a Finance Document will be deemed to be given as follows:
(i)	if delivered in person, at the time of delivery;

(ii)	if posted, five days after being deposited in the post, postage prepaid, in a correctly addressed envelope;

(iii)	if by fax, when received in legible form; and

(iv)	if by e-mail or any other electronic communication, when received in legible form.
(b)	A communication given under Clause 41.3(a) but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

(c)	A communication to the Facility Agent will only be effective on actual receipt by it.
41.4 Obligors
(a)	All communications under the Finance Documents to or from a Lender shall be sent through the Facility Agent.

(b)	Unless otherwise agreed or specified, all communications under the Finance Documents to or from an Obligor shall be sent through the AMB Agent.

(c)	Each Obligor irrevocably appoints the AMB Agent to act as its agent:
(i)	to give and receive all communications under the Finance Documents;

(ii)	to supply all information concerning itself to any Finance Party; and

(iii)	to sign all documents under or in connection with the Finance Documents.
(d)	Any communication given to AMB Agent in connection with a Finance Document will be deemed to have been given also to the other Obligors.

(e)	Each Finance Party may assume that any communication made by AMB Agent is made with the consent of each other Obligor.
42. LANGUAGE
(a)	Any notice given in connection with a Finance Document shall be in English.

(b)	Any other document provided in connection with a Finance Document shall be
(i)	in English; or

(ii)	(unless the Facility Agent otherwise agrees or the document is or relates specifically to the Land Charges or the constitutional documents provided in connection with a

Finance Document) accompanied by a certified English translation. In such a case, the English translation shall prevail unless the document is a statutory or other official document.
43. GOVERNING LAW
(a)	This Agreement is governed by, and shall be construed in accordance with, English law.

(b)	Each Security Document shall be governed by the law that the Security Asset is located or as otherwise specified in Schedule 9 (Security Principles).
44. ENFORCEMENT
44.1 Jurisdiction
(a)	The English courts have exclusive jurisdiction to settle any dispute in connection with any Finance Document.

(b)	The English courts are the most appropriate and convenient courts to settle any such dispute in connection with any Finance Document. Each Obligor agrees not to argue to the contrary and waives objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with any Finance Document.

(c)	This Clause is for the benefit of the Finance Parties only. To the extent allowed by law, a Finance Party may take:
(i)	proceedings in any other court; and

(ii)	concurrent proceedings in any number of jurisdictions.
(d)	References in this Clause to a dispute in connection with a Finance Document includes any dispute as to the existence, validity or termination of that Finance Document.
44.2 Service of process
(a)	Each Obligor not incorporated in England and Wales irrevocably appoints Law Debenture Corporate Services Limited of fifth floor, 100 Wood Street, London EC2V 7EX, United Kingdom as its agent under the Finance Documents for service of process in any proceedings before the English courts in connection with any Finance Document.

(b)	If any person appointed as process agent is unable under this Clause for any reason to so act, the Borrowers (on behalf of all the Obligors) shall immediately (and in any event within 10 days of the event taking place) appoint another agent on terms acceptable to the Facility Agent. Failing this, the Facility Agent may appoint another process agent for this purpose.

(c)	Each Obligor agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(d)	This Clause does not affect any other method of service allowed by law.
THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 2
CONDITIONS PRECEDENT
Part A
- General
1. No duplication of documents or evidence comprising a condition precedent
1. The Parties acknowledge that if a document or evidence satisfying a condition precedent has been provided previously to the relevant Party in satisfaction of:
(a)	a Condition Precedent; or

(b)	a condition precedent of another agreement or otherwise with the Facility Agent’s prior written consent, such document or evidence need not be provided again unless the circumstances have changed such that the document or evidence satisfying a condition precedent is inaccurate or misleading.
Part B
– Upon signing this Agreement
Unless previously provided in accordance with Section 1 of this Schedule.
A. The Obligors
1. Except in regards to AMB Property, L.P. and AMB European Investments LLC, a copy of the constitutional documents of each Obligor (and, where available, a copy of an up to date extract from the commercial register for each Obligor) being in each case dated no more than 14 days before the first Initial Closing Date under this Agreement. It is acknowledged that no commercial register extract is available in respect of the Fund Obligors.
2. A specimen of the signature of each person authorised on behalf of each Obligor to enter into any Finance Document or to sign or send any document or notice in connection with any Finance Documents to which it is a party.
3. Except in regards to AMB Property, L.P. and AMB European Investments LLC, a copy of the supervisory board resolution (or equivalent) of each Obligor:
(a)	approving the terms of, and the transactions contemplated by, this Agreement and the other Finance Documents to which it is a party; and

(b)	(if required) authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf.
4. A certificate or certification of an authorised signatory of each Obligor certifying that each copy document referred to in:

(a)	paragraphs 1, 2 and 3 of this Part B (Upon signing this Agreement) of Schedule 2 (Conditions Precedent) entered into by it and provided in satisfaction of these Conditions Precedent is correct, complete and in full force and effect; and

(b)	this Part B (Upon signing this Agreement) of Schedule 2 (Condition Precedents) (but excluding the Finance Documents and those documents referred to in (a) of this paragraph 4), entered into by it and provided in satisfaction of these Conditions Precedent is true, complete and correct.
5. Evidence reasonably required by the Facility Agent for the purpose of any know your customer requirements.
6. Evidence that the agent of the Obligors (other than any incorporated in England and Wales) under the Finance Documents for service of process in England has accepted its appointment.
7. A Group Structure Chart.
8. In relation to each Belgian Obligor (and if applicable under Belgian law), a copy of a shareholders resolution approving the limitations set out in Clause 26.9 (Control and Change of control) and any other clause of any Finance Document pertaining to a change of control and evidence of filing of such a resolution with the clerk of a competent commercial court in accordance with clause 556 of the Belgian Company Code.
9. In relation to each Spanish Obligor, a copy of the relevant PE-1 or PE-3 forms, according to ruling 6/2000 dated 31 October of the Central Bank of Spain on foreign loans, credits and set-offs, filed with the Oficina de Balanza de Pagos of the Bank of Spain, with the financial transaction number (numero de operación financiera or N.O.F.) granted by such institution.
B. Documents to be delivered
10. A duly executed original of the Facilities Agreement.
11. A duly executed original of the Fee Letter.
12. A duly executed original of the Deed of Subordination.
13. Executed copies of any Reliance Letter (if any) provided at the option of the AMB Agent.
14. A duly executed original of the Acquisition Loan Guarantee.
C. Opinions
15. A signed legal opinion of Freshfields Bruckhaus Deringer, English legal advisers to the Facility Agent addressed to the Finance Parties.
16. A signed legal opinion of legal advisers to the Obligors addressed to the Finance Parties in relation to the capacity and authority of each Obligor to enter into the Finance Documents to which it is a party.
D. Borrowers
17. For each Acquisition Loan, see Part C (Acquisition Loan) of this Schedule.

18. For each Term Loan, see Part D (Term Loan) of this Schedule.

Part C
– Acquisition Loan
Unless previously provided in accordance with Section 1 of this Schedule.
A. Additional Obligors
If an Acquisition Loan is to be utilised, guaranteed or secured by an Additional Obligor who is not a Party to this Agreement in the capacity that it will be undertaking in regard to that Acquisition Loan, each such Additional Obligor shall provide (unless previously provided in accordance with Section 1 of this Schedule):
1. A copy of the constitutional documents of each Additional Obligor (and, where available, a copy of an up to date extract from the commercial register for each Additional Obligor) being in each case dated no more than 14 days before the Closing Date of the relevant Acquisition Loan. It is acknowledged that no commercial register extract is available in respect of the Fund Obligors.
2. A specimen of the signature of each person authorised on behalf of each Additional Obligor to enter into any Finance Document or to sign or send any document or notice in connection with any Finance Documents to which it is a party.
3. A copy of supervisory board resolution or equivalent (if any) of each Additional Obligor:
(a)	approving the terms of, and the transactions contemplated by, this Agreement and the other Finance Documents to which it is a party; and

(b)	(if required) authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf.
4. A certificate or certification of an authorised signatory of each Obligor certifying that each copy document referred to in:
(a)	paragraphs 1, 2 and 3 of this Part C (Acquisition Loan) of Schedule 2 (Conditions Precedent) entered into by it and provided in satisfaction of these Conditions Precedent is correct, complete and in full force and effect; and

(b)	this Part C (Acquisition Loan) of Schedule 2 (Condition Precedents) (but excluding the Finance Documents and those documents referred to in (a) of this paragraph 4) entered into by it and provided in satisfaction of these Conditions Precedent is true, complete and correct.
5. Evidence reasonably required by the Facility Agent for the purpose of any know your customer requirements.
6. Evidence that the agent of the Additional Obligors (other than any incorporated in England and Wales) under the Finance Documents for service of process in England has accepted its appointment.
7. In relation to each Belgian Obligor that is an Additional Obligor (and if applicable under Belgian law), a copy of a shareholders resolution approving Clause 26.9 (Control and Change of Control) and any other clause of any Finance Document pertaining to a change of control and evidence of filing of such a resolution with the clerk of a competent commercial court in accordance with clause 556 of the Belgian Company Code.
8. In relation to each Spanish Obligor:
(a)	a copy of the relevant PE-1 or PE-3 forms, according to ruling 6/2000 dated 31 October of the Central Bank of Spain on foreign loans, credits and set-offs, filed with the Oficina de Balanza de Pagos of the Bank of Spain, with the financial transaction number (numero de operación financiera or N.O.F.) granted by such institution.

(b)	evidence that the Transfer Certificate, the Facility Agreement and any amendment thereof is formalised in a Spanish notarial document for the purposes of Article 517 et seq. of the Civil Procedural Law (Law 1/2000 of 7 January) (Ley de Enjuiciamiento Civil) where an Additional Obligor has acceded to this Agreement by way of transfer in accordance with Clause 36 (Changes to the Parties).
9. In relation to a French Obligor, a completed and signed TEG Letter.
10. A legal opinion of the legal advisers to the Obligors addressed to the Finance Parties in relation to the capacity and authority of the relevant Additional Obligor to enter into the Finance Documents to which it is a party.
11. Sufficient evidence of the valid accession of the Additional Obligor to this Agreement and the Finance Documents (including, but not limited to, the Deed of Subordination where applicable) as an Acquisition Borrower (including, but not limited to, where an Obligor is acceding to this Agreement and the Finance Documents in a different capacity from that which it otherwise holds pursuant to this Agreement).
B. Approval
12. Approval of the applicable Credit Committee of each Lender carried out on a desktop basis.
13. A certificate of the relevant Acquisition Borrower confirming that, so far as it is aware, the Acquisition which will be financed by the relevant Acquisition Loan is permitted by the constitutional documents of that Acquisition Borrower. This certification may be incorporated into the certificate referred to in paragraph 4 of Part C (Acquisition Loan) of this Schedule.
C. Property
In relation to each Property to be financed by that Acquisition Loan:
14. A copy of the executed Acquisition Documents.
15. A copy of any other consents, permissions, waivers and approvals required under the Acquisition Document have been received by the notary.
16. Evidence that any due notice under an Acquisition Document has been received by the purchaser under the Acquisition.
17. A copy of the complete rent-roll in relation to its rental income including details of tenants, lease expiry dates and rents.

18. A copy of cash-flow projections (in Argus extract or Excel form) that substantiate the purchase price of the Property.
19. Evidence that an environmental assessment report has been commissioned by a firm of appraisers acceptable to the Facility Agent (acting reasonably).
20. Evidence that a valuation and appraisal report has been commissioned by the vendor, in a form acceptable to the Facility Agent (acting reasonably).
21. A description of the Property to the satisfaction of the Facility Agent.
22. Evidence to the satisfaction of the Facility Agent that an acceptable property management contract will be in effect in relation to the Property (or that an Affiliate of AMB acceptable to the Facility Agent has been appointed to provide asset and property management services).
D. Insurance
23. Evidence that insurance cover is in force in respect of the relevant Property and that the necessary premia have been paid or will be paid in accordance with the usual procedures applicable to any group insurance policy under which the relevant Property is insured.
E. Documents to be delivered
24. Executed copies of any Reliance Letter (if any) is provided at the option of the AMB Agent.
25. A duly completed Request for the relevant Loan.

Part D
– Term Loans
Unless previously provided in accordance with Section 1 of this Schedule.
A. Additional Obligors
If a Term Loan is to be utilised, guaranteed or secured by an Additional Obligor who is not a Party to this Agreement in the capacity that it will be undertaking in regard to that Term Loan, each such Additional Obligor shall provide (unless previously provided in accordance with Section 1 of this Schedule):
1. A copy of the constitutional documents of each Additional Obligor (and, where available, a copy of an up to date extract from the commercial register for each Additional Obligor) being in each case dated no more than 14 days before the Closing Date of the relevant Term Loan. It is acknowledged that no commercial register extract is available in respect of the Fund Obligors.
2. A specimen of the signature of each person authorised on behalf of each Additional Obligor to enter into any Finance Document or to sign or send any document or notice in connection with any Finance Documents to which it is a party.
3. A copy of supervisory board resolution or equivalent (if any) of each Additional Obligor:
(a)	approving the terms of, and the transactions contemplated by, this Agreement and the other Finance Documents to which it is a party; and

(b)	(if required) authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf.
4. A certificate or certification of an authorised signatory of each Obligor certifying that each copy document referred to in:
(a)	paragraphs 1, 2 and 3 of this Part D (Term Loans) of Schedule 2 (Conditions Precedent) entered into by it and provided in satisfaction of these Conditions Precedent is correct, complete and in full force and effect; and

(b)	this Part D (Term Loans) of Schedule 2 (Condition Precedents) (but excluding the Finance Documents and those documents referred to in (a) of this paragraph 4), entered into by it and provided in satisfaction of these Conditions Precedent is true, complete and correct.
5. Evidence reasonably required by the Facility Agent for the purpose of any know your customer requirements.
6. Evidence that the agent of the Additional Obligors (other than any incorporated in England and Wales) under the Finance Documents for service of process in England has accepted its appointment.
7. In relation to each Belgian Obligor that is an Additional Obligor (and if applicable under Belgian law), a copy of a shareholders resolution approving Clause 26.9 (Control and Change of Control) and any other clause of any Finance Document pertaining to a change of control and evidence of filing of such a resolution with the clerk of a competent commercial court in accordance with clause 556 of the Belgian Company Code.

8. In relation to each Spanish Obligor:
(a)	a copy of the relevant PE-1 or PE-3 forms, according to ruling 6/2000 dated 31 October of the Central Bank of Spain on foreign loans, credits and set-offs, filed with the Oficina de Balanza de Pagos of the Bank of Spain, with the financial transaction number (numero de operación financiera or N.O.F.) granted by such institution; and

(b)	evidence that the Transfer Certificate, the Facility Agreement and any amendment thereof is formalised in a Spanish notarial document for the purposes of Article 517 et seq. of the Civil Procedural Law (Law 1/2000 of 7 January) (Ley de Enjuiciamiento Civil) where an Additional Obligor has acceded to this Agreement by way of transfer in accordance with Clause 36 (Changes to the Parties).
9. In relation to a French Obligor, a completed and signed TEG Letter.
10. A legal opinion of the legal advisers to the Obligors addressed to the Finance Parties in relation to the capacity and authority of the relevant Additional Obligor to enter into the Finance Documents to which it is a party.
11. Sufficient evidence of the valid accession of the Additional Obligor to this Agreement and the Finance Documents (including, but not limited to, the Deed of Subordination where applicable) as a Term Borrower as the case may be (including, but not limited to, where an Obligor is acceding to this Agreement and the Finance Documents in a different capacity from that which it otherwise holds pursuant to this Agreement).
B. Approval
12. Approval of the applicable Credit Committee of each Lender carried out on a desktop basis.
13. A certificate of the relevant Term Borrower confirming that, so far as it is aware, the Acquisition which will be financed by the relevant Term Loan is permitted by the constitutional documents of that Term Borrower. This certification may be incorporated into the certificate referred to in paragraph 4 of Part D (Term Loans) of this Schedule.
C. Reports
14. Real estate appraisal report of the relevant Property in a form acceptable to the Facility Agent (acting reasonably) that, inter alia, evidences that the Property meets modern standards, is well located and is satisfactorily leased.
15. Environmental assessment report of the relevant Property from a firm of environment experts, and in a form, acceptable to the Facility Agent (acting reasonably).
D. Insurance
16. Evidence that insurance cover in force in respect of each Property:
(a)	complies with the terms of this Agreement to the satisfaction of the Facility Agent (acting reasonably); and

(b)	the necessary premia have been paid or will be paid in accordance with usual procedures applicable to any group insurance policy under which the relevant property is insured.

E. Documents to be delivered
17. Duly executed copies of the Finance Documents.
18. A duly executed copy of any other document or contract required by the Facility Agent (acting reasonably).
19. In the case of an increase to the Term Facility maximum aggregate principal amount, the entry into a side-letter between the Lender, the AMB Agent, the Acquisition Loan Guarantor, the Carve-out Indemnifier and the Facility Agent and Security Agent regarding an increase in the Total Commitments.
20. Executed copies of any Reliance Letter (if any) provided at the option of the AMB Agent.
F. Security
21. In the case of a ShareCo as a Term Borrower:
(a)	provide any and all documents pursuant to Clause 29.7 (ShareCo as a Term Borrower) and shall have executed, or procured the execution of, the Security Documents as listed below securing for the benefit of the Security Agent or the Lenders (as the case may be) for the payment and discharge of its obligations under the Finance Documents, all rights, title and interest in and to each of the following (as applicable) or as otherwise agreed with the Facility Agent :
(i)	the Property financed by that Term Loan and all right, title, claims and interest in respect of that Property by providing:
(A)	copies of the deed of Land Charge or such other document;

(B)	evidence of either:
(I)	deletion of the prior ranking land encumbrances (other than Permitted Encumbrances); or

(II)	notarial (or equivalent) confirmation that the prior ranking land charges are to be satisfied with the proceeds of the Loan and the necessary declarations are already in custody with the notary (or equivalent);
(ii)	(if required under this Agreement) any Shares it owns in the PropCo which owns the Property financed by such Term Loan (subject to this Agreement) and:
(A)	all right, title, claims and interest in respect of such Shares;

(B)	in the case of a pledge of 100 per cent. of the Shares in the target company where those Shares are governed by Belgian law, a tax ruling that specifies that, that pledge does not impair withholding tax exemptions, intra-group loans or dividends of the target company; and

(C)	in the case of Shares that are governed by Belgian law and subject to Paragraph 1.1(g) of Part L (Registration of security in accordance with the laws of Belgium) of Schedule 9 (Security Principles), a tax ruling pertaining to the Interest-Royalty Directive and the Parent-Subsidiary Directive;
(iii)	any Hedging Arrangements entered into in respect of that Term Loan and all rights, claims and interest in respect of the Hedging Arrangements;

(iv)	the Lease Documents relating to that Property and all right, title, claims and interest in respect of those Lease Documents provided that such Security Interest shall not be disclosed to the relevant tenants before an Enforcement Event;

(v)	where a Property has been acquired by the relevant member of the Group by a purchase of shares in the relevant PropCo (and not by purchase of that Property by way of an asset acquisition), the Acquisition Documents relating to that Property and all right, title, claims and interest in respect of that Acquisition Documents;

(vi)	with regard to Insurances:
(A)	(x) all Insurances and so that the same are assigned, pledged, endorsed or will be endorsed within a period of time acceptable to the Facility Agent (as the case may be) in favour of the Lenders and/or Security Agent as a “mortgagee/loss payee” (or equivalent acceptable to the Facility Agent acting reasonably) and, if only loss payee status has been granted, with a right to have all proceeds of Insurances in respect of the relevant Property assigned to the Security Agent or the Lender on an Enforcement Event and, (y) in respect of any AMB general liability insurance policy, evidence to the satisfaction of the Facility Agent, that the Lenders and/or Security Agent (as the case may be) is named and endorsed (or will be endorsed within a period of time acceptable to the Facility Agent) as an “additional insured-mortgagee, assignee, receiver” (or equivalent acceptable to the Facility Agent acting reasonably); and/or

(B)	where the Facility Agent acting reasonably, is of the view that loss payee status alone does not adequently protect the interests of the Lenders and/or Security Agent in any jurisdiction, an assignment to the Lender of the Borrower’s claims under all Insurances concerning the relevant Property, as agreed with the Facility Agent; and

(vii)	the relevant PropCo which owns the Property financed by such Term Loan shall execute a guarantee in the form of Schedule 13 (PropCo Guarantee) for the benefit of the Finance Parties for that ShareCo’s obligations to the Lenders as a Borrower pursuant to the relevant Term Loan or the Converted Loan;
22. In the case of a PropCo as a Term Borrower:
(a)	provide any and all documents pursuant to Clause 29.8 (PropCo as a Term Borrower) and shall have executed the Security Documents required as listed below securing for the benefit of the Security Agent or the Lenders (as the case may be) for the payment and discharge of its obligations under the Finance Documents, all rights, title and interest in and to each of the following (as applicable):

(i)	the Property and all right, title, claims and interest in respect of that Property by providing:
(A)	copies of the deed of Land Charge or such other document;

(B)	evidence of either:
(I)	deletion of the prior ranking land encumbrances (other than Permitted Encumbrances); or

(II)	notarial (or equivalent) confirmation that the prior ranking land charges are to be satisfied with the proceeds of the Loan and the necessary declarations are already in custody with the notary (or equivalent);
(ii)	the Lease Documents relating to that Property and all rights, title, claims and interest in respect of those Lease Documents provided that such Security Interest shall not be disclosed to the relevant tenants before an Enforcement Event;

(iii)	where a Property has been acquired by the relevant member of the Group by a purchase of shares in the relevant PropCo (and not by purchase of that Property by way of an asset acquisition), the Acquisition Documents relating to that Property and all rights, title, claims and interest in respect of that Acquisition Documents;

(iv)	any Hedging Arrangements entered into in respect of that Term Loan and all rights, claims and interest in respect of the Hedging Arrangements; and

(v)	with regard to Insurances:
(A)	(x) all Insurances and so that the same are assigned, pledged, endorsed or will be endorsed within a period of time acceptable to the Facility Agent (as the case may be) in favour of the Lenders and/or Security Agent as a “mortgagee/loss payee” (or equivalent acceptable to the Facility Agent acting reasonably) and, if only loss payee status has been granted, with a right to have all proceeds of Insurances in respect of the relevant Property assigned to the Security Agent or the Lender on an Enforcement Event and, (y) in respect of any AMB general liability insurance policy, evidence to the satisfaction of the Facility Agent, that the Lenders and/or Security Agent (as the case may be) is named and endorsed (or will be endorsed within a period of time acceptable to the Facility Agent) as an “additional insured-mortgagee, assignee, receiver” (or equivalent acceptable to the Facility Agent acting reasonably); and/or

(B)	where the Facility Agent acting reasonably, is of the view that loss payee status alone does not adequently protect the interests of the Lenders and/or Security Agent in any jurisdiction, an assignment to the Lender of the Borrower’s claims under all Insurances concerning the relevant Property, as agreed with the Facility Agent.

G. Properties
In relation to each Property:
23. A copy of the executed Acquisition Document.
24. A copy of other consents, permissions, waivers and approvals required under the Acquisition Document have been received by the notary (or equivalent).
25. Evidence that any due notice under an Acquisition Document has been received by the purchaser of the Acquisition.
26. Executed copies of any Lease Document relating to the Property which must be in a form satisfactory to the Lender acting reasonably (including any guarantees given in respect of the tenants obligations under any such Lease Document).
27. Evidence to the satisfaction of the Facility Agent (acting reasonably) that an acceptable property management contract is in effect in relation to the Property (or that an Affiliate of AMB Property, L.P. or the Logistics Fund acceptable to the Facility Agent (acting reasonably) has been appointed to provide asset and property management services).
28. A copy of the complete rent-roll including tenants, expiry dates and rents.
29. A copy of cash-flow projections, in Argus extract or Excel form, that substantiate the purchase price.
30. A description and registration of the Property to the satisfaction of the Facility Agent (acting reasonably).
31. An analysis of the tenants to the satisfaction of the Facility Agent (acting reasonably).
32. Completion of any necessary due diligence, including tax and legal due diligence to the satisfaction of the Facility Agent (acting reasonably).
33. Completion of a satisfactory site-visit to the Property by or on behalf of the Lenders.
34. In relation to any German Security, confirmation of the proportion of the Properties by Value that consist of Heritable Building Rights.
Part E
– Logistics Fund
Unless previously provided in accordance with Section 1 of this Schedule.
A. The Fund
1. The operating agreement of the Logistics Fund and any other information reasonably requested by the Lender in relation to the structure of the Logistics Fund.
2. The structure and management of the Fund being in a form that is acceptable to the Facility Agent, acting reasonably.

3. The completion of any necessary due diligence, including tax and legal due diligence, to the satisfaction of the Facility Agent (acting reasonably).
B. Transfer
4. Except as otherwise provided in this Agreement, a Transfer Certificate(s) evidencing the assignment or novation, as the case may be, by the Original AMB Party of its rights and obligations under the Finance Documents to the Logistics Fund, including, but not limited to, the Original AMB Party’s rights and obligations in accordance with the indemnity provided by it under Clause 20.2(b) of this Agreement, any and all Hedging Arrangements to which it is a counterparty.
C. Discharge
5. Release of the AMB Property, L.P. and the Original AMB Party from all liabilities and obligations under this Agreement, including, but not limited to, AMB Property, L.P.’s obligations as the Acquisition Loan Guarantor and the Carve-out Indemnifier and the Original AMB Party’s obligations as the AMB Agent.
6. If the Logistics Fund is borrowing under the Facility, the execution of the Deed of Subordination, to the satisfaction of the Facility Agent.

Part F
– Additional Obligor
Unless previously provided in accordance with Section 1 of this Schedule.
1. A copy of the constitutional documents of each Additional Obligor (and, where available, a copy of an up to date extract from the commercial register for each Additional Obligor) being in each case dated no more than 14 days before the later of:
(a)	the Closing Date of the relevant Term Loan or Acquisition Loan that, that Additional Obligor is borrowing or guaranteeing; or

(b)	the date that the Additional Obligor accedes to this Agreement as an Additional Obligor.
It is acknowledged that no commercial register extract is available in respect of the Fund Parties.
2. A specimen of the signature of each person authorised on behalf of each Additional Obligor to enter into any Finance Document or to sign or send any document or notice in connection with any Finance Documents to which it is a party.
3. A copy of supervisory board resolution or equivalent (if any) of each Additional Obligor:
(a)	approving the terms of, and the transactions contemplated by, this Agreement and the other Finance Documents to which it is a party; and

(b)	(if required) authorising a special person or persons to execute the Finance Documents to which it is a party on its behalf.
4. A certificate or certification of an authorised signatory of each Obligor certifying that each copy document referred to in:
(a)	paragraphs 1, 2 and 3 of this Part F (Upon signing this Agreement) of Schedule 2 (Conditions Precedent) entered into by it and provided in satisfaction of these Conditions Precedent is correct, complete and in full force and effect; and

(b)	this Part F (Upon signing this Agreement) of Schedule 2 (Condition Precedents) (but excluding the Finance Documents and those documents referred to in (a) of this paragraph 4) entered into by it and provided in satisfaction of these Conditions Precedent is true, complete and correct.
5. Evidence reasonably required by the Facility Agent for the purpose of any know your customer requirements.
6. Evidence that the agent of the Additional Obligors (other than any incorporated in England and Wales) under the Finance Documents for service of process in England has accepted its appointment.
7. In relation to each Belgian Obligor that is an Additional Obligor (and if applicable under Belgian law), a copy of a shareholders resolution approving Clause 26.9 (Control and Change of Control) and any other clause of any Finance Document pertaining to a change of control and evidence of filing of such a resolution with the clerk of a competent commercial court in accordance with clause 556 of the Belgian Company Code.
8. In relation to each Spanish Obligor:
(a)	a copy of the relevant PE-1 or PE-3 forms, according to ruling 6/2000 dated 31 October of the Central Bank of Spain on foreign loans, credits and set-offs, filed with the Oficina de Balanza de Pagos of the Bank of Spain, with the financial transaction number (numero de operación financiera or N.O.F.) granted by such institution; and

(b)	evidence that the Transfer Certificate, the Facility Agreement and any amendment thereof is formalised in a Spanish notarial document for the purposes of Article 517 et seq. of the Civil Procedural Law (Law 1/2000 of 7 January) (Ley de Enjuiciamiento Civil) where an Additional Obligor has acceded to this Agreement by way of transfer in accordance with Clause 36 (Changes to the Parties).
9. A legal opinion of the legal advisers to the Obligors addressed to the Finance Parties in relation to the capacity and authority of the relevant Additional Obligor to enter into the Finance Documents to which it is a party.
10. Sufficient evidence of the valid accession of the Additional Obligor to this Agreement and the Finance Documents (including, but not limited to, the Deed of Subordination where applicable) as an Acquisition Borrower, Term Borrower, Guarantor, PropCo or ShareCo as the case may be (including, but not limited to, where an Obligor is acceding to this Agreement and the Finance Documents in a different capacity from that which it otherwise holds pursuant to this Agreement).

SCHEDULE 5
CALCULATION OF THE MANDATORY COST
1. General
(a)	The Mandatory Cost is to compensate a Lender for the cost of compliance with:
(i)	the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces any of its functions); or

(ii)	the requirements of the European Central Bank.
(b)	The Mandatory Cost is expressed as a percentage rate per annum.

(c)	The Mandatory Cost is the weighted average (weighted in proportion to the percentage share of each Lender in the relevant Loan) of the rates for the Lenders calculated by the Facility Agent in accordance with this Schedule on the first day of an Interest Period (or as soon as possible after then).

(d)	The Facility Agent shall distribute each amount of Mandatory Cost among the Lenders on the basis of the rate for each Lender.

(e)	Any determination by the Facility Agent pursuant to this Schedule will be, in the absence of manifest error, conclusive and binding on all the Parties.
2. For a Lender lending from a Facility Office in the U.K.
(a)	The relevant rate for a Lender lending from a Facility Office in the U.K. is calculated in accordance with the following formula:

Ex0.01 300	per cent. per annum
where on the day of application of the formula, E is calculated by the Facility Agent as being the average of the rates of charge under the fees rules supplied by the Lenders to the Facility Agent under Clause 2(d) of this Schedule and expressed in pounds per £1 million.

(b)	For the purposes of this Clause 2:
(i)	fees rules means the then current rules on periodic fees in the Supervision Manual of the FSA Handbook or any other law or regulation as may then be in force for the payment of fees for the acceptance of deposits;

(ii)	fee tariffs means the fee tariffs specified in the fees rules under fee-block Category A1 (Deposit acceptors) (ignoring any minimum fee or zero rated fee required pursuant to the fees rules but applying any applicable discount rate); and

(iii)	tariff base has the meaning given to it in, and will be calculated in accordance with, the fees rules.

(c)	Each rate calculated in accordance with the formula is, if necessary, rounded upward to four decimal places.

(d)	If requested by the Facility Agent, each Lender shall, as soon as practicable after publication by the Financial Services Authority, supply to the Facility Agent the rate of charge payable by that Lender to the Financial Services Authority under the fees rules for that financial year of the Financial Services Authority (calculated by that Lender as being the average of the fee tariffs applicable to that Lender for that financial year) and expressed in pounds per £1 million of the tariff base of that Lender.

(e)	Each Lender shall supply to the Facility Agent the information required by it to make a calculation of the rate for that Lender. In particular, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:
(i)	the jurisdiction of its Facility Office; and

(ii)	any other information that the Facility Agent reasonably requires for that purpose.
Each Lender shall promptly notify the Facility Agent of any change to the information supplied to it under this Clause 2(e).
(f)	The rates of charge of each Reference Bank for the purpose of Clause 2(e) of this Schedule are determined by the Facility Agent based upon the information supplied to it under Clauses 2(d) and 2(e) of this Schedule. Unless a Lender notifies the Facility Agent to the contrary, the Facility Agent may assume that the Lender’s obligations in respect of cash ratio deposits and special deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the U.K.

(g)	The Facility Agent has no liability to any Party if its calculation over or under compensates any Lender. The Facility Agent is entitled to assume that the information provided by any Lender or Reference Bank under this Schedule is true and correct in all respects.

3.	For a Lender lending from a Facility Office in a Participating Member State

(a)	The relevant rate for a Lender lending from a Facility Office in a Participating Member State is the percentage rate per annum notified by that Lender to the Facility Agent. This percentage rate per annum shall be certified by that Lender in its notice to the Facility Agent as its reasonable determination of the cost (expressed as a percentage of that Lender’s share in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Facility Office.

(b)	If a Lender fails to specify a rate under Clause 3(a) of this Schedule , the Facility Agent will assume that the Lender has not incurred any such cost.

4.	Changes

(a)	The Facility Agent may, after consultation with the Borrowers and the Lenders, determine and notify all the Parties of any amendment to this Schedule which is required to reflect:
(i)	any change in law or regulation; or

(ii)	any requirement imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any successor authority).
(b)	If the Facility Agent, after consultation with the Borrowers, determines that the Mandatory Cost for a Lender lending from a Facility Office in the U.K. can be calculated by reference to a screen, the Facility Agent may notify all the Parties of any amendment to this Agreement which is required to reflect this.

SCHEDULE 7
FINANCIAL COVENANTS
1. DEFINITIONS
For the purposes of this Schedule 7 (Financial Covenants), and to the extent not defined in Clause 1 (Interpretation) of this Agreement, the following additional definitions shall apply:
Accounting Date means:
(a)	in respect of financial covenants which are tested by reference to Accounting Periods of 12 months, the last day of the relevant financial year; and

(b)	in respect of financial covenants which are tested by reference to Accounting Periods of six months, the day falling within six (6) months after the close of each financial year and the last day of the financial year;
except, in each such case, as adjusted (if applicable and at the option of the AMB Agent) to make sure that those dates fall on the same day of the week or otherwise with the consent of the Facility Agent and the AMB Agent.
Accounting Period means:
(a)	for each of the Acquisition Loan Interest Cover Ratio, Portfolio Historic Debt Service Cover Ratio and Portfolio Projected Debt Service Cover Ratio, each period of six months ending on an Accounting Date for which financial statements are required to be prepared in accordance with Clause 25.2 (Financial Statements);

(b)	for each of the Fund Historic Debt Service Cover Ratio, Fund Projected Debt Service Cover Ratio, Fund Loan to Value and minimum Net Worth covenants, each period of twelve months ending on an Accounting Date for which financial statements are required to be prepared in accordance with Clause 25.2 (Financial Statements).
Accounting Principles means the accounting principles, standards, conventions and practices, from time to time and at any time, generally accepted as part of the accounting standard applicable in Luxembourg (or such other generally accepted accounting principles that may be used by the Logistics Fund and which are acceptable to the Facility Agent acting reasonably) in effect from time to time and commonly and consistently applied in practice.
Acquisition Loan Interest Cover Ratio means, in relation to an Acquisition Loan and with respect to a Projected Test Period, a calculation of the projected interest cover ratio estimated by the AMB Agent and approved by the Facility Agent in its reasonable discretion which will apply to such Projected Test Period, using the ratio of:
(a)	the estimated operating revenues for the Property financed by that Acquisition Loan for that Projected Test Period based on operations at the Properties (including, without limitation, revenues from Lease Documents) and any other revenue enhancements which are reasonably likely to be in effect during such Projected Test Period (taking into account, without limitation, Lease Documents which will commence and Lease Documents which will terminate during the Projected Test Period) at the relevant time, less the estimated operating expenses relating to that Property for that Projected Test Period based on the then current budget for that Property; to
(b)	Acquisition Loan Projected Interest Charges.
Acquisition Loan Projected Interest Charges means, for any Projected Test Period and in respect of an Acquisition Loan, the aggregate of all interest charges which will fall due to be paid by the relevant Acquisition Loan Borrower in respect of that Acquisition Loan during such Projected Test Period.
Cure Act means an act or arrangement by a member of the Parent Group or the Logistics Fund Group that would cure any breach of any financial covenant in accordance with this Schedule including, but not limited to:
(a)	making an equity contribution which would result in the relevant Obligors being in compliance with its obligations under this Agreement;

(b)	the Borrowers making a voluntary prepayment of the Loans pursuant to Clause 11.4 (Voluntary Prepayment) in such an amount that would make the relevant Obligors in compliance with this Agreement;

(c)	the issuing of a Credit Support or any other form of support that would cause the relevant Obligors to be in compliance with its obligations under this Schedule.
Financial Indebtedness means, with respect to a person, at the relevant time of computation thereof, the sum of all of the following (without duplication):
(a)	all obligations of such person for borrowed money;

(b)	all amounts owed by such person to financial institutions or other persons in respect of reimbursement obligations under commercial letters of credit, surety bonds and other similar instruments guaranteeing payment or performance of obligations by such person which, in any such case, are recognised as debt under the Accounting Principles;

(c)	all obligations for borrowed money secured by any Security Interest on any asset owned by such person to the extent attributable to such person’s interest in such asset, even though such person has not assumed or become liable for payment thereof;

(d)	all obligations of such person in respect of any capital or finance lease treated as such under Accounting Principles;

(e)	all obligations for Financial Indebtedness of other persons which such person has guaranteed or in respect of which there is otherwise recourse (except for guaranties of customary exceptions for fraud, misapplication of funds, mortgage registration costs, cross-collateralisation claims, environmental indemnities and other similar exceptions to recourse liability including, without limitation, any liability under the carve-out indemnity set out in Clause 20.2 (Term Facility and Carve-out Indemnity)) to such person which, in any such case, are recognised as debt under the Accounting Principles;

(f)	all net obligations of such person under any derivative contract protecting against or benefiting from any fluctuations in any rate or price (and, except for any non-payment amount, the then mark to market value of the derivative transaction will be used to calculate the amount or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount); and
(g)	all obligations in respect of any shares which are redeemable at the sole discretion of the relevant shareholder within 12 months.

Notwithstanding anything in the foregoing, Financial Indebtedness shall not include reimbursement obligations in respect of a standby letter of credit to the extent such obligations are cash collateralised or in respect of any Parent Group Shareholder Loan or Intra-Group Loans.
Financial Year means each annual accounting period ending on 31 December in each year.
Fund Historic Debt Service means, for any Historic Test Period, the aggregate of all interest charges, principal repayments, guarantee payments termination sums and other amounts which have fallen due to be paid by any Fund Logistics Group member in respect of any Financial Indebtedness due to third parties during such Historic Test Period but excluding lump sum amounts due at maturity.
Fund Historic Debt Service Cover Ratio means, in relation to a relevant Historic Test Period, the ratio of:
(a)	the aggregate operating revenues for the Fund Properties for that Historic Test Period based on operations at the Fund Properties (including, without limitation, revenues from Lease Documents) in effect during such Historic Test Period (taking into account, without limitation, Lease Documents which commenced and Lease Documents which terminated during the Historic Test Period), less (ii) the aggregate operating expenses relating to the Fund Properties for that Historic Test Period; to

(b)	Fund Historic Debt Service for that Historic Test Period.
Fund Loan to Value means, in respect of the Logistics Fund Group, the aggregate principal amount of all Financial Indebtedness incurred by members of the Logistics Fund Group to third parties expressed as a percentage to the aggregate value of all Fund Properties (determined in a manner consistent with the operating documents of the Logistics Fund and acceptable to the Facility Agent (acting reasonably)) taken together with the value of all other assets (including, without limitation, cash) of the Logistics Fund Group at the relevant time determined in accordance with Accounting Principles and in a manner consistent with the operating documents of the Logistics Fund.
Fund Projected Debt Service means, for any Projected Test Period, the aggregate of all interest charges, principal repayments, guarantee payments, termination sums and other amounts which are estimated to fall due to be paid by any Fund Logistics Group member in respect of any Financial Indebtedness due to third parties during such Projected Test Period but excluding lump sum amounts due at maturity.
Fund Projected Debt Service Cover Ratio means, in relation to a Projected Test Period, a calculation of the projected Logistics Fund debt service cover ratio estimated by the AMB Agent and approved by the Facility Agent in its reasonable discretion which will apply to such Projected Test Period, using the ratio of:
(a)	the estimated operating revenues for the Fund Properties for that Projected Test Period based on operations at the Fund Properties (including, without limitation, revenues from Lease Documents (and their equivalent in relation to properties and buildings which are not

Properties) and any revenue enhancements which are reasonably likely to be in effect during such Projected Test Period (taking into account, without limitation, Lease Documents (and such equivalents) which will commence and Lease Documents (and such equivalents) which will terminate during the Projected Test Period) at the relevant time, less (ii) estimated operating expenses relating to the Fund Properties for that Projected Test Period based on the then current budget for the Fund Properties; to
(b)	estimated Fund Projected Debt Service for that Projected Test Period.
Fund Properties means, at any relevant time, all property and buildings (including, without limitation, the Properties) then owned by any member of the Logistics Fund Group, howsoever financed.
Historic Test Period means:
(a)	for the Portfolio Debt Service Cover Ratio, each Accounting Period of 6 months beginning on the day after the last day of the immediately preceding Accounting Period and ending on the last day of the Historic Accounting Period in respect of which the relevant calculation falls to be made. The first such Historic Test Period for the Portfolio Debt Service Cover Ratio will commence on the first Accounting Period commencing after the Fund Accession Date and end on the last day of such Accounting Period; and

(b)	for the Fund Historic Debt Service Cover Ratio, each Accounting Period of 12 months beginning on the day after the last day of the immediately preceding Accounting Period and ending on the last day of the Accounting Period in respect of which the relevant calculation falls to be made. The first such Historic Test Period shall be for the period commencing on 1 January 2007 and ending on 31 December 2007 (adjusted as necessary to reflect the period of time that the Logistics Fund was not in existence during such Historic Test Period).
Net Worth means, in respect of the Logistics Fund Group, in each case calculated on a consolidated basis at the end of the Logistics Fund Group’s Financial Year, the sum of:
(a)	the aggregate value of all Fund Properties (determined in a manner consistent with the operating documents of the Logistics Fund and acceptable to the Facility Agent (acting reasonably)) taken together with the value of all other assets (including without limitation cash) of the Logistics Fund Group at the relevant time determined in accordance with Accounting Principles as at the end of the relevant Financial Year;

(b)	less the aggregate principal amount of all Financial Indebtedness incurred by members of the Logistics Fund Group to third parties.
Parent Group Shareholder Loan means any loan made by any member of the Parent Group that is not a member of the Logistics Fund Group and shown as a shareholder loan in the balance sheet of the Logistics Fund Group delivered in respect of the relevant Financial Year.
Portfolio Historic Debt Service means, for any Historic Test Period, the aggregate of all interest charges, principal repayments, guarantee payments, termination sums and other amounts which have fallen due to be paid by any Fund Logistics Group member in respect of Financial Indebtedness pursuant to the Finance Documents during such Historic Test Period but excluding lump sum amounts due at maturity.

Portfolio Historic Debt Service Cover Ratio means, in relation to a relevant Historic Test Period, the ratio of:
(a)	the aggregate operating revenues for the Properties for that Historic Test Period based on operations at the Properties (including, without limitation, revenues from Lease Documents and any revenue enhancements in effect during such Historic Test Period (taking into account, without limitation, Lease Documents which commenced and Lease Documents which terminated during the Historic Test Period), less (ii) the aggregate operating expenses relating to the Properties for that Historic Test Period; to

(b)	Portfolio Historic Debt Service for that Historic Test Period.
Portfolio Projected Debt Service means, for any Projected Test Period, the aggregate of all interest charges, principal repayments, guarantee payments termination sums and other amounts which will fall due to be paid or will become payable by any Fund Logistics Group member in respect of Financial Indebtedness pursuant to the Finance Documents during such Projected Test Period but excluding lump sum amounts due at maturity.
Portfolio Projected Debt Service Cover Ratio means, in relation to a Projected Test Period, a calculation of the projected portfolio properties debt service cover ratio estimated by the AMB Agent and approved by the Facility Agent in its reasonable discretion which will apply to such Projected Test Period, using the ratio of:
(a)	the estimated operating revenues for the Portfolio Properties for that Projected Test Period based on operations at the Properties (including, without limitation, revenues from Lease Documents) and any revenue enhancements which are reasonably likely to be in effect during such Projected Test Period (taking into account, without limitation, Lease Documents which will commence and Lease Documents which will terminate during the Projected Test Period) at the relevant time, less (ii) estimated operating expenses relating to the Portfolio Properties for that Projected Test Period based on the then current budget for the Portfolio Properties; to

(b)	estimated Portfolio Projected Debt Service for that Projected Test Period.
Portfolio Properties means, at any relevant time, all Properties owned or to be owned (as applicable) by any member of the Logistics Fund Group, and which, as the context may require, have been or will be financed by the Facilities.
Projected Test Period means:
(a)	for the Acquisition Loan Interest Cover Ratio and the Portfolio Projected Debt Service Cover Ratio, each Accounting Period of 6 months beginning on the day after the last day of the immediately preceding Accounting Period and ending on the last day of the Accounting Period in respect of which the relevant look forward calculation falls to be made. The first such Projected Test Period shall be the first Accounting Period commencing after the Logistics Fund Accession Date. However, in the case of the Acquisition Loan Interest Cover Ratio tested as at (i) the Utilisation Date of each Acquisition Loan as set out in Clause 2.1(b)(ii) (Facility) of each Acquisition Loan or (ii) the Logistics Fund Accession Date, the Projected Test Period shall be a period of 6 months starting on the relevant date; and

(b)	for the Fund Projected Debt Service Cover Ratio, each Accounting Period of 12 months beginning on the day after the last day of the immediately preceding Accounting Period and ending on the last day of the Accounting Period in respect of which the relevant calculation falls to be made. The first such Projected Test Period shall be for the period commencing on 1 January 2008.
Testing Date means:
(a)	the Portfolio Historic Debt Service Cover Ratio will be tested on the basis of an Historic Test Period with reference first to the Financial Year ended 31 December 2007, each financial half year ended on a semi-annual date (i.e. 30 June) thereafter and each Financial Year ended thereafter, in each case within 120 days of such Financial Year end or, as the case may be, within 90 days of each such financial half year end by reference to the then most recent semi-annual unaudited consolidated financial statements of the Logistics Fund Group (together with such other information as is required to show the Portfolio Debt Service position);

(b)	the Fund Historic Debt Service Cover Ratio will be tested on the basis of an Historic Test Period with reference first to the Financial Year ended 31 December 2007 and with reference to each Financial Year end thereafter within 120 days of such Financial Year end and by reference to the then most recent annual audited consolidated financial statements of the Logistics Fund Group;

(c)	the Acquisition Loan Interest Cover Ratio shall be tested in relation to an Acquisition Loan on the basis of a Projected Test Period:
(i)	as at its Utilisation Date;

(ii)	as at the Logistics Fund Accession Date (if any Acquisition Loan is outstanding as at such date); and

(iii)	as at the Financial Year ended 31 December 2007, each financial half year ended on a semi-annual date (i.e. 30 June) thereafter and each Financial Year ended thereafter, in each case within 120 days of such Financial Year end or, as the case may be, within 90 days of such financial half year end;
(d)	the Fund Loan to Value ratio shall be tested:
(i)	on the Logistics Fund Accession Date; and

(ii)	with reference to the next following Financial Year end (i.e. 31 December 2007) and each Financial Year end thereafter, in each such case within 120 days of such Financial Year end and by reference to the then most recent annual audited consolidated financial statements of the Logistics Fund Group.
(e)	the minimum Net Worth of the Logistics Fund Group shall be tested:
(i)	on the Logistics Fund Accession Date; and

(ii)	with reference to the next following Financial Year end (i.e. 31 December 2007) and each Financial Year end thereafter, in each such case within 120 days of such Financial Year end and by reference to the then most recent annual audited consolidated financial statements of the Logistics Fund Group.

2. BASIS OF CALCULATIONS
2.1 No item shall be deducted or credited more than once in any calculation.
2.2 All the terms defined in paragraph 1 of this Schedule are to be determined on a consolidated basis and in accordance with the Accounting Principles and terminology applied by the Borrowers in accordance with this Schedule, consistently applied.
2.3 The financial covenant(s) set out in:
(a)	paragraphs 3.2, 3.3 and 3.4 which are to be tested on the Logistics Fund Accession Date shall be tested by reference to the opening financial statements of the Logistics Fund upon delivery of a Compliance Certificate on or immediately before the Logistics Fund Accession Date;

(b)	paragraphs 3.1 to 3.4 shall be tested by reference to the applicable set of financial statements delivered pursuant to Clause 25.2 (Financial Statements) upon delivery of the relevant Compliance Certificate under Clause 25.7 (Compliance Certificate).

(c)	paragraph 3.5 shall be tested in accordance with the terms of the AMB Property Loan Agreement and no Compliance Certificate shall be required to be delivered under this Agreement in respect of it.
2.4 Save as otherwise provided in this Schedule, to the extent that the relevant Compliance Certificate when delivered indicates that as at any Testing Date any calculation is breached, the Borrower(s) shall be entitled to calculate or recalculate such covenant ten Business Days after the date of the relevant Compliance Certificate with the benefit of any Cure Act, provided that:
(a)	in respect of any breach for any Historic Test Period, such Cure Act has in fact been made as at the date the recalculated Compliance Certificate is delivered; and

(b)	in respect of any Projected Test Period, the Facility Agent is satisfied (acting reasonably) that any proposed Cure Act will be made, and so that if such Cure Act is made or the Facility Agent is satisfied (acting reasonably) that it will be made no breach of any calculation shall arise or be deemed to have arisen.
2.5 The AMB Agent shall on behalf of the Borrowers shall provide the Facility Agent with the Compliance Certificate pursuant to Clause 24.7 (Compliance Certificate) within the date specified therein together with all necessary information and in reasonable detail as may be reasonably requested by the Facility Agent to enable it to confirm compliance with the financial covenants set out in this Schedule 7 (Financial Covenants) as at the relevant Test Date.
3. COVENANTS
3.1 Debt Service Cover
(a)	As at each Testing Date, the Fund Historic Debt Service Cover Ratio shall be not less than 1.15:1 provided that failure to satisfy this test shall not constitute or be deemed to constitute a Trigger Event or an Event of Default unless the requirements of paragraph 3.1(e) of this Schedule 7 (Financial Covenants) are not met.

(b)	As at each Testing Date, the Portfolio Historic Debt Service Cover Ratio shall be not less than 1.15:1 provided that failure to satisfy this test shall not constitute or be deemed to constitute a Trigger Event or an Event of Default unless the requirements of paragraph 3.1(f) of this Schedule 7 (Financial Covenants) are not met.

(c)	The Borrowers may make a Cure Act in respect of any breach of paragraphs 3.1(a) or (b) of this Schedule 7 (Financial Covenants) on or before the date falling ten Business Days after the date after the date of the Compliance Certificate in which the requirements of paragraph 3.1(a) or (b) of this Schedule 7 (Financial Covenants) are not met.

(d)	If the Borrowers make a Cure Act in respect of any breach pursuant to paragraph 3.1(c) no breach shall be deemed to have occurred and paragraph 2.3 of this Schedule 7 (Financial Covenants) shall apply.

(e)	In the event that the test set out in paragraph 3.1(a) is not satisfied, the AMB Agent may arrange for a Fund Projected Debt Service Cover Ratio to be carried out in respect of the 12 month period starting the day after the end of the Historic Test Period by reference to which such Fund Historic Debt Service Cover Ratio was tested but looking forward for the next 12 month Accounting Period. If this Fund Projected Debt Service Cover Ratio is not less than 1.15:1, any failure to satisfy the Fund Historic Debt Service Cover Ratio as at the same Testing Date shall not constitute or be deemed to constitute a Trigger Event or an Event of Default.

(f)	In the event that the test set out in paragraph 3.1(b) is not satisfied, the AMB Agent may arrange for a Portfolio Projected Debt Service Cover Ratio to be carried out in respect of the 12 month period starting the day after the end of the Historic Test Period by reference to which such Portfolio Historic Debt Service Cover Ratio was tested but looking forwards for the next 6 month Accounting Period. If this Portfolio Projected Debt Service Cover Ratio is not less than 1.15:1, any failure to satisfy the Portfolio Historic Debt Service Cover Ratio as at the same Testing Date shall not constitute or be deemed to constitute a Trigger Event or an Event of Default.

(g)	The AMB Agent shall inform the Facility Agent if, as at the end of any financial half year, it believes (acting reasonably) that it would not be able to meet a Portfolio Projected Debt Service Cover Ratio of not less than 1.15:1 if it were required to be tested as at that date. The Facility Agent may ask the AMB Agent for the Portfolio Projected Debt Service Cover Ratio to be tested as at the end of any financial half year (and within 120 days of a half year ended on 31 December and within 90 days of a half year ended 30 June), if it has reason to believe (acting reasonably) that a Portfolio Projected Debt Service Cover Ratio of not less than 1.15:1 would not be met if it were required to be tested as at that date.
3.2 Interest Cover Ratio
(a)	As at each Testing Date, the Acquisition Loan Interest Cover Ratio for each Acquisition Loan at that time outstanding shall be not less than 1.25:1

(b)	The relevant Acquisition Borrowers may make a Cure Act in respect of any breach of paragraph 3.2(a) of this Schedule 7 (Financial Covenants) to the Facility Agent’s satisfaction (acting reasonably) on or before the date falling ten Business Days after the date of the Compliance Certificate in which the requirements of paragraph 3.2(a) of this Schedule 7 (Financial Covenants) were not met.

(c)	If an Acquisition Loan Borrower makes a Cure Act in respect of any breach pursuant to paragraph 3.2(b), no breach shall be deemed to have occurred and paragraph 2.3 of this Schedule 7 (Financial Covenants) shall apply.
3.3 Fund Loan to Value
(a)	As at each relevant Testing Date, the Fund Loan to Value shall not exceed 75 per cent.

(b)	With effect from the Logistics Fund Accession Date and notwithstanding paragraph 3.3(a) of this Schedule 7 (Financial Covenants), the Logistics Fund shall use its reasonable efforts to ensure that the Fund Loan to Value for each Test Period as measured in accordance with the operating documents of the Logistics Fund (and acceptable to the Facility Agent (acting reasonably)) thereafter shall be 65 per cent. or less as required by the operating documents of the Logistics Fund from time to time provided that failure to do so shall not constitute or be deemed to constitute a Trigger Event or an Event of Default unless the requirements of paragraph 3.3(a) of this Schedule 7 are not met.

(c)	Any Obligor may make a Cure Act in respect of any breach of paragraphs 3.3(a) of this Schedule 7 (Financial Covenants) to the Facility Agent’s satisfaction (acting reasonably) on or before the date falling ten Business Days after the date of the issuance of the Compliance Certificate in which the requirements of those paragraphs are determined not to be met.

(d)	If an Obligor makes a Cure Act in respect of any breach pursuant to paragraph 3.3(a), no breach shall be deemed to have occurred and paragraph 2.3 of this Schedule 7 (Financial Covenants) shall apply.
3.4 Minimum Net Worth
(a)	As at each relevant Testing Date commencing after the Logistics Fund Accession Date, the minimum Net Worth of the Logistics Fund shall be not less than Euro 150,000,000.

(b)	Any Obligor may make or procure that there is made by a third party a Cure Act in respect of any breach of paragraph 3.4 (a) of this Schedule 7 (Financial Covenants) on or before the date falling ten Business Days after date of the issuance of the Compliance Certificate in which the requirements of paragraph 3.4(a) of this Schedule 7 (Financial Covenants) are determined not to be met.

(c)	If an Obligor makes or procures the making of a Cure Act in respect of any breach pursuant to this paragraph 3.4, no breach shall be deemed to have occurred and paragraph 2.3 of this Schedule 7 (Financial Covenants) shall apply.
3.5 AMB Property, L.P. Total Liabilities to Total Asset Value
Prior to the Logistics Fund Accession Date, AMB Property, L.P. shall not permit the ratio of Total Liabilities to Total Asset Value of AMB Property, L.P. to exceed 0.65:1 at any time (as Total Liabilities and Total Asset Value are defined and calculated in accordance with the AMB Property L.P, Loan).

SCHEDULE 9
SECURITY PRINCIPLES
Part A
1. Each Party to this Agreement agrees to abide by the following Security Principles where applicable to it and its assets (in addition to those provisions in this Agreement relating to security) in order to ensure the perfection of any and all security that is secured pursuant to the Finance Documents.
Part B
– General
1.1 Each form of security pursuant to any Security Document shall, to the extent legally possible, but subject to the principles set out below, will be taken on a first priority perfected basis over the Shares (to the extent required in order to achieve effective country by country cross-collateralisation in the case of the French Security only, as described in Clause 29.11 (France)), Lease Documents, Property and insurance policies (or part thereof relating to the relevant Property).
1.2 Where an Obligor pledges Shares, the Security Document will (subject to agreed exceptions) be governed by the law of the jurisdiction of incorporation of the company whose Shares are being pledged and not by the law of the jurisdiction of incorporation of the pledgor.
1.3 All security shall (unless and to the extent local law considerations require otherwise) be given in favour of the Security Agent and not other Finance Parties individually. Parallel Obligation provisions will be used where necessary in accordance with Clause 21 (Parallel Debt).
1.4 All upstream and cross-stream guarantees may be limited by corporate benefit restrictions, fraudulent preference restrictions, retention of title claims and may be limited by financial assistance restrictions. Additionally guarantees will not be taken in these circumstances where material issues of directors’ personal liability or breach of fiduciary duty or criminal liability arise (assuming Obligors use reasonable endeavours to overcome the same and no limitation wording would enable a guarantee of all or any part of the Facilities to be taken notwithstanding those circumstances or issues).
1.5 The granting of guarantees, perfection of security, when required, and other legal formalities will be completed as soon as practicable and, in any event, within the time periods specified in the Finance Documents therefore or (if earlier or to the extent no such time periods are specified in the Finance Documents) within the time periods specified by applicable law in order to ensure due perfection. The perfection of security granted will not be required if it would have a material adverse effect on the ability of the relevant Obligor to conduct its operations and business in the ordinary course as otherwise permitted by the Finance Documents.
1.6 In any jurisdiction where the level of fees, taxes or duties payable to register security or other credit support over or in respect of a Property (and any ancillary assets) is dependent on the amount that is registered or otherwise recorded as secured in respect of that Property this secured amount shall be limited (unless otherwise agreed by the AMB Agent and the Facility Agent), to 10 per cent. of the Loan advanced in respect of that Property (plus in any applicable jurisdiction an amount in respect of accessories (or equivalent costs) on 10 per cent. of the relevant Loan Amount) and provided always that a notary (or equivalent) holds to the Lenders order a power of attorney (or equivalent) giving the notary (or equivalent) the right to register the balance of the Loan after the occurrence of (and during the subsistence of) an Event of Default in relation to the relevant Property, PropCo or ShareCo (as the case may be) in accordance with the principles in this Facility Agreement.
1.7 All security (other than any share security over its Obligor subsidiaries) shall be governed by the law of and secure assets located in the jurisdiction of incorporation of that Obligor.
1.8 The Parties acknowledge that:
(a)	no perfection action will be required in jurisdictions where Obligors or material assets are not located;

(b)	unless the restriction is required by law, the constitutional documents of the pledgor will be amended to remove any restriction on the transfer, or the registration of the transfer, of the shares on enforcement of the security granted over them;

(c)	local law restrictions may mean that the Lenders may not be able to benefit from the same security; and

(d)	security shall not be created or perfected and/or guarantees will not be given to the extent that they would result in costs disproportionate to the benefit obtained by the beneficiaries of that security and/or guarantee or impose an undue administration burden on a material inconvenience to the ordinary course of operations of the providers of the guarantee or security
1.9 The following principles will be reflected in the terms of any security taken as part of this transaction:
(a)	security will not be enforceable until an Enforcement Event which is continuing;

(b)	either the making of the Security Agent a beneficiary:
(i)	in relation to any general policy of insurance, by endorsing the Security Agent as a “mortgagee/ loss payee” (or equivalent acceptable to the Security Agent acting reasonably);

(ii)	in relation to any general liability policy, by endorsing the Security Agent as an “additional insured-mortgagee, assignee, receiver” (or equivalent acceptable to the Security Agent acting reasonably), that will permit the relevant Obligor to deal with claims and receive proceeds from any insurer of Group assets until such time as an Event of Default has occurred and notice of enforcement has been given by the Security Agent following an Event of Default having occurred and being continuing;
(c)	the Security Documents should only operate to create and preserve effective security rather than to impose new commercial obligations. Accordingly, they should not contain additional representations or undertakings (such as in respect of insurance, information or the payment of costs) unless these are the same as those contained in this Agreement or are required for the creation, perfection or preservation of the security. For the avoidance of doubt, no notification to third party debtors of security assignments or pledges shall be made unless there is an Enforcement Event under the Finance Documents under which that security assignment or pledge arises or otherwise, unless this is necessary in order to comply with the obligations specified in this Agreement;

(d)	in respect of the share pledges, until an Event of Default has occurred (and being continuing) and notice of enforcement has been given by the Security Agent, the pledgors should be permitted to retain and to exercise voting rights to any shares pledged by them in a manner which does not adversely affect the validity or enforceability of the security or cause an Event of Default to occur and the pledgors should be permitted to receive and retain dividends on pledged shares to the extent not otherwise prohibited under the Finance Documents;

(e)	security powers of attorney are only to be exercisable after a notice of enforcement given by the Security Agent following an Event of Default having occurred and being continuing, or where relevant chargor has failed to perform an obligation;

(f)	any rights of set-off will not be exercisable until an Event of Default has occurred (and being continuing) and notice of enforcement has been given by the Security Agent;

(g)	no security will be taken over moveable plant or equipment if it would require any labelling or segregation of that plant or equipment; and

(h)	no security shall be taken over any stock in trade;.
1.10 If in a jurisdiction, security over an asset or a class of assets can be taken by way of:
(a)	subject to Clause 29.5 (Pledge or assignment of a Lease Document), an undisclosed document and by way of a disclosed document, security shall be taken by way of an undisclosed document if a disclosed document does not result in a material increase (relative to an undisclosed document) in the qualities or strength of such security.

(b)	a registered document or by way of an unregistered document, security shall be taken by way of an unregistered document if a registered document does not result in a material increase (relative to the unregistered document) in the qualities or strength of such Security.
1.11 Assets (other than Shares in companies that are not joint ventures and intellectual property) subject to existing third party arrangements (including, without limitation, any landlord’s superior interest, transfer restrictions, pre-emption rights, permitted security interest and joint venture voting reserved matters or put and call arrangements) which prevent those assets from being charged will not be required to be subject to any security provided that the relevant Obligor uses reasonable endeavours to obtain necessary consent or release which, for the avoidance of doubt, will not require the relevant Obligor to take any action which could reasonably be expected to damage its commercial relationship with the relevant third party.
1.12 If not otherwise required by law upon complete and irrevocable satisfaction of the obligations secured by the Security Documents, the Security Agent shall promptly thereafter at the costs and expense (such costs and expenses to be reasonable) of the respective chargor release, reassign or retransfer the respective asset or class of assets including all documents deposited with the Security Agent or any nominee of the Security Agent to the charger provided that the Security Agent is reasonably satisfied that there is no risk that any amount of the obligations secured by the Security Documents paid shall be avoided or reduced by bankruptcy, insolvency or similar laws. If the Security Agent or any of its nominees holds physical possession of any asset such physical possession shall be transferred to the charger, subject to the same conditions. Such chargor shall accept such release, reassignment or retransfer. The Security Agent (on behalf of the Finance Parties) will release, reassign or retransfer the respective asset or class of assets to a third party if so required by mandatory law. In the event of a permitted disposal of a PropCo or ShareCo, the guarantee granted by that PropCo or ShareCo (and all security and guarantees granted by it and any of its Subsidiaries (if any)) shall be similarly released.
1.13 At any time when the total value of the aggregate security granted by the Obligors in accordance with this Agreement which can be expected to be realised in the event of an enforcement of the security exceeds 110 per cent. of the obligations that are secured, the Security Agent and/or the Finance Parties (as the case may be) shall on demand of the AMB Agent release such part of the security as the Facility Agent may in its reasonable discretion determine so as to reduce the realisable value of the security.
Part C
- Granting and registration of security
1.1 Each Term Borrower (or where relevant, each PropCo) shall, within 12 weeks of the date of this Agreement or within 90 days after each Utilisation of the Term Facility (as the case may be), deliver to the Security Agent in form and substance satisfactory to the Security Agent evidence of filing of all necessary Land Registry application forms in relation to:
(a)	the transfer of each Original Property or Additional Property (as the case may be) to the relevant Borrower (or where relevant, each PropCo), and

(b)	(if applicable) the charging of that Original Property or Additional Property (as the case may be) in favour of the Security Agent duly completed, accompanied by evidence of reserves for (or other means of) payment of the applicable Land Registry fees, and with notarised copies of tax certificates or such other document as prescribed by the relevant jurisdiction.
1.2 Each Borrower (or where relevant, each PropCo) will, as soon as reasonably practicable after the date of this Agreement or after each Utilisation of the Term Facility (as the case may be), deliver to the Security Agent copies of all Land Registry receipt stamps in respect of the filing of title transfers to the Borrowers (or where relevant, each PropCo) and Land Charges for each Property.
1.3 Where it is necessary to perfect the relevant security in accordance with a Security Document as prescribed by the relevant jurisdiction, each Borrower (or where relevant, each PropCo) shall as of the day of each Utilisation of each Term Loan, deliver to the Security Agent a copy of a notarial confirmation containing the confirmation by the notary public that the notary has notarised, or has been provided with notarially certified copies of, the documents necessary for the transfer of title to the Borrower (where applicable) and contains the following conditions and confirmation by the notary public (except where otherwise agreed between the Security Agent and the AMB Agent including where this is reasonable in the context of the law or practice of a relevant jurisdiction):
(a)	the notary has notarised, or has been provided with notarially certified copies of, the documents necessary for the creation of the Land Charges and filed the Land Registry application forms for registration of the Land Charges with the competent Land Registry;

(b)	if transfer of title in favour of the Borrower has not yet been effected, no filing to the Land Register has been made that will prevent the registration of the Borrower as holder of title in the Land Register;

(c)	the Land Charges when registered at the relevant land registry will rank as first (or second after existing mortgages in favour of lenders of permitted existing land charges) ranking Land

Charges (subject to any Permitted Encumbrances). For this purpose, if a notarial deletion confirmation for a prior ranking encumbrance has (jointly by the relevant Borrower (or PropCo) and the Security Agent (with the Borrower (or PropCo) being obliged to pay the cost), or to the satisfaction of the Security Agent (acting reasonably) by the relevant Borrower (or PropCo) been submitted to the relevant Land Register, the prior ranking charge will be deemed to have been deleted;

(d)	all consents necessary for the encumbrance of the relevant Original Properties with Land Charges and their enforcement were granted in due form;

(e)	either:
(i)	the notary public has assumed unrestricted liability to the Land Registry for the payment of all court costs associated with the registration of the Land Charges; or

(ii)	all of the court costs associated with the registration of the Land Charges have been paid in full to the Land Registry including a receipt of such payment; and
(f)	otherwise, in form and substance satisfactory to the Security Agent (acting reasonably).
1.4 In relation to Land Charges of German Security, each Borrower (or where relevant, each PropCo) shall as of the day of each Utilisation of each Term Loan, deliver to the Security Agent in form and substance satisfactory to the Security Agent:
(a)	a copy of a priority notice (Auflassungsvormerkung) in favour of the purchase of the relevant Property that has been registered with the Land Registry; and

(b)	a copy of a security purpose declaration (Sicherungszweckvereinbarung).
1.5 If a Borrower (or PropCo) has delivered evidence to the Security Agent of due registration of a first (or second after existing mortgages in favour of lenders of permitted existing land charges) ranking Land Charge in form and substance satisfactory to the Security Agent, then the Borrower (or PropCo) shall be deemed to have complied with its obligations in respect of that Land Charge for the purposes of Clause 29 (Security) and this Schedule 9 (Security Principles).
1.6 Each Borrower (or PropCo) shall use all reasonable efforts to deliver to the Security Agent all authorisations and third party consents required by the Security Agent in connection with the charging and enforcement of the Land Charges over the Original Properties and Additional Properties in favour of the Security Agent.
Part D
- Remedy of filing defects
1.1 If a Land Registry rejects or disputes any filing made by or on behalf of a Borrower (or PropCo) in respect of any Property, the Borrower (or PropCo) shall forthwith:
(a)	inform the Security Agent of the same; and

(b)	use its best endeavours to cure any defects in such filing, make a new filing (if such defects cannot be cured) which is acceptable to the relevant Land Registry or procure additional documents where required by the Land Registry.

Part E
- ShareCo Share undertakings
1.1 Each Obligor which grants a Share Security undertakes that, for so long as any Term Loan which is secured by such Share Security remains outstanding, it shall:
(a)	promptly pay all calls, instalments and other payments which may be made or become due in respect of the Shares and so that, if an Enforcement Event occurs and is continuing in relation to that ShareCo, the Security Agent may do so on behalf of the ShareCo;

(b)	forthwith sign, seal, deliver and complete all transfers, renunciations, proxies, mandates, assignments, deeds and documents and do all acts and things which the Security Agent may, in its absolute discretion, at any time after the occurrence of an Enforcement Event which is continuing:

(c)	after the occurrence of an Enforcement Event which is continuing, for enabling or assisting the Security Agent to perfect or improve its title to and security over the Shares including;
(i)	to vest the Shares in the Security Agent or its nominee or nominees;

(ii)	to exercise (or enable its nominee or nominees to exercise) any rights or powers attaching to the Shares;

(iii)	to sell or dispose of the Shares; or

(iv)	otherwise to enforce any of the rights of the Security Agent under or in connection with the Share Security;
(d)	not (without the written consent of the Security Agent not to be unreasonably withheld or delayed) permit any person other than the relevant ShareCo to be registered as or become the holder of the Shares;

(e)	except as otherwise provided in this Agreement in relation to permitted transfers, arrangements, reorganisations and equivalents, take such action as the Security Agent may acting reasonably direct, in respect of any proposed compromise, arrangement, capital reorganisation, conversion, exchange, repayment or take over offer affecting or in respect of the Shares or any of them or any proposal made for varying or abrogating any rights attaching to the Shares or any of them;

(f)	indemnify the Security Agent (and any of its nominees) on demand from and against all losses, actions, claims and liabilities which any of them may incur as holders of the Shares or any interest in the Shares (except to the extent any such losses, actions, claims and liabilities are caused by the Security Agent’s gross negligence or wilful misconduct); and

(g)	ensure that registered Shares which are not registered in the name of the relevant ShareCo or the Security Agent (or its nominee) are at all times registered in the names of persons who have executed declarations of trust in favour of the relevant ShareCo and the Security Agent in such forms as the Security Agent may specify, being (if at any time the Security Agent so requires) persons nominated by the Security Agent.

Part F
- Registration of security in accordance with the laws of Germany
1.1	In relation to the German Security, the following additional provisions shall apply:

(a)	The Security Agent shall hold or, as the case may be due to legal restrictions, administer the German Security constituted by the Security Documents on trust (als Treuhänder) for the Finance Parties in accordance with the Finance Documents.

(b)	a Lease Document that is German Security shall be assigned by way of assignment (as opposed to a pledge) unless otherwise agreed between the relevant Parties.

(c)	any security over Long Term Interest Bearing Deposits shall always secure the obligations of the relevant Obligor granted by such Obligor under the Finance Documents (including, without limitation, any Loans made to it).
Part G
- Registration of security in accordance with the laws of Italy
1.1	In relation to the Italian Security, the following additional provisions shall apply:

(a)	Unless expressly provided to the contrary in any Finance Documents, the Lenders of Loans to Borrowers incorporated under the law of Italy, shall be identified as the holder of any security created by a Security Document governed by Italian law subject to the appointment of the Security Agent as its mandatario con rappresentanza in accordance with Part F of Schedule 10 (Role and duties of the Agents in relation to Italian Security).

(b)	Any full or partial assignment by one or more Lenders of any rights or obligations arising under a Finance Document that is secured by Italian Security shall never amount or be construed as amounting to a novazione in accordance with Italian law.

(c)	To the extent possible, Italian Security shall be construed as a garanzia finanziaria pursuant to the legislative decree no. 170 of 21 May 2004.
Part H
- Registration of security in accordance with the laws of England and Wales
1.1	In relation to the England and Wales Security, the following additional provisions shall apply:

(a)	Unless expressly provided to the contrary, the Security Agent holds any security created by a Security Document governed by English law on trust as a Trustee for the Finance Parties.

(b)	AMB Agent shall ensure the perfection of any and all England and Wales Security including, but not limited to:
(i)	the registration of any and all applicable England and Wales Security including, but not limited to, any and all mortgages over Property subject to the laws of England and Wales with Companies House;

(ii)	the payment of all applicable stamp duty to Her Majesty’s Customs & Revenue for England and Wales Security subject to the laws of England and Wales; and

(iii)	the filing within the requisite time period of all forms and documentation to perfect the England and Wales Security including, but not limited to the filing of the necessary Companies Form 395 entitled “Particulars of a mortgage or charge”.
Part I
– Registration of security in accordance with the laws of Spain
1.1	In relation to the Spanish Security, the following additional provisions shall apply:

(a)	AMB Agent shall ensure the perfection of any and all Security Document governed by Spanish law, including, but not limited to:
(i)	that this Agreement, any Transfer Certificate, any Security Document governed by Spanish law and any notice served thereunder is raised into public before a Spanish Notary Public for the purposes of article 517 et seq. of the Spanish Civil Procedural Law (Ley de Enjuiciamiento Civil);

(ii)	subject to Paragraph 1.6 of Part B of this Schedule, all registrations and filings necessary or desirable in relation to the Security documents are to be undertaken within applicable time limits by the Finance Parties’ local counsel, unless otherwise agreed. The grantor of the Security in Spain shall be responsible for the costs arising from the Security in Spain (notary and registration fees and any stamp duty);

(iii)	documents of title relating to assets charged will be required to be delivered to the Security Agent only when it is mandatory under Spanish law;

(iv)	where customary, the Security Document may contain a power of attorney allowing the Security Agent to perform on behalf of the grantor of the Security, its obligations under such Security document following an Enforcement Event which is continuing;

(v)	all costs, fees, taxes and other amounts (including notarial fees, taxes, legal fees, registration fees, stamp duties, etc) incurred by a lender following a transfer under Clause 35.2 shall be entirely for the account of such lender; and

(vi)	once a list of relevant assets and Security has been agreed, parties will agree on an overall cap on the costs of taking security.
Part J
- Registration of security in accordance with the laws of France
1.1	In relation to the French Security, the following additional provisions shall apply:

(a)	Unless expressly provided to the contrary, the Security Agent of Loans to Borrowers incorporated under the laws of France holds any security created by a Security Document governed by French law for and on behalf of the Finance Parties as mandataire.

(b)	Unless expressly provided to the contrary in any Finance Documents, the Security Agent of Loans to Borrowers incorporated under the law of France, holds:
(i)	any non-accessory security created by a Security Document governed by French law;

(ii)	any proceeds of security,

in the name and on behalf of the Finance Parties as mandataire.
(c)	The Security Agent of Loans to Borrowers incorporated under the laws of France shall administer the accessory security created by a Security Document governed by French law in the name and on behalf of the Finance Parties as mandataire.
Part K
- Registration of security in accordance with the laws of the Netherlands
1.1	In relation to the Dutch Security, the following additional provisions shall apply:

(a)	the AMB Agent shall ensure and confirm that any and all positive work council advices required to be given by an Obligor pursuant to the Dutch Works Council Act in relation to any Loan, the Facilities, the guarantees and any Finance Document will be obtained.

(b)	in respect of a mortgage of a Property in the Netherlands, the relevant mortgage should be registered in the local Land Registry (Kadaster).

(c)	an undisclosed right of pledge (stil pandrecht) over receivables should be registered with the Netherlands Tax Authorities (Belastingdienst/Ondernemingen) by providing pledge lists listing the relevant receivables.

(d)	in respect of a pledge over shares, the pledge should be registered in the shareholders’ register of the Company in which the shares are pledged.
Part L
Registration of security in accordance with the laws of Belgium
1.1	In relation to the Belgian Security, the following additional provisions shall apply:

(a)	each pledge of a receivable by a Belgian Obligor shall be governed by Belgian law.

(b)	the AMB Agent shall ensure the perfection of any and all security subject to the laws of Belgian including, but not limited to:
(i)	in respect of a mortgage subject to the laws of Belgium, registration of the mortgage in the relevant Land Registry (the amount to be registered as agreed with the Facility Agent); and

(ii)	in respect of a pledge of Shares over registered Shares and subject to the laws of Belgium, registration of the pledge of Shares in the share register of the company whose Shares are being pledged.
(c)	any notarial mortgage deed shall be prepared on the basis of a translation in Dutch or French (as the case may be) of the instructions to the notary agreed between the parties in English (it being understood that the notarial mortgage deed will include essential references to this Agreement but that this Agreement will not be translated, word-for-word, in full).

(d)	in the event of an assignment, transfer, novation or conversion of all or any part of a Lender’s or the Security Agent’s rights and obligations under, and in accordance with the Finance Documents, such Lender or the Security Agent (as the case may be) will preserve all of its rights under the Belgian Security (whether or not in accordance with Clause 8 (Conversion) or

Clause 36.2 (Assignments and transfers by the Lenders), as expressly permitted under Article 1278 of the Belgian Civil Code) so that any Belgian Security will be automatically transferred to the assignee, transferee or new Obligor (as the case may be) or otherwise secure the converted obligations.
(e)	no Obligor shall be liable for any registration (or similar duties), mortgage, keeper fees or similar taxes or expenses incurred by the Lender or Security Agent that are a result of a transfer or assignment in accordance with Clause36.2 (Assignments and transfers by the Lenders).

(f)	no Share Pledge subject to the laws of Belgium shall give the Security Agent the right to re-use or appropriate shares.

(g)	except in accordance with Paragraph (h) of Part L (Registration of security in accordance with the laws of Belgium) of Schedule 9 (Security Principles), the Parties agree that Shares that are subject to the laws of Belgium (in accordance with this Agreement) shall be pledged in such portion needed to comply:
(i)	with the condition of “associated company” in accordance with the Interest Royalty Directive but only if this condition can only be met by holding a minimum participation of 25 per cent. in the company of which the shares are pledged. Such shares will only be pledged under the condition subsequent (ontbindende voorwaarde/condition résolutoire) of obtaining of a tax ruling; and

(ii)	the minimum participation requirement of the Parent-Subsidiary Directive. Such Shares shall only be pledged under the condition subsequent (ontbindende voorwaarde/condition résolutoire) of the obtaining of a tax ruling. In regard to the minimum participation requirement of the Parent-Subsidiary Directive, the aforementioned portion of shares pledged subject to the obtaining of a tax ruling, will automatically decrease to 15 per cent. on 1 January 2007 and to 10 per cent. on 1 January 2009.
(h)	if there occurs an amendment to the Belgian Income Tax Code, an amendment to the Royal Decree executing the Belgian Income Tax Code by way of a circular letter, an answer to a parliamentary question or any other communication from the Belgian tax authorities having the effect that the aforementioned minimum participation requirements set out in Paragraph (g) of Part L (Registration of security in accordance with the laws of Belgium) of Schedule 9 (Security Principles) are amended or no longer apply, the requirement of obtaining a tax ruling will be automatically withdrawn, all of the relevant Shares will be pledged and Paragraph (g) of Part L (Registration of security in accordance with the laws of Belgium) of Schedule 9 (Security Principles) shall not apply.

SCHEDULE 10
SECURITY ADMINISTRATION PRINCIPLES
Part A — Generally
1.1 Each Party to this Agreement agrees to abide by the following Security Administration Principles where applicable in order to ensure that the security is validly held for the benefit of the Finance Parties.
1.2 The Security Agent on behalf of each of the Lenders shall be able, subject to the terms of the Deed of Subordination, to enforce the security constituted by the security documents without any restriction from either (i) the constitutional documents of the relevant Obligor or (ii) any Obligor which is or whose assets are the subject of such security document (but subject to any inalienable statutory rights which the Obligor may have to challenge such enforcement) or (iii) any shareholders of the foregoing not party to the relevant security document.
Monitoring
1.3 Neither Agent is obliged to monitor or enquire whether a Default has occurred. Neither Agent is deemed to have knowledge of the occurrence of a Default.
1.4 If an Agent:
(a)	receives notice from a Party referring to this Agreement, describing a Default, a Trigger Event or an Event of Default and stating that the event is a Default, a Trigger Event or an Event of Default; or

(b)	is aware of the non-payment of any principal, interest, commitment fee or any other fee payable to a Finance Party (other than the Facility Agent) under this Agreement, it shall promptly notify the other Finance Parties.
Information
1.5 Each Agent shall promptly forward to the person concerned the original or a copy of any document which is delivered to that Agent by a Party for that person.
1.6 Except where a Finance Document specifically provides otherwise, neither Agent is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.
1.7 Except as provided above, neither Agent has any duty:
(a)	either initially or on a continuing basis to provide any Lender with any credit or other information concerning the risks arising under or in connection with the Finance Documents (including any information relating to the financial condition or affairs of any Borrower or its related entities or the nature or extent of recourse against any Party or its assets) whether coming into its possession before, on or after the date of this Agreement; or

(b)	unless specifically requested to do so by a Lender in accordance with a Finance Document, to request any certificate or other document from any Obligor.

1.8 In acting as an Agent, the agency division of that Agent is treated as a separate entity from its other divisions and departments. Any information acquired by an Agent which, in its opinion, is acquired by it otherwise than in its capacity as Agent may be treated as confidential by that Agent and will not be treated as information possessed by that Agent in its capacity as such.
1.9 Neither Agent is obliged to disclose to any person any confidential information supplied to it by or on behalf of a member of the Group solely for the purpose of evaluating whether any waiver or amendment is required in respect of any term of the Finance Documents.
1.10 Each Obligor irrevocably authorises each Agent to disclose to the other Finance Parties any information which, in that Agent’s opinion, is received by it in its capacity as Agent.
Indemnities
1.11 Without limiting the liability of any Obligor under the Finance Documents, each Lender shall indemnify each Agent for that Lender’s pro rata share of any loss or liability incurred by an Agent in acting as an Agent (unless that Agent has been reimbursed by a Borrower under a Finance Document), except to the extent that the loss or liability is caused by that Agent’s gross negligence or wilful misconduct.
1.12 If a Party owes an amount to an Agent under the Finance Documents, that Agent may after giving notice to that Party:
(a)	deduct from any amount received by it for that Party any amount due to that Agent from that Party under a Finance Document but unpaid; and

(b)	apply that amount in or towards satisfaction of the owed amount.
that Party will be regarded as having received the amount so deducted.
Compliance
1.13 Each Agent may refrain from doing anything (including disclosing any information) which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation.
Resignation of an Agent
1.14 An Agent may resign and appoint any of its Affiliates.
1.15 Alternatively, an Agent may resign by giving notice to the Finance Parties and the Borrowers, in which case the Majority Lenders may appoint a successor Agent.
1.16 If no successor Agent has been appointed under Clause 1.15 of this Schedule within 60 days after notice of resignation was given, that Agent may appoint a successor Agent.
1.17 The person(s) appointing a successor Facility Agent shall obtain consent of the Borrowers (not to be unreasonably withheld or delayed) prior to the appointment. Any successor Facility Agent shall have an office in the U.K. All costs and expenses relating to the appointment of a successor Facility Agent shall be for the account of the Finance Parties.

1.18 The resignation of a Facility Agent and the appointment of any successor Facility Agent will both become effective only when the successor Agent notifies all the Parties that it accepts its appointment as Facility Agent. On giving the notification, the successor Facility Agent will succeed to the position of the Facility Agent and the term Facility Agent will mean the successor Facility Agent.
1.19 The resignation of the Security Agent and the appointment of any successor Security Agent will both become effective only when the following conditions have been satisfied:
(a)	the successor Security Agent notifies all the Parties that it accepts its appointment; and

(b)	the successor Security Agent has received legal advice to the effect that the rights under the relevant Security Documents (and any related documentation) have been transferred to it.
1.20 each Finance Party (other than the Security Agent) confirms to the Facility Agent that it is satisfied with the credit rating of the proposed successor Security Agent.
1.21 On satisfaction of the above conditions, the successor Security Agent will succeed to the position of the Security Agent and the term Security Agent will mean the successor. All security previously held by the retiring Security Agent and all rights and obligations related to such security shall be transferred or assigned (as the case may be) to the successor Security Agent at the costs of the Finance Parties. Where applicable, successor the Security Agent shall become the sole creditor of any Parallel Debt Obligations.
1.22 The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as the Agent under the Finance Documents.
1.23 Upon its resignation becoming effective, this Clause will continue to benefit the retiring Agent in respect of any action taken or not taken by it in connection with the Finance Documents while it was an Agent, and, subject to Clause 1.19 of this Schedule, it will have no further obligations under any Finance Document.
1.24 The Majority Lenders may, by notice to an Agent with a copy to the AMB Agent, require it to resign under Clause 1.15 of this Schedule.
1.25 Relationship with Lenders
1.26 Each Agent may treat each Lender as a Lender, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received not less than five Business Days’ prior notice from that Lender to the contrary.
1.27 The Facility Agent may at any time convene a meeting of the Lenders.
1.28 The Facility Agent shall keep a record of all the Parties and supply any other Party with a copy of the record on request. The record will include each Lender’s Facility Office(s) and contact details for the purposes of this Agreement.
Notice period
1.29 Where this Agreement specifies a minimum period of notice to be given to an Agent, that Agent may, at its discretion, accept a shorter notice period.

Security
1.30 Each Finance Party (other than the Security Agent) has irrevocably appointed the Security Agent under the Security Agency Agreement to act as its agent.
Part B — Role and duties of the Agents in relation to German Security
1.31 In relation to the German Security the following additional provisions shall apply:
(a)	Each of the Secured Parties hereby authorises the Security Agent (whether or not by or through employees or agents):
(i)	to exercise such rights, remedies, powers and discretions as are specifically delegated to or conferred upon the Security Agent by the German Security Documents together with such powers and discretions as are reasonably incidental thereto; and

(ii)	to take such action on its behalf as may from time to time be authorised under or in accordance with the German Security Documents.
(b)	The Finance Parties shall exempt the Security Agent from the restrictions of Section 181 of the German Civil Code to perform its duties and obligations as Security Agent hereunder and under the German Security Documents.

(c)	All German Security shall be subject to a parallel debt structure in accordance with Clause 21 (Parallel Debt) and the Security Agent of such security shall hold that security pursuant to Clause 21 (Parallel Debt).
Part C — Role and duties of the Agents in relation French Security
1.32 In relation to the French Security the following additional provisions shall apply:
(a)	Each of the Finance Parties hereby:
(i)	appoints the Security Agent to be its mandataire (common representative) for the purpose of executing any Security Document which is expressed to be governed by French law in the name and on behalf of the Finance Parties, with the power to determine and agree any term and condition of such Security Document, execute any other agreement or instrument, give or receive any notice and take any other action in relation to the creation, perfection, maintenance, enforcement and release of the security created thereunder in the name and on behalf of the Finance Parties; and

(ii)	undertakes to ratify and approve any such action taken in the name and on behalf of the Finance Parties by the Security Agent acting in such capacity.
Part D — Role and duties of the Agents in relation Spanish Security
1.33 In relation to the Spanish Security the following additional provisions shall apply:
(a)	all Spanish Security shall be subject to a parallel debt structure in accordance with Clause 21 (Parallel Debt) and each Lender shall:

(i)	grant a power of attorney in favour of the Security Agent entitling it to grant, novate, enforce and/or cancel the relevant Spanish Security; and

(ii)	notarise this power of attorney before a notary public in their jurisdiction of incorporation (if the process of notarisation exists within that relevant jurisdiction);
(b)	in relation to the Spanish Security the Security Agent is acting in its individual capacity as sole creditor of the Secured Obligations and not as a representative of the other Finance Parties;

(c)	each of the Finance Parties hereby authorises the Security Agent (whether or not by or through employees or agents):
(i)	to exercise such rights, remedies, powers and discretions as are specifically delegated to or conferred upon the Security Agent by the Spanish Security together with such powers and discretions as are reasonably incidental thereto; and

(ii)	to take such action on its behalf as may from time to time be authorised under or in accordance with the Spanish Security.
(d)	Each of the Finance Parties hereby:
(i)	appoints the Security Agent to be its mandatario for the purpose of executing any Security Document which is expressed to be governed by Spanish law in the name and on behalf of the Finance Parties, with the power to determine and agree any term and condition of such Security Document, execute any other agreement or instrument, give or receive any notice and take any other action in relation to the creation, perfection, maintenance, enforcement and release of the security created thereunder in the name and on behalf of the Finance Parties; and

(ii)	undertakes to ratify and approve any such action taken in the name and on behalf of the Finance Parties by the Security Agent acting in such capacity.
(e)	The Parties acknowledge that the validity and enforceability of parallel debt obligations in accordance with Clause 21 (Parallel Debt) has not been tested in the Spanish courts. If the Spanish courts determine that such arrangements are not valid, enforceable or otherwise effective, the enforcement of the Spanish Security will require that all beneficiaries of such Spanish Security enforce that security in their own name either directly or duly represented by a third party. In this respect, the Spanish Obligors that grant any Security Interest governed by Spanish law undertake to novate the said Security Documents in favour of the Finance Parties in the event that Spanish courts determine that the parallel debt obligations are not legal, valid, enforceable or otherwise effective in Spain.
Part E — Role and duties of the Agents in relation to England and Wales Security
1.34 In relation to the England and Wales Security the following additional provisions shall apply:
(a)	The Security Agent shall have all the powers and discretions conferred upon trustees by the laws of England and Wales (to the extent not inconsistent with this Agreement) and upon the Security Agent under the Finance Documents.

(b)	The Security Agent (acting in such capacity) shall not have or be deemed to have any relationship of trust or agency with any Party other than the Finance Parties and then only to the extent set out in the Finance Documents.

(c)	In granting any consent or waiver or exercising any power, trust, authority or discretion in accordance with the laws of England and Wales and where it may do so without instruction or subject to the other express provisions of this Agreement, the Security Agent may act as in its absolute discretion as it thinks fit.

(d)	To the fullest extent permitted by law, none of Parts I, II, III, IV, or V of the Trustee Act 2000 nor the requirement to discharge the duty of care set out in Section 1(1) of the Trustee Act 2000 in exercising any of the powers contained in sections 15 or 22 of the Trustee Act 1925 shall apply to the trust constituted by this Agreement pursuant to which the Security Agent was appointed as trustee for and on behalf of the Finance Parties or to the role of the Security Agent in relation to such trust.

(e)	Any exercise by the Security Agent of any rights or powers under the Finance Documents that are the same as or similar to any rights or powers conferred on a trustee by the Trustee Act 2000 shall be construed solely as the exercise of the relevant rights or powers under the relevant Finance Document and not as the exercise of the same or any similar rights or powers under the Trustee Act 2000.

(f)	The disapplication of certain parts or sections of the Trustee Act 2000 as provided in this Agreement shall constitute an exclusion of the relevant parts of the Trustee Act 2000 for the purposes of that Act.
Part F — Role and duties of the Agents in relation to Italian Security
1.35 In relation to the Italian Security the following additional provisions shall apply:
(a)	Each of the Finance Parties hereby:
(i)	appoints the Security Agent to be its mandatario con rappresentanza (common representative) for the purpose of executing any Security Document which is expressed to be governed by Italian law in the name and on behalf of the Finance Parties, with the power to determine and agree any term and condition of such Security Document, execute any other agreement or instrument, give or receive any notice and take any other action in relation to the creation, perfection, maintenance, enforcement and release of the security created thereunder in the name and on behalf of the Finance Parties; and

(ii)	undertakes to ratify and approve any such action taken in the name and on behalf of the Finance Parties by the Security Agent acting in such capacity.
Part G — Role and duties of the Agents in relation to Dutch Security
1.36 In relation to the Dutch Security the following additional provisions shall apply:
(a)	all Dutch Security shall be subject to a parallel debt structure in accordance with Clause 21 (Parallel Debt).

(b)	in relation to the Dutch Security the Security Agent is acting in its individual capacity as sole creditor of the Secured Obligations and not as a representative of the other Finance Parties.

(c)	each of the Finance Parties hereby authorises the Security Agent (whether or not by or through employees or agents):
(i)	to exercise such rights, remedies, powers and discretions as are specifically delegated to or conferred upon the Security Agent by the Dutch Security together with such powers and discretions as are reasonably incidental thereto; and

(ii)	to take such action on its behalf as may from time to time be authorised under or in accordance with the Dutch Security.
Part H — Role and duties of the Agents in relation to Belgian Security
1.37 In relation to the Belgian Security the following additional provisions shall apply:
(a)	All Belgian Security shall only secure the Parallel Obligations of the grantor of the Security Interest.

(b)	Each of the Finance Parties hereby authorises the Security Agent (whether or not by or through employees or agents):
(i)	to exercise such rights, remedies, powers and discretions as are specifically delegated to or conferred upon the Security Agent by the Belgian Security together with such powers and discretions as are reasonably incidental thereto; and

(ii)	to take such action on its behalf as may from time to time be authorised under or in accordance with the Belgian Security.

SCHEDULE 17
BRU CARGO LOAN
Definitions
In this Schedule 17:
BAC means Brussels Airport Company NV (formerly Brussels International Airport Company).
BRU Cargo Loan means the Term Loan between AMB BRU Air Cargo Center BVBA and ING Real Estate Finance N.V. to finance the Property at Brucargo, Zaventem, Belgium, acquired by the authentic deed “Transfer, extension and modification conditions of the right to build. Sale of the building. Vesting new right to build. Option to right to build.” entered into between AMB BRU Air Cargo Center BVBA, 3AD NV and BAC on 3 August 2005.
Covenants
(a)	AMB BRU Air Cargo Center BVBA, AMB European Investments LLC and the AMB Agent shall both use all their respective reasonable endeavours to obtain confirmation of BAC’s agreement to each of the matters requested of it set out in the letter sent to BAC on 29 November 2006 by Loyens Brussels acting on behalf of AMB BRU Air Cargo Center BVBA (and with a copy to ING Real Estate Finance N.V.) (the BAC Letter).

(b)	For so long as the confirmations set out in the BAC letter have not been obtained (or have not been obtained on any alternative basis acceptable to the Facility Agent acting reasonably) and for so long as the BRU Cargo Loan is outstanding, AMB BRU Air Cargo Center BVBA shall instruct its bank, ING Bank N.V. to establish automatic wire instructions in favour of BAC to pay all amounts due to BAC each quarter under the right to build pursuant to the authentic deed “Transfer, extension and modification conditions of the right to build. Sale of the building. Vesting new right to build. Option to right to build” entered into between AMB BRU Air Cargo Center BVBA, 3AD NV and BAC on 3 August 2005.

EXECUTION OF THIS AGREEMENT
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorised representatives as of the date first above written.
The Original AMB Party and Original Acquisition Borrower
AMB European Investments LLC as the Original AMB Party and Original Acquisition Borrower
By: /s/ François Rispe
Name: Mr. François Rispe
Title:
Capacity: Authorised officer
Original Term Borrowers and Original PropCos
AMB Le Grand Roissy Santal SAS as an Original Term Borrower and Original PropCo
By: /s/ François Rispe
Name: Mr. François Rispe
Title:
Capacity: Authorised representative by virtue of a power of attorney
AMB Le Grand Roissy Saturne SAS as an Original Term Borrower and Original PropCo
By: /s/ François Rispe
Name: Mr. François Rispe
Title:
Capacity: Authorised representative by virtue of a power of attorney

AMB Le Grand Roissy Scandy SAS as an Original Term Borrower and Original PropCo
By: /s/ François Rispe
Name: Mr. François Rispe
Title:
Capacity: Authorised representative by virtue of a power of attorney
AMB Le Grand Roissy Scipion SAS as an Original Term Borrower and Original PropCo
By: /s/ François Rispe
Name: Mr. François Rispe
Title:
Capacity: Authorised representative by virtue of a power of attorney
AMB Le Grand Roissy Sepia SAS as an Original Term Borrower and Original PropCo
By: /s/ François Rispe
Name: Mr. François Rispe
Title:
Capacity: Authorised representative by virtue of a power of attorney
AMB Le Grand Roissy Segur SAS as an Original Term Borrower and Original PropCo
By: /s/ François Rispe
Name: Mr. François Rispe
Title:
Capacity: Authorised representative by virtue of a power of attorney

AMB Le Grand Roissy Seringa SAS as an Original Term Borrower and Original PropCo
By: /s/ François Rispe
Name: Mr. François Rispe
Title:
Capacity: Authorised representative by virtue of a power of attorney
AMB Le Grand Roissy Signac SAS as an Original Term Borrower and Original PropCo
By: /s/ François Rispe
Name: Mr. François Rispe
Title:
Capacity: Authorised representative by virtue of a power of attorney
AMB Le Grand Roissy Sisley SAS as an Original Term Borrower and Original PropCo
By: /s/ François Rispe
Name: Mr. François Rispe
Title:
Capacity: Authorised representative by virtue of a power of attorney
AMB Le Grand Roissy Soliflore SAS as an Original Term Borrower and Original PropCo
By: /s/ François Rispe
Name: Mr. François Rispe
Title:
Capacity: Authorised representative by virtue of a power of attorney

AMB Le Grand Roissy Sonate SAS as an Original Term Borrower and Original PropCo
By: /s/ François Rispe
Name: Mr. François Rispe
Title:
Capacity: Authorised representative by virtue of a power of attorney
AMB Le Grand Roissy Sorbiers SAS as an Original Term Borrower and Original PropCo
By: /s/ François Rispe
Name: Mr. François Rispe
Title:
Capacity: Authorised representative by virtue of a power of attorney
AMB Le Grand Roissy Storland SAS as an Original Term Borrower and Original PropCo
By: /s/ François Rispe
Name: Mr. François Rispe
Title:
Capacity: Authorised representative by virtue of a power of attorney
AMB Le Grand Roissy Symphonie SAS as an Original Term Borrower and Original PropCo
By: /s/ François Rispe
Name: Mr. François Rispe
Title:
Capacity: Authorised representative by virtue of a power of attorney

AMB Le Grand Roissy Mesnil SAS as an Original Term Borrower and Original PropCo
By: /s/ François Rispe
Name: Mr. François Rispe
Title:
Capacity: Authorised representative by virtue of a power of attorney
SCI AMB France Three as an Original Term Borrower and Original PropCo
By: /s/ François Rispe
Name: Mr. François Rispe
Title:
Capacity: Authorised representative by virtue of a power of attorney
SCI AMB France Four as an Original Term Borrower and Original PropCo
By: /s/ François Rispe
Name: Mr. François Rispe
Title:
Capacity: Authorised representative by virtue of a power of attorney
AMB Capronilaan BV as an Original Term Borrower and Original PropCo
By: /s/ François Rispe
Name: Mr. François Rispe
Title:
Capacity: Authorised representative by virtue of a power of attorney

AMB Koolhovenlaan 1 BV as an Original Term Borrower and Original PropCo
By: /s/ François Rispe
Name: Mr. François Rispe
Title:
Capacity: Authorised representative by virtue of a power of attorney
AMB Koolhovenlaan 2 BV as an Original Term Borrower and Original PropCo
By: /s/ François Rispe
Name: Mr. François Rispe
Title:
Capacity: Authorised representative by virtue of a power of attorney
AMB Port of Rotterdam 2-10 BV as an Original Term Borrower and Original PropCo
By: /s/ François Rispe
Name: Mr. François Rispe
Title:
Capacity: Authorised representative by virtue of a power of attorney
AMB BRU Air Cargo Center BVBA as an Original Term Borrower and Original PropCo
By: /s/ François Rispe
Name: Mr. François Rispe
Title:
Capacity: Authorised representative by virtue of a power of attorney

Original ShareCo
AMB Le Grand Roissy Holding 2 S.à.r.l as an Original ShareCo
By: /s/ François Rispe
Name: Mr. François Rispe
Title:
Capacity: Authorised representative by virtue of a power of attorney
The Acquisition Loan Guarantor and Carve-out Indemnifier
AMB Property, L.P. as the Acquisition Loan Guarantor and Carve-out Indemnifier
By: /s/ François Rispe
Name: Mr. François Rispe
Title:
Capacity: Authorised officer

The Original Lenders, Security Agent and Facility Agent
ING Real Estate Finance NV as an Original Lender, as a Security Agent and as the Facility Agent
By: /s/ M. Rang
Name: M. Rang
Title: Sr. Managing Director
Capacity: Authorised representative by virtue of a power of attorney
By: /s/ M.J. P.W. Brand
Name: M.J. P.W. Brand
Title: General Manager
Capacity: Authorised representative by virtue of a power of attorney
ING Real Estate Finance (Espana), E.F.C., S.A. (Sociedad Unipersonal) (Spanish branch) as an Original Lender and as a Security Agent
By: /s/ Walter De Luna
Name: Walter De Luna
Title: General Manager ING REF EFC
Capacity: Authorised representative by virtue of a power of attorney
By:
Name:
Title:
Capacity: Authorised representative by virtue of a power of attorney

ING Real Estate Finance (Espana), E.F.C., S.A. (Sociedad Unipersonal) (Italian branch) as an Original Lender and as a Security Agent
By: /s/ Massimiliano Rosen
Name: Massimiliano Rosen
Title: General Manager Italian Branch
Capacity: Authorised representative by virtue of a power of attorney
By:
Name:
Title:
Capacity: Authorised representative by virtue of a power of attorney
ING Real Estate Finance (U.K.) B.V. as an Original Lender and as a Security Agent
By: /s/ Jonathan Mitchell
Name: Jonathan Mitchell
Title: Managing Director
Capacity: Authorised representative by virtue of a power of attorney
By:
Name:
Title:
Capacity: Authorised representative by virtue of a power of attorney

ING Real Estate Finance (France) as an Original Lender and as a Security Agent
By: /s/ Frederic Ciuntu
Name: Frederic Ciuntu
Title:
Capacity: Authorised representative by virtue of a power of attorney
By:
Name:
Title:
Capacity: Authorised representative by virtue of a power of attorney